UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240 14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

A. Jeffry Robinson, Esq. Broad and Cassel 2 South Biscayne Boulevard Miami, FL 33131 (305) 373-9400	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

Payment of Filing Fee (Check the appropriate box):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED MAY 20, 2015

3000 N.W. 107th Avenue

Miami, Florida 33172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 17, 2015

To the Shareholders of Perry Ellis International, Inc.:

The 2015 Annual Meeting of Shareholders (including any adjournments, postponements, continuations or reschedulings thereof, the “2015 Annual Meeting”) of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), will be held at [●] at 11:00 a.m., Eastern Daylight Time, on July 17, 2015 for the following purposes:

1.	To elect three directors of the Company to serve until the 2018 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended January 31, 2015, as disclosed in this proxy statement;

3.	To approve the Company’s 2015 Long-Term Incentive Compensation Plan, which is an amendment and restatement of the Company’s 2005 Long-Term Incentive Compensation Plan, as amended and restated;

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016;

5.	To vote upon a non-binding shareholder proposal regarding the classification of directors (if properly presented at the 2015 Annual Meeting);

6.	To vote upon a non-binding shareholder proposal to amend our bylaws to require that the Company adopt a policy that its Chairman of the Board be an independent director according to the definition set forth in the NASDAQ listing standards (if properly presented at the 2015 Annual Meeting); and

7.	To transact such other business as may properly come before the 2015 Annual Meeting and any adjournments or postponements thereof.

Our board of directors has fixed the close of business on May 22, 2015 as the record date for determining those shareholders entitled to notice of, and to vote at, the 2015 Annual Meeting.

As you may be aware, we have received notice from Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion”), which owns approximately 6.3% of the Company’s common stock, expressing the intention to nominate three (3) nominees for election as directors, as well as submit two (2) non-binding shareholder proposals for approval, at the 2015 Annual Meeting in opposition to the three (3) highly qualified and experienced director candidates your board has nominated. We do not endorse the election of any of such nominees as director, and we do not endorse any such non-binding shareholder proposal. You may receive proxy solicitation materials from Legion and/or other participants in its proxy solicitation (collectively, the “Legion Group”) or other persons or entities affiliated with the Legion Group, including an opposition proxy statement or proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to the Legion Group contained in any proxy solicitation materials filed or disseminated by the Legion Group or any other statements that they may otherwise make.

Your Board strongly urges you NOT to sign or return any proxy card or voting instruction form that the Legion Group may send to you, even as a protest vote against the Legion Group or the Legion Group’s nominees. Even a “WITHHOLD” vote with respect to the Legion Group’s nominees on its proxy card will cancel any previously submitted WHITE proxy card. If you do sign a proxy card sent to you by the Legion Group, however, you have the right to change your vote by using the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.

Your vote is important. Whether or not you expect to be present, please sign, date and return the enclosed WHITE proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States. In addition to voting by mailing in your proxy card, you may vote by Internet or telephone. The instructions for voting by Internet or telephone are provided on your proxy card.

Please read the attached proxy statement, as it contains important information you need to know to vote at the 2015 Annual Meeting.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor: MacKenzie Partners, Inc., toll free at (800) 322-2885.

Sincerely,

George Feldenkreis,
Chairman & Chief Executive Officer

Miami, Florida

[●], 2015

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE 2015 ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, WE RESPECTFULLY URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE 2015 ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. “STREET NAME” SHAREHOLDERS WHO WISH TO VOTE THEIR SHARES IN PERSON WILL NEED TO OBTAIN A PROXY FROM THE PERSON IN WHOSE NAME THEIR SHARES ARE REGISTERED.

IMPORTANT

Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope promptly.

THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE LEGION GROUP OR ANY PERSON OTHER THAN PERRY ELLIS EVEN AS A PROTEST VOTE AGAINST THE LEGION GROUP OR THE LEGION GROUP’S NOMINEES. Any proxy you sign from the Legion Group for any reason could invalidate previous WHITE proxy cards sent by you to support Perry Ellis’ Board of Directors.

Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the 2015 Annual Meeting as described in this proxy statement.

IMPORTANT!

PLEASE VOTE THE WHITE PROXY CARD TODAY!

WE URGE YOU NOT TO SIGN ANY PROXY CARD OR VOTING INSTRUCTION FORM

SENT TO YOU BY THE LEGION GROUP

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED MAY 20, 2015

PERRY ELLIS INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 17, 2015

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the board of directors of Perry Ellis International, Inc., a Florida corporation (the “Company” or “Perry Ellis”), of proxies from the holders of our common stock, par value $.01 per share, for use at our Annual Meeting of Shareholders to be held at [●] at 11:00 A.M. on July 17, 2015, including any adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), pursuant to the enclosed Notice of Annual Meeting.

The approximate date this proxy statement, the enclosed form of WHITE proxy card and our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as amended are first being sent to shareholders is [●], 2015. Shareholders should review the information provided herein in conjunction with our Annual Report to Shareholders that accompanies this proxy statement. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

PURPOSES OF THE 2015 ANNUAL MEETING

At the 2015 Annual Meeting, our shareholders will consider and vote upon the following matters:

1.	To elect three directors of the Company to serve until the 2018 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	To approve on an advisory basis the compensation of the Company’s named executive officers for the fiscal year ended January 31, 2015, as disclosed in this proxy statement;

3.	To approve the Company’s 2015 Long-Term Incentive Compensation Plan, which is an amendment and restatement of the Company’s 2005 Long-Term Incentive Compensation Plan, as amended and restated;

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016;

5.	To vote upon a non-binding shareholder proposal regarding the classification of directors (if properly presented at the 2015 Annual Meeting);

6.	To vote upon a non-binding shareholder proposal to amend our bylaws to require that the Company adopt a policy that its Chairman of the Board be an independent director according to the definition set forth in the NASDAQ listing standards (if properly presented at the 2015 Annual Meeting); and

7.	To transact such other business as may properly come before the 2015 Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of the respective nominees for director named in the section titled “Election of Directors,” (b) “FOR” the advisory vote on our executive compensation, (c) “FOR” the adoption of the Company’s 2015 Long-Term Incentive Compensation Plan, which is an amendment and restatement of the Company’s 2005 Long-Term Incentive Compensation Plan, as amended and restated, (d) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016, (e) “ABSTAIN” with respect to the non-binding shareholder proposal regarding the classification of directors, if such proposal is properly presented at the 2015 Annual Meeting, (f) “AGAINST” with respect to the non-binding shareholder proposal to amend our bylaws to require that the Company adopt a policy that our Chairman of the Board must be an independent director according to the definition set forth in the NASDAQ listing standards, if such proposal is properly presented at the 2015 Annual Meeting, and (g) in the discretion of the persons named on the WHITE proxy card in connection with any other business that may properly come before the 2015 Annual Meeting and any adjournments or postponements thereof. At this time, the board of directors knows of no other business that may properly come before the 2015 Annual Meeting; however, if other matters properly come before the 2015 Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shareholder’s shares will be voted in accordance with the specification so made.

GENERAL INFORMATION

Will there be a proxy contest at the 2015 Annual Meeting?

We have received a notice from Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion”), which owns approximately 6.3% of the Company’s common stock, expressing its intention to nominate three (3) nominees for election as directors, as well as submit two (2) non-binding shareholder proposals for approval, at the 2015 Annual Meeting in opposition to the three (3) highly qualified and very experienced director candidates your board has nominated. Your board does not endorse the election of any of Legion’s nominees as director, and we do not endorse any of Legion’s non-binding shareholder proposals. You may receive proxy solicitation materials from Legion and/or the other members of its proxy solicitation group (collectively, the “Legion Group”), including an opposition proxy statement or proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to the Legion Group contained in any proxy solicitation materials filed or disseminated by the Legion Group or any other statements that they may otherwise make.

In selecting the director nominees that we are proposing for election in this proxy statement, your board has focused on selecting highly qualified board candidates with relevant apparel industry experience who will work together constructively with a focus on enhancing our oversight, commitment to operational excellence, financial strength and shareholder value. Your board is pleased to nominate for election as directors the three (3) persons named in Proposal No. 1 in this proxy statement and on the enclosed WHITE proxy card. We believe our three (3) director nominees, Oscar Feldenkreis, Bruce J. Klatsky and Michael W. Rayden, have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate the Company through the complex and dynamic business environment in which we operate and to deliver superior value to our shareholders.

What do I do if I receive a proxy card from the Legion Group?

The board of directors strongly urges you not to sign or return any proxy card or voting instruction form that you may receive from the Legion Group or any person other than the Company, even as a protest vote against the Legion Group or the Legion Group’s nominees. Even if you “withhold” your vote with respect to the Legion Group’s nominees on their proxy card, you will cancel any proxy previously given to the Company.

If you previously signed a proxy card sent to you by the Legion Group, you can change or revoke that proxy and vote for the board’s nominees by (i) visiting the website noted on the WHITE proxy card to submit your vote on the Internet, (ii) using the telephone number on the WHITE proxy card to submit your vote telephonically, (iii) signing, dating and returning the WHITE proxy card in the enclosed envelope to vote by mail, or (iv) attending the 2015 Annual Meeting to vote in person. Only your latest dated proxy or vote will be counted at the 2015 Annual Meeting.

If you need assistance changing or revoking your vote, please call the Company’s proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885.

Who is entitled to vote at the 2015 Annual Meeting?

Your board has set the close of business on May 22, 2015 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the 2015 Annual Meeting. As of the record date, the Company had approximately [●] outstanding shares of common stock entitled to notice of, and to vote at, the 2015 Annual Meeting. No other securities are entitled to vote at the 2015 Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the 2015 Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the 2015 Annual Meeting. Under our Fourth Restated Articles of Incorporation, shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the 2015 Annual Meeting?

To conduct business at the 2015 Annual Meeting, a quorum must be present. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the 2015 Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

In addition to voting in person at the 2015 Annual Meeting, you may vote by mail, Internet or telephone.

Vote by Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the WHITE proxy card you receive with this proxy statement. You will be prompted to enter your control number(s), located on your WHITE proxy card, and then follow the directions to vote your shares.

Vote by Telephone. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the WHITE proxy card you receive with this proxy statement. You will be prompted to enter your control number(s), located on your WHITE proxy card, and then follow the directions given.

If you vote by Internet or telephone, you do not need to return your WHITE proxy card.

Voting by Mail. To vote by mail, please sign, date and return to the Company as soon as possible the enclosed WHITE proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described above, you need not also mail a proxy to the Company.

If you need assistance voting your shares or changing your vote, please call the Company’s proxy solicitor, MacKenzie Partners Inc., toll free at (800) 322-2885.

Voting at the 2015 Annual Meeting. You may vote by ballot in person at the 2015 Annual Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the 2015 Annual Meeting. Even if you plan to attend the 2015 Annual Meeting, you are encouraged to submit a WHITE proxy card or vote by Internet or telephone to ensure that your vote is received and counted. If you vote in person at the 2015 Annual Meeting, you will revoke any prior proxy you may have submitted.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (the “NYSE”). In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non votes.”

When a matter to be voted on at a shareholders meeting is the subject of a contested solicitation, under applicable rules of the NYSE, brokers do not have discretion to vote shares that they hold in their name on behalf of a third party. Because the Legion Group has submitted a notice of its intent to nominate directors and has filed a preliminary proxy statement regarding the same, the 2015 Annual Meeting is expected to be the subject of a contested solicitation and therefore if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the 2015 Annual Meeting, your broker will not be permitted to vote your shares on that proposal.

Please note that if you want your vote to be counted on any of the proposals to be considered at the 2015 Annual Meeting, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

What vote is required?

In June 2014, as part of our continuing effort to enhance our corporate governance practices and strengthen the functioning of the board and its ability to serve the long-term interests of shareholders, your board adopted an amendment to its corporate governance guidelines providing for majority voting for the election of directors in uncontested elections. Specifically, our corporate governance guidelines now provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, which means an election in which there are more nominees for director than available seats on the Board.

The election of directors at the 2015 Annual Meeting is expected to be a contested election. As such, nominees for director will be elected by a plurality of the votes cast for the election of directors at the 2015 Annual Meeting. The directors elected will be the three (3) nominees who receive the highest number of “FOR” votes cast at the 2015 Annual Meeting by shareholders present, in person, or by proxy, and entitled to vote. If a shareholder does not vote for the election of directors because the authority to vote is withheld, because a proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. WHITE proxies signed and returned to the Company unmarked will be voted FOR the Board’s three (3) highly qualified and very experienced nominees (Oscar Feldenkreis, Bruce J. Klatsky and Michael W. Rayden). Please note that brokers may not vote on the election of directors in the absence of specific client instructions. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker. Votes that are not returned, withheld or broker non-votes will have no effect on the outcome of the election. If any nominee is unable to act as a director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the board may reduce the number of directors to be elected.

For each of the other proposals covered by this proxy statement to be approved, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” all three of your board’s nominees for director and “FOR” Proposals 2, 3 and 4, as recommended by our board of directors. The shareholder’s shares will be voted “ABSTAIN” on Proposal 5, as the board is making no recommendation with respect to this proposal, and the shareholder’s shares will be voted “AGAINST” Proposal 6, if such proposal is properly presented at the 2015 Annual Meeting. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast. Thus, broker non-votes and abstentions will not be counted as votes cast “FOR” or “AGAINST” any particular proposal.

How does the Board of Directors recommend that I vote?

Your board unanimously recommends that you vote as follows:

•	“FOR” each of the following three (3) nominees for election to the board to serve until the 2018 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified: Oscar Feldenkreis, Bruce J. Klatsky and Michael W. Rayden;

•	“FOR” approval of an advisory resolution approving the compensation of our named executive officers for the fiscal year ended January 31, 2015, as disclosed in this proxy statement;

•	“FOR” the approval of the Company’s 2015 Long-Term Incentive Compensation Plan, which is an amendment and restatement of the Company’s 2005 Long-Term Incentive Compensation Plan, as amended and restated;

•	“FOR” the ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016;

•	“AGAINST” the non-binding shareholder proposal to amend our bylaws to require that our Chairman of the Board be an independent director according to the definition set forth in the NASDAQ listing standards (if properly presented at the 2015 Annual Meeting).

Your board makes no recommendation as to how you should vote with respect to the non-binding shareholder proposal relating to the classification of directors.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed WHITE proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one WHITE proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a WHITE proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each WHITE proxy card or voting instruction form you receive or, if you vote by Internet or telephone, you will need to enter each of your Control Numbers. Remember, you may vote by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

As previously noted, the Legion Group has provided us with a notice indicating that it intends to nominate an opposition slate of three (3) nominees for election as directors, as well as submit certain shareholder proposals for approval, at the 2015 Annual Meeting in opposition to the three (3) highly-qualified and experienced director candidates nominated by the board. As a result, you may receive proxy cards from both the Company and Legion. To ensure that shareholders have the Company’s latest proxy information and materials to vote, the board may conduct multiple mailings prior to the date of the 2015 Annual Meeting, each of which will include a WHITE proxy card. The board encourages you to vote each WHITE proxy card you receive.

THE BOARD STRONGLY URGES YOU TO REVOKE ANY PROXY CARD YOU MAY HAVE RETURNED WHICH YOU RECEIVED FROM THE LEGION GROUP. Even a “WITHHOLD” vote with respect to the Legion Group’s nominees on their proxy card will cancel any previously submitted WHITE proxy card.

THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE LEGION GROUP, EVEN AS A PROTEST VOTE AGAINST THE LEGION GROUP OR THE LEGION GROUP’S NOMINEES.

Who will solicit proxies on behalf of the board?

Proxies may be solicited on behalf of the board of directors, without additional compensation, by the Company’s directors, officers and regular employees. Such persons are listed in Annex A to this proxy statement. Additionally, the Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, who may solicit proxies on the board’s behalf.

The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the WHITE proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as amended, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

Due to the possibility of a proxy contest, we have engaged MacKenzie Partners Inc. to solicit proxies from shareholders in connection with the 2015 Annual Meeting. MacKenzie Partners Inc. expects that approximately 25 of its employees will assist in the solicitation of proxies. We will pay MacKenzie Partners, Inc. a fee not to exceed $[●] plus costs and expenses. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

The Company estimates that its additional expenses beyond those normally associated with soliciting proxies for the 2015 Annual Meeting as a result of the potential proxy contest (excluding salaries and wages of our regular employees and officers) will be $[●] in the aggregate, of which approximately $[●] has been spent to date. Such additional solicitation costs are expected to include the fees incurred to retain MacKenzie Partners, Inc. as the Company’s proxy solicitor, as discussed above (at last year’s annual meeting, no proxy solicitor was deemed necessary), fees of outside counsel to advise the Company in connection with a possible contested solicitation of proxies, increased mailing costs, such as the costs of additional mailings of solicitation materials to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners, as described above, and the costs of retaining an independent inspector of election.

May I attend the 2015 Annual Meeting?

Only holders of the Company’s shares as of the record date are entitled to attend the 2015 Annual Meeting. Family members are welcome to accompany you to the 2015 Annual Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or state identification card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the 2015 Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the 2015 Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the 2015 Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the Company’s Internet address?

The Company’s Internet address is http://www.pery.com. You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as amended, at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is part of this proxy statement. These website addresses are intended to be inactive textual references only.

Who can answer my questions?

Your vote at this year’s meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

TOLL-FREE (800) 322-2885

Email: proxy@mackenziepartners.com

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as amended, are also available on our website at http://www.pery.com. You may also contact MacKenzie Partners, Inc. for additional copies.

IMPORTANT

The Legion Group may send you solicitation materials in an effort to solicit your vote to elect up to three (3) of their nominees to the board. THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE LEGION GROUP OR ANY PERSON OTHER THAN PERRY ELLIS, EVEN AS A PROTEST VOTE AGAINST THE LEGION GROUP OR THE LEGION GROUP’S NOMINEES. Any proxy you sign from the Legion Group for any reason could invalidate previous WHITE proxy cards sent by you to support the board.

Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope promptly.

Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the 2015 Annual Meeting as described in this proxy statement.

BACKGROUND OF THE PROXY CONTEST

The following is a chronology of the material contacts and events in our relationship with the Legion Group leading up to the filing of this proxy statement:

•	On April 11, 2014, Anita Britt, the Company’s Chief Financial Officer, had a telephone call with representatives of Legion.

•	On May 9, 2014, Christopher P. Kiper, a managing member of Legion, met with Oscar Feldenkreis, the Company’s President and Chief Operating Officer (the “President/COO”).

•	On May 23, 2014, Ms. Britt had a telephone conversation with representatives of Legion. During this call, Legion made some suggestions with respect to the Company’s corporate governance practices and requested a meeting with certain executives and two members of the board, Joe Arriola and Joseph P. Lacher.

•	On July 11, 2014, representatives of the Company, including Cory Shade, the Company’s General Counsel, George Feldenkreis, the Company’s Chairman of the Board and Chief Executive Officer (the “CEO”), Ms. Britt and Messrs. Ariola and Lacher, met with certain representatives of Legion and the California State Teachers’ Retirement System (“CalSTRS”). During the meeting, Legion set forth a number of suggested changes that it wanted the Company to adopt. Representatives of Legion also disclosed to the Company’s representatives that Legion and its affiliates held over 900,000 shares of the Company’s issued and outstanding common stock and that Legion and its affiliates intended to file a Schedule 13D with the SEC.

•	On July 17, 2014, Legion, certain of its affiliates, and CalSTRS (the “Legion Schedule 13D Group”) jointly filed a Schedule 13D with the SEC (the “Schedule 13D”) to report that together, they had acquired beneficial ownership of 5.9% of the Company’s issued and outstanding common stock.

•	On July 28, 2014, Ms. Britt had a telephone call with Mr. Kiper during which Ms. Britt explained that the Company and the board welcomed constructive, ongoing communications with all of its shareholders and welcomed their views and opinions and that the Company was considering the suggestions Legion set forth during the July 11 meeting. In response, Mr. Kiper made it clear that Legion wanted the Company’s management to pursue a sale of the Company even though the Company’s stock was trading at $18.47 per share at the time (closing price on July 28, 2015), more than 33% below its current trading price of $27.67 (closing price on May 19, 2015).

•	On September 10, 2014, following the Company’s second quarter earnings call, Ms. Britt had a telephone call with Mr. Kiper. During the course of this telephone call Ms. Britt explained to Mr. Kiper that the Company’s focus was to improve current performance and grow the Company in a disciplined manner. Mr. Kiper advised that Legion was pleased with the Company’s balance sheet and cash flow execution but insisted that the Company’s performance was not improving fast enough.

•	On September 19, 2014, Mr. Kiper and Mr. Lacher had a telephone call to discuss the board’s reaction to the suggestions presented during the July 11 meeting. Mr. Lacher relayed to Mr. Kiper that the board was diligently reviewing Legion’s suggestions. During this time, Mr. Kiper indicated that Legion was considering pursuing a proxy contest against the Company.

•	On September 30, 2014, Ms. Britt had a telephone call with Mr. Kiper during which Mr. Kiper again suggested that the Company take certain actions, including creating a special committee of the board to evaluate the Company’s strategic alternatives.

•	On October 7, 2014, George Feldenkreis and Ms. Shade met with Mr. Kiper in Miami, Florida. During the course of the meeting Mr. Kiper restated Legion’s suggested corporate governance changes and George Feldenkreis replied that the Company and the board would consider Legion’s suggestions.

•

On October 16, 2014, Ms. Britt received a phone call from Mr. Kiper who notified Ms. Britt of Legion’s and CalSTRS’ intention to deliver to the board a letter setting forth Legion’s and CalSTRS’ request that the board hire an investment banker and form a special committee to evaluate the Company’s strategic alternatives. On October 16, 2014, the letter was sent to the board. On November 18, 2014, the letter was publicly released by Legion and CalSTRS. In his public comments, Mr. Kiper asserted that he believed that “there is serious interest in Perry Ellis from strategic buyers” but did not indicate who those “strategic buyers” were.

•	On December 2, 2014, Legion delivered a broad records request to the Company. On December 9, 2014, the Company’s outside legal counsel delivered a letter to Legion denying the broad records request on the basis that the request was deficient and failed to provide a proper basis for making such a demand. On December 18, 2014, Legion replied with a follow-up records request. On December 26, 2014, the Company’s outside legal counsel again delivered a letter to Legion denying the records request on the same basis as it had before.

•	On December 3, 2014, Legion delivered to the Company a shareholders records request. On December 10, 2014, the Company responded that the requested records would be made available.

•	On February 3, 2015, representatives of Legion had a telephone call with representatives of the Company and the board. During this conversation Mr. Kiper announced Legion’s intention to replace Messrs. Arriola and Lacher with two unnamed director nominees. During the course of this telephone call, George Feldenkreis asked Mr. Kiper to provide the Company with the names of the proposed director nominees in order for the board to discuss their candidacy. Mr. Kiper refused the Company’s request to provide the names of any suggested director candidates.

•	On February 4, 2015, the Company received a settlement proposal letter from Legion that required, among other things, the removal from the board of Messrs. Ariola and Lacher and the appointment of two unnamed directors to be proposed by Legion to the director classes with terms expiring in 2016 and 2017, respectively. The settlement proposal also contemplated that the Company would reimburse Legion for an unspecified amount of legal fees and expenses in connection with its actions to date with regard to the Company and the 2015 Annual Meeting and the negotiation of a settlement agreement with the Company.

•	On February 10, 2015, George Feldenkreis and Mr. Lacher responded to Legion’s letter dated February 4, 2015 requesting that Legion provide the Company with the names and background information of proposed director candidates in order for the board to discuss their candidacy.

•	On February 12, 2015, Legion responded in a letter to George Feldenkreis and Mr. Lacher but again refused to provide the names of any suggested director candidates.

•	On February 16, 2015, George Feldenkreis and Mr. Lacher directed a letter response to Legion requesting again that Legion provide the names of its proposed director candidates in order for the board to evaluate their candidacy.

•	On April 29, 2015, the Legion Schedule 13D Group filed Amendment No. 2 to their Schedule 13D with the SEC to include, among other things, a letter from CalSTRS to the Company including a non-binding shareholder proposal made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the classification of the board.

•	On April 29, 2015, at the request of George Feldenkreis, a representative of the Company telephoned Mr. Kiper to discuss a potential path to avoid a proxy contest at the 2015 Annual Meeting but was not able to interest Mr. Kiper in further settlement discussions.

•	On May 8, 2015, Legion delivered a notice of nominations letter to the Company indicating that it intends to nominate three candidates to stand for election to the Company’s board of directors, and present two non-binding shareholder proposals, at the 2015 Annual Meeting.

•	On May 11, 2015, the Company sent a letter to Legion acknowledging the Company’s receipt of Legion’s notice of nominations letter and stating that the board’s Corporate Governance and Nominating Committee would like to interview Legion’s nominees. In the letter, the Company further requested that Legion’s nominees complete the Company’s standard director and officer questionnaire.

•	On May 12, 2015, Legion responded on behalf of its nominees in a written letter to the Company indicating that Legion is not currently prepared to make its proposed nominees available for interviews by the Company’s Corporate Governance and Nominating Committee, and likewise, it is not currently prepared to have its proposed nominees complete the Company’s standard director and officer questionnaire.

•	On May 15, 2015, the Legion Group filed its preliminary proxy statement with the SEC with respect to the 2015 Annual Meeting.

•	On May 18, 2015, Legion delivered to the Company a shareholders records request.

•	On May 20, 2015, the Company filed its preliminary proxy statement with the SEC with respect to the 2015 Annual Meeting.

THE BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE LEGION GROUP, EVEN AS A PROTEST VOTE AGAINST THE LEGION GROUP OR THE LEGION GROUP’S NOMINEES, AS DOING SO WILL INVALIDATE ANY PRIOR VOTE YOU SUBMITTED ON THE WHITE PROXY CARD IN SUPPORT OF THE COMPANY’S DIRECTOR NOMINEES.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Fourth Restated Articles of Incorporation provide that the board of directors be divided into three classes. Each class of directors serves a staggered three-year term. Oscar Feldenkreis, Joe Arriola, and Joseph P. Lacher hold office until the 2015 Annual Meeting. George Feldenkreis and Jane E. DeFlorio hold office until the 2016 Annual Meeting. J. David Scheiner and Alexandra Wilson hold office until the 2017 Annual Meeting.

Following the 2015 Annual Meeting, Messrs. Ariola and Lacher will retire from your board. In deciding to retire after the 2015 Annual Meeting, Messrs. Arriola and Lacher both indicated to your board and its Corporate Governance and Nominating Committee an interest in being able to focus more of their time and attention on the South Florida civic, charitable and other non-profit organizations that each is deeply committed to. Mr. Arriola currently serves as Chairman of the Public Health Trust, the independent governing body for Jackson Memorial Hospital, Miami-Dade County’s most vital healthcare resource, and is overseeing the proposed $1 billion expansion of the hospital. Mr. Lacher currently serves as the Vice Chairman of the Board of Goodwill Industries South Florida, one of Miami-Dade County’s largest employers and the leading non-profit organization focused on creating training, employment and job placement opportunities for people with disabilities with the goal of transitioning individuals to independence and productivity. Your board deeply appreciates the substantial contributions of Mr. Lacher, who has served as our Lead Independent Director since 2006 and has served on the board since 1999, and Mr. Arriola, who has served on the board since 2006, for their many years of dedicated service to your board and their many valuable contributions to the Company. They have both been instrumental in and important contributors to the Company’s substantial growth and success and their advice, insight and judgment, as well as their sharp business acumen and ability to assess business opportunities and address challenges, have helped guide Perry Ellis and prepare it for the growth opportunities that lie ahead.

At the 2015 Annual Meeting, three (3) directors will be elected by the shareholders to serve until the 2015 Annual Meeting to be held in 2018, or until their successors are duly elected and qualified. Your board is pleased to nominate for election as directors, Oscar Feldenkreis, Bruce J. Klatsky and Michael W. Rayden. If elected, Messrs. Klatsky and Rayden would be the fourth and fifth independent directors to join your board since the beginning of 2014. Messrs. Klatsky and Rayden were identified to the Corporate Governance and Nominating Committee as potential director candidates with the assistance of a leading executive search firm that was retained by your board to conduct a comprehensive search process and identify highly qualified candidates to serve as independent members of your board.

We believe our three (3) director nominees have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate our company through the complex and dynamic business environment in which we operate and to deliver superior value to our shareholders. Each of our three (3) director nominees was recommended by the Corporate Governance and Nominating Committee to the board, which unanimously approved their nomination. The recommendations of your board are based on its carefully considered judgment that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the board.

Messrs. Klatsky and Rayden would together bring to your board extensive experience in apparel wholesaling and retailing, as well as experience serving on the boards of directors of companies in the apparel, retail and other industries. During his 13 years as Chief Executive Officer of PVH Corp., Mr. Klatsky led the transformation of a 120 year-old shirt company into one of the largest apparel and footwear companies in the world. Mr. Rayden, in addition to serving as the Chief Executive Officer of Tween Brands,

Inc., a leading apparel specialty retailer with close to 1,000 retail stores throughout the United States, Canada and overseas, has served as the Chief Executive Officer of other nationally-known apparel retailers including Pacific Sunwear of California, Inc., The Stride Rite Corporation and Eddie Bauer Inc.

Since joining the Company on a full-time basis in 1980, Oscar Feldenkreis has been involved in all aspects of our operations and was elected President/COO in February 1993 and elected Vice Chairman of the Board in March 2005. He played a key role in expanding the scope of the Company’s business beyond private-label distribution as Perry Ellis successfully branched into branded men’s and women’s apparel. His extensive experience in the apparel business, including marketing, branding, sales and manufacturing, has enabled Perry Ellis to become one of the leaders in the industry. As the Company recently announced, George Feldenkreis, who founded the Company in 1967 and has served as Chief Executive Officer and Chairman of the Board since 1993, has indicated that, after an esteemed career of 50 years leading the Company, he intends to transition from his role as Chief Executive Officer following the expiration of his employment contract on January 30, 2016. He will serve as Executive Chairman of the Board with an integral role in strategic planning and the development of M&A, international, licensing and other growth opportunities where his experience and extensive knowledge of Perry Ellis and the apparel industry can help the Company create value for its shareholders. Pursuant to the management succession plan approved by your board, Oscar Feldenkreis will succeed George Feldenkreis as Perry Ellis’ Chief Executive Officer at that time.

With the election of Oscar Feldenkreis and Messrs. Klatsky and Rayden, your board would be composed of seven highly-qualified and experienced directors, five of whom are independent, who collectively would provide your board with a broad and diverse set of skills and experiences, including in the areas of apparel, sourcing, merchandising, wholesaling, retailing, e-commerce, branding, licensing, marketing, customer service, sales, logistics, operations, distribution, store planning and development, finance, mergers and acquisitions, capital markets, capital allocation, capital structure, risk management, global operations and strategic planning.

Your board’s recommended slate of director nominees reflects its continuing commitment to recruit new independent and highly-qualified directors that have perspectives, insights, experiences and competencies that expand the depth and breadth of the board. If Messrs. Klatsky and Rayden are elected to the Board at the 2015 Annual Meeting, all five (5) of the independent directors would have joined your board since the beginning of 2014.

In selecting the director nominees that we are proposing for election, your board has focused on selecting experienced, independent board candidates who will work together constructively with a focus on operational excellence, financial strength and the growth of shareholder value.

The nominees recommended by your board have consented to serving as nominees for election to the board, to being named in this proxy statement and to serving as members of the board if elected by the Company’s shareholders. As of the date of this proxy statement, the Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the board upon the recommendation of its Corporate Governance and Nominating Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If any substitute nominees are so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

The accompanying WHITE proxy card will not be voted for more than three candidates or for anyone other than the board’s nominees or designated substitutes. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect Oscar Feldenkreis, Bruce J. Klatsky and Michael W. Rayden to the board, unless, by marking the appropriate space on the WHITE proxy card, the shareholder instructs that he, she or it withholds authority from the proxy holder to vote.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position with the Company	Current Term Expires	Term of Class Expires
Oscar Feldenkreis	55	Vice Chairman of the Board, President and Chief Operating Officer, and Chief Executive Officer Designee	2015	2018
Bruce J. Klatsky	66	Director Nominee	N/A	2018
Michael W. Rayden	66	Director Nominee	N/A	2018

Oscar Feldenkreis currently serves as our Vice Chairman of the Board, President and Chief Operating Officer but will become CEO of the Company on the first day of the next fiscal year consistent with the Company’s previously announced leadership succession plan. Mr. Feldenkreis was elected our Vice President and a director in 1979 and joined us on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of our operations since that time and was elected President/COO, in February 1993 and elected Vice Chairman of the Board in March 2005. He is a member of the board of directors of FIT’s Educational Foundation for the Fashion Industries, an advisory board member of My Mela and an advisory board member for the Wharton School of the University of Pennsylvania’s Jay H. Baker Retailing Center. Mr. Feldenkreis’ extensive experience in the apparel industry and all aspects of the markets served by us, as well as his role as our President/COO, make him uniquely qualified to serve as a member of the board.

Bruce J. Klatsky is a nominee for election to our board of directors. Mr. Klatsky retired as Chief Executive Officer of PVH Corporation in June 2005, and later as Chairman in May 2007, having served the Company for 36 years, 13 as CEO, and a further six as President. During his tenure as CEO of PVH, Mr. Klatsky oversaw the operations and strategic development of the company and led the transformation of a 120-year old domestic shirt manufacturer into one of the largest apparel and footwear companies in the world, growing its market capitalization from approximately $300 million to over $3.5 billion. During his tenure at PVH, he was instrumental in growing the business organically and through strategic acquisitions since he joined PVH in 1971 as a merchandising trainee. In 2002, Mr. Klatsky pursued and executed PVH’s acquisition of Calvin Klein. In addition, he led numerous other successful acquisitions at PVH, including acquiring such brands as IZOD, Gant, Bass, Arrow, and the worldwide rights to Van Heusen. Following his retirement as CEO of PVH, Mr. Klatsky co-founded a private equity company, LNK Partners, to identify and support strong management teams in building outstanding consumer and retail businesses. Mr. Klatsky serves on the Board of Directors of Gazal Corporation Ltd., a leading Australian branded clothing company, and is currently the board’s lead independent director. Previously, Mr. Klatsky served on President Clinton’s White House Apparel Task Force and as an Advisor on U.S. trade policy to the Bush and Regan administrations. Mr. Klatsky is uniquely qualified to serve on our board due to his extensive experience as the chief executive of a large publicly traded apparel company, his service on the board of directors of other publicly traded apparel companies, and his expertise regarding domestic and international aspects of the apparel industry, wholesaling and retailing.

Michael W. Rayden is a nominee for election to our board of directors. In January 2015, Mr. Rayden retired as President and Chief Executive Officer of Tween Brands, Inc., currently a subsidiary of Ascena Retail Group, Inc. Mr. Rayden led Tween Brands as CEO since 1996, when it was known as Too, Inc. In 1999, he took the Company public, adopting the Tween Brands name in 2006. In 2008, Mr. Rayden consolidated the entire business under the Justice brand, and in 2009 the Company was acquired by Dress Barn, now Ascena Retail Group. From 1999 to 2009, Mr. Rayden also served as the Chairman of the Board of Directors of Tween Brands. Prior to joining Tween Brands, Mr. Rayden served as President, CEO and Chairman of Pacific Sunwear of California, Inc. from 1990-1996. Mr. Rayden has held chief executive positions at The Stride Rite Corporation and Eddie Bauer Inc. Mr. Rayden has served as a director at David’s Bridal, Inc., Dress Barn, Inc., Pacific Sunwear of California, Inc., Strottman International, Inc., The Stride Rite Corporation and Tween Brands, Inc. Mr. Rayden is highly qualified to serve on our board due to his extensive experience with retail and apparel companies and his service on the board of directors of publicly traded apparel and marketing companies.

As earlier noted, Legion, which owns approximately 6.3% of the Company’s common stock, has notified us of their intention to nominate three (3) director candidates for election, as well as submit two non-binding shareholder proposals for approval, at the 2015 Annual Meeting in opposition to the three (3) highly qualified and very experienced director candidates nominated by your board. Your board does not endorse the election of any of the Legion Group’s nominees as director, and we do not endorse any such shareholder proposal. You may receive proxy solicitation materials from the Legion Group or other persons or entities affiliated with the Legion Group, including an opposition proxy statement or proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to the Legion Group contained in any proxy solicitation materials filed or disseminated by the Legion Group or any other statements that they may otherwise make.

We urge you to disregard any proxy card or voting instruction form that you may receive from the Legion Group and to sign and return only the WHITE proxy card that you receive from the Company. Even a “withhold” vote with respect to the Legion

Group’s nominees on their proxy card will cancel any proxy previously given to the Company. If you previously signed a proxy card sent to you by the Legion Group, you can revoke that proxy and vote for the board’s’ nominees as described above. Only your latest dated proxy or vote will count.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THREE OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD, OSCAR FELDENKREIS, BRUCE J. KLATSKY AND MICHAEL W. RAYDEN, AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF THE LEGION GROUP.

Directors and Management

Set forth below is certain information concerning our continuing directors who are not currently standing for election and our other executive officers who are not directors:

Name	Age	Position with the Company	Term Expires
Directors
George Feldenkreis	79	Chairman of the Board, Chief Executive Officer	2016
Jane E. DeFlorio(1)(2)(3)	45	Lead Independent Director	2016
J. David Scheiner(1)(3)(4)	65	Director	2017
Alexandra Wilson(1)(3)(4)	38	Director	2017

Other Executive Officers

Anita D. Britt	51	Chief Financial Officer	N/A
Stephen Harriman	57	President, Sportswear Division	N/A
Luis Paez	54	Chief Information Officer	N/A
Cory Shade	50	Executive Vice President, General Counsel and Secretary	N/A
Stanley P. Silverstein	63	President, International Development and Global Licensing	N/A
John F. Voith, Jr.	60	President, Golf Division	N/A

(1)	Member of Corporate Governance and Nominating Committee.
(2)	Member of Audit Committee.
(3)	Member of Investment Policy Committee.
(4)	Member of Compensation Committee.

George Feldenkreis founded the Company in 1967, has been involved in all aspects of our operations since that time and served as our President and a director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer (the “CEO”). He is a trustee of the University of Miami, a member of the board of directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, and a member of the board of directors of the American Apparel and Footwear Association. He is also a director of Federal Mogul Corporation. Mr. Feldenkreis’ development and expansion of the Company from a small privately-held company to a successful multi-brand public company, as well as his role as our CEO, provide valuable experience and insight to the board and to us.

Jane E. DeFlorio, a member of our board of directors since December 2014, was appointed our lead independent director on May 20, 2015. From 2007 to 2013, Ms. DeFlorio served as a Managing Director at Deutsche Bank, AG, global banking and financial services company, in the U.S. Retail and Consumer Group. While at Deutsche Bank, Ms. DeFlorio covered a range of mid-to-large cap retail clients, including The TJX Companies, Home Depot and Nike. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions for clients such as Kraft Foods and Maidenform Brands. Ms. DeFlorio currently serves as the Vice Chairman of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University, a leading progressive university in New York City with more than 10,000 graduate and undergraduate students. She also serves on the Board of Governors for The Parsons School of Design. With over 16 years’ experience in investment banking primarily focused on the apparel and retail sectors, Ms. DeFlorio is uniquely qualified to advise the board and us in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

J. David Scheiner was elected to our board of directors in 2014. Mr. Scheiner is a consultant with J. David Scheiner, LLC, a company he founded in 2009, which provides consulting services internationally to companies in the retail and wholesale fields, investment banks and private equity funds, as well as helps businesses connect to large retailers. From 2007 until his retirement in 2009, he served as the President and Chief Operating Officer of Macy’s Florida/Puerto Rico, a division of Macy’s Inc., a department store. From 1991 to 2007, Mr. Scheiner served as Vice Chairman, Director of Stores for Macy’s Florida/Burdines. He was President

of Federated Department Stores and Allied Stores Corp. ,which operated Maas Brothers/Jordan Marsh department stores, from 1988 to 1991. From 1972 through 1988, he served in various management capacities at Burdines, Inc., a department store. Mr. Scheiner was a director of Cache, Inc., a women’s specialty retailer, from August 2013 until May 2015. He was also Chairman of the Board of Metro Bank of Dade County and its holding company, Metrobank Financial Services, Inc., between 2007 and 2010. He is a lifetime trustee of the Miami Children’s Hospital Foundation and was a member of the board of directors of United Way of Miami-Dade County. Mr. Scheiner’s over 40 years department and specialty store retail experience includes merchandising, marketing, customer service, sales, logistics, operations, distribution, store planning, construction and real estate, which provides him with a background that is relevant to the board and allows him to advise us on a range of operational and industry matters.

Alexandra Wilson was appointed to our board of directors in 2014. Since January 2015, Ms. Wilson has served as CEO of Glamsquad, Inc., an on-demand beauty services company she co-founded. In 2007, Ms. Wilson co-founded Gilt Groupe, Inc., an innovative online shopping destination, and from 2007 to December 2014, Ms. Wilson served in various senior capacities at Gilt. She served as Gilt’s Head of Strategic Alliances from 2013-2014; Head of National Sales for Gilt City, a division of Gilt, from 2012 to 2013; and Chief Merchandising Officer of Gilt from 2007 to 2012. Prior to founding Gilt, from 2005 to 2006, Ms. Wilson was the retail operations manager for Bulgari, S.p.A., a luxury goods retailer. From 2004 to 2005, she was the sales forecaster at LVMH Moetitennessy Louis Vuitton S.A., a luxury goods retailer. From 1999 to 2002, Ms. Wilson was an analyst at Merrill Lynch & Co, Inc., an investment bank. Ms. Wilson is on the board of directors of the National Retail Federation Foundation, Dress for Success Worldwide and Fashion Group International. Ms. Wilson’s entrepreneurial and operating experience, including as co-founder of Glamsquad and Gilt, and her experience in merchandising, business development, sales, branding, marketing and social media, and retail experience within the industry, provides the board with invaluable insights into a range of retail operational and distribution matters.

Anita D. Britt was appointed Chief Financial Officer in March 2009. From 2006 until 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., an apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance for Jones Apparel Group, Inc., an apparel company.

Stephen Harriman was appointed President, Sportswear Division in April 2014. From 2006 to April 2014, he served as our President, Bottoms Division. Since 1995, Mr. Harriman has been responsible for the development and sourcing of our bottom products. Prior to 1995, Mr. Harriman was a buyer for Marshall’s, Inc., an off-price apparel and home fashions retailer.

Luis Paez was appointed Chief Information Officer in 2000. From December 1994 to 2000, he served as our MIS Director. From 1989 to 1994, he held various positions including that of Systems Director for Suave Shoe Corporation, a public company engaged in shoe manufacturing.

Cory Shade was appointed Senior Vice President and General Counsel in 2006, Secretary in 2014 after serving as Assistant Secretary since 2010 and Executive Vice President in fiscal 2016. Between 2002 and 2006, Ms. Shade was General Counsel of BG Investment, LLC, an investment company. From 2000 through 2002, Ms. Shade was a corporate attorney at the law firm of Kilpatrick Stockton LLP. From 1998 through 2000, she was General Counsel of FirstCom Corporation, a telecommunications company, which merged into AT&T Latin America Corp. From 1996 through 1998, Ms. Shade was a corporate attorney at the law firm of Steel, Hector & Davis LLP, now known as Squire Patton Boggs.

Stanley P. Silverstein, was appointed President, International Development and Global Licensing in September 2013. From 2006 to 2013, Mr. Silverstein served as Executive Vice President-International Strategy and Business Development of The Warnaco Group, Inc., which merged into PVH Corp., both apparel companies. From 1984 to 2006, Mr. Silverstein served in various management capacities for Warnaco, including EVP Corporate Development, Chief Administrative Officer, General Counsel and Secretary.

John F. Voith, Jr. was appointed President, Golf Division in April 2014. From April 2012 to April 2014 he served as Group President of Golf and Sportswear Divisions. From September 2009 to April 2012, he served as President of Golf and Sportswear Divisions and from 2001 to 2009 he served as Executive Vice President of the Sportswear Division. Prior to 2001, Mr. Voith held various positions, including as an Executive Vice President, at each of PVH Corp. and The Arrow Co., both apparel companies.

George Feldenkreis is the father of Oscar Feldenkreis, our Vice Chairman, President and President/COO, and a director.

Our executive officers are elected annually by our board of directors and serve at the discretion of our board of directors. Our directors hold office until the third succeeding Annual Meeting of Shareholders after their respective election, unless otherwise stated, and until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Board Responsibilities, Structure and Requirements

The board oversees, counsels and directs management in our long-term interests and those of our shareholders. The board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the CEO and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

The board has a “lead independent director.” Joseph P. Lacher was elected lead independent director in the fiscal year ended January 31, 2007 and served in this position until May 20, 2015, when the directors selected Jane E. DeFlorio as his successor. The responsibilities of the lead independent director are as follows: (i) presides at all meetings of the board at which the Chairman is not present including presiding at executive sessions of the board (without management present) at every regularly scheduled board meeting, (ii) serves as a liaison between the Chairman (and management) and the independent directors, (iii) approves meeting agendas, time schedules and other information provided to the board, and (iv) is available for direct communication and consultation with major shareholders, as appropriate, upon request. Our lead independent director also has the authority to call meetings of the independent directors.

George Feldenkreis serves as both Chairman of the Board and CEO for our Company. The board of directors believes that the combined role of Chairman and CEO is the appropriate leadership structure for us at this time. This leadership model provides clear accountability and efficient and effective leadership of our business, and the board believes Mr. Feldenkreis is the appropriate person to lead both our board and the management of our business.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The board of directors conducts an annual self-assessment. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors. We reimburse directors for all expenses they incur in attending such programs.

Meetings and Committees of the Board of Directors

The board of directors and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. During the fiscal year ended January 31, 2015 (“fiscal 2015”), our board of directors held twelve meetings including board meetings held via conference call. During fiscal 2015, all of our then current directors attended at least 75% of the meetings of the board of directors and applicable committees on which they served. We strongly encourage all directors to attend the 2015 Annual Meeting of Shareholders, but we have no specific policy requiring attendance by directors at such meeting. All of our then current directors attended the 2014 Annual Meeting of Shareholders.

The board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The standing committees of the board of directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Investment Policy Committee. The board has determined that each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is an independent director in accordance with the standards adopted by The Nasdaq Stock Market, Inc., or NASDAQ. Our outside independent directors meet without management at regularly scheduled executive sessions, in conjunction with regularly scheduled board and committee meetings, and at such other times as they deem appropriate.

Our board, or the applicable committee, has adopted a written charter for each of the Audit, Compensation, and Corporate Governance and Nominating Committees and has adopted corporate governance guidelines that address the composition and duties of the board and its committees. The charters for the Audit, Corporate Governance and Nominating, and Compensation Committees, and our corporate governance guidelines, are posted in the “Our Company” section of our website at www.pery.com, and each is available in print, without charge, to any shareholder. Each of the committees has the authority to retain independent advisors and consultants with all fees and expenses to be paid by us.

Audit Committee

The Audit Committee is presently comprised of Joseph P. Lacher, Chairman of the committee, Joe Arriola, and Jane E. DeFlorio. Messrs. Lacher and Arriola served on the Committee for the entirety of fiscal 2015. Ms. DeFlorio was appointed to the

Audit Committee when she joined the board in December 2014. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, risk, legal compliance and ethics that management and our board of directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including any recommendations to improve the system of accounting and internal controls. The Audit Committee met on fourteen occasions during fiscal 2015, including participation in conference calls with members of management and our independent registered public accounting firm to review and pre-approve earnings’ press releases and our quarterly and annual periodic reports before their issuance.

The Audit Committee is comprised of outside directors who are not officers or employees of us or our subsidiaries. In the opinion of the board of directors, all of the members of the Audit Committee are “independent” as that term is defined in the NASDAQ listing standards and the rules and regulations of the SEC, and these directors are independent of management and free of any relationships that would interfere with their exercise of independent judgment as members of the Audit Committee. Additionally, Mr. Joseph P. Lacher has been determined by our board of directors to meet the qualifications of an “Audit Committee Financial Expert” as defined in the SEC’s rules.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit department also reports directly to the Audit Committee through the Vice President of Internal Audit. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the SEC’s rules adopted thereunder, meets with management and the independent registered public accounting firm prior to the filing of our periodic reports. The Audit Committee has also adopted policies and procedures for reporting improper activity to enable confidential and anonymous reporting of improper activities to the Audit Committee and the treatment of such reported activity.

Compensation Committee

The Compensation Committee is presently comprised of J. David Scheiner, Chairman of the committee, Joseph P. Lacher, and Alexandra Wilson. Mr. Lacher served on the Committee during the entirety of fiscal 2015. Ms. Wilson and Mr. Scheiner were appointed to the Compensation Committee when they each joined the board. The Compensation Committee determines the goals and objectives, and makes determinations regarding the salary and incentives, for the CEO, approves salaries and incentives for other executive officers, administers our incentive compensation plans and makes recommendations to the board of directors and senior management regarding our compensation programs, including an assessment of the risks associated with such programs. The Compensation Committee held six meetings during fiscal 2015 including committee meetings held via conference calls.

Corporate Governance and Nominating Committee

In March 2015, after a review of the composition, duties and responsibilities of each of its committees, and upon the recommendation by the Corporate Governance Committee, the board of directors determined to streamline its committees and combined the Corporate Governance Committee and the Nominating Committee into the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of Joe Arriola, Chairman of the committee, Jane E. DeFlorio, Joseph P. Lacher, J. David Scheiner and Alexandra Wilson, all independent directors. During fiscal 2015, the Corporate Governance Committee met 13 times and the Nominating Committee met four times. Messrs. Arriola and Lacher served on the Corporate Governance Committee and the Nominating Committee during the entirety of fiscal 2015, and each of Ms. Wilson, Mr. Scheiner and Ms. DeFlorio were appointed to the Corporate Governance Committee and Nominating Committee when they joined the board.

The Corporate Governance and Nominating Committee is responsible for evaluating our governance and the governance of our board and its committees; monitoring our compliance and that of the board and its committees with our corporate governance guidelines; and evaluating our corporate governance guidelines and reviewing those matters that require the review and consent of the independent directors of the board and that are not otherwise within the responsibilities delegated to another committee of the board. The committee assists the board of directors, by identifying and recommending to the board qualified potential board nominees in advance of each Annual Meeting of Shareholders. Pursuant to the board membership criteria as set forth in the corporate governance guidelines, the committee requires that each director or nominee that it considers for the board of directors: (1) be a person of personal and professional integrity; (2) demonstrate seasoned business judgment; (3) be independent from management (with respect to outside directors); (4) possess strategic planning experience/vision; and (5) have sufficient time to commit to the board. Additionally, pursuant to our corporate governance guidelines, the committee has determined that it will consider a number of other factors, skills and characteristics in evaluating candidates for the board of directors, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The candidate’s history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at board of directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•	The knowledge and skills the candidate would add to the board of directors and its committees, including the candidate’s knowledge of the SEC and NASDAQ regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the SEC and NASDAQ;

•	The candidate’s business management and leadership experience;

•	The overall financial acumen of the candidate;

•	The candidate’s technical knowledge;

•	The candidate’s industry knowledge;

•	The functional experience of the candidate;

•	The risk management experience of the candidate;

•	The gender and cultural diversity of the candidate;

•	The makeup, skills and experience of the board as a whole; and

•	The interplay of the candidate’s experience with the experience of other board members.

The board believes that it should be a diverse body and the Corporate Governance and Nominating Committee regularly evaluates the composition of the board of directors in light of the Company’s strategies, business focus and related factors. In assessing the appropriate composition of the board of directors, the committee considers diversity. The committee approaches diversity broadly, including gender and cultural diversity, and takes into account the candidates’ various professional and personal backgrounds, skill sets and business perspectives.

The committee will consider a candidate recommended by a shareholder, provided that the shareholder mails a timely received recommendation to us that contains the following:

•	The recommending shareholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications, taking into account the qualification factors set forth above;

•	The reasons why the recommending shareholder believes the candidate would be well suited for the board of directors;

•	A statement by the candidate that the candidate is willing and able to serve on the board of directors; and

•	A brief description of the recommending shareholder’s ownership of our common stock and the term during which such shares have been held.

In making its determination whether to recommend that the board of directors nominate a candidate who has been recommended by a shareholder, the committee will consider, among other things, (a) the appropriateness of adding another director to the board of directors and (b) the candidate’s background and qualifications. The committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a shareholder, may request an interview with the candidate and request that the candidate complete the Company’s standard director and officer questionnaire. The committee will not determine whether to recommend that the board of directors nominate a candidate until the committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated with regard to a particular meeting of shareholders. When the committee determines not to recommend that the board of directors nominate a candidate, or the board determines to nominate or not to nominate a candidate, the committee will notify the recommending shareholder and the candidate of the determination.

Investment Policy Committee

The Investment Policy Committee is presently comprised of Joseph P. Lacher, Chairman of the committee, Jane E. DeFlorio and Alexandra Wilson. Mr. Lacher served on the Investment Policy Committee during the entirety of fiscal 2015. Ms. DeFlorio and Ms. Wilson were appointed to the Committee when they joined the board. The Investment Policy Committee’s function is to oversee and administer the retirement plan and the pension plan acquired as a result of our acquisition of Perry Ellis Menswear, LLC in 2003 and our 401(k) plan. The Investment Policy Committee met on five occasions during fiscal 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee (i) has ever been an officer or employee of us, (ii) has any relationship requiring disclosure by us under SEC rules, or (iii) is an executive officer of another entity where one of our executive officers serves on the board of directors.

Director Independence

The board has determined that a majority of its members and a majority of its recommended director nominees are “independent” in accordance with NASDAQ standards. In determining the independence of directors and director nominees, our board of directors considered information regarding the relationships between each director or director nominees and his or her family and us. Our board of directors made its determinations under the listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director or director nominee is not our employee and has not engaged in various types of business dealings with us. The NASDAQ definition also includes a subjective test. As required by the NASDAQ listing requirements, our board of directors made a subjective determination as to each independent director and director nominee that no relationships exist that, in the opinion of the board of directors, would interfere with each such director’s or director nominee’s exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our board of directors reviewed and discussed information provided by the directors and director nominees to us with regard to each such person’s business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our board of directors concluded that Joe Arriola, Jane E. DeFlorio, Joseph P. Lacher, J. David Scheiner, Alexandra Wilson, Bruce Klatsky and Michael W. Rayden each satisfied the NASDAQ standards of independence. The board’s independence determination included a review of our relationship with Ms. Wilson. Ms. Wilson is a co-founder and, until December 31, 2014, served as Head of Strategic Alliances for Gilt Groupe, Inc., a customer of the Company. During fiscal 2015, we received approximately $600,000 from Gilt in connection with sales of our products on the Gilt.com website. The board considered the nature of the sales in relation to Gilt’s total purchases and that the sales to Gilt represented less than 5% of our revenues in determining that Ms. Wilson is independent.

In addition to the NASDAQ standards for independence, the directors who serve on the Audit Committee and Compensation Committee each satisfy standards established by the SEC to qualify as “independent” for the purposes of serving on the Audit Committee and Compensation Committee, respectively. The SEC standards provide that members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us other than their director compensation and the SEC standards provide that any such consulting, advisory, or other compensatory fee be taken into account in determining the independence of Compensation Committee members.

Shareholder Communication with the Board of Directors

Our board of directors has established a procedure that enables shareholders to communicate in writing with members of the board of directors. Any such communication should be addressed to Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172, Attention: General Counsel. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire board of directors. Under the procedures established by our board of directors, upon receipt of such communications, our General Counsel will log receipt of such communications and send a copy of all communications that the General Counsel believes are bona fide and require attention to each member of our board of directors, identifying each one as a communication received from a shareholder. The General Counsel will also periodically provide our board of directors with a summary of all communications received and any responsive actions taken. Absent unusual circumstances, at the next regularly scheduled meeting of our board of directors held more than two days after a communication has been distributed, the board of directors will consider the substance of any communication that any director wants to discuss.

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing these guidelines and making recommendations to the board concerning corporate governance matters. Among other matters, the guidelines address the following items concerning the board and its committees:

•	Director qualifications generally and guidelines on the composition of the board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

Majority Voting in the Election of Directors

Upon the recommendation of the Corporate Governance and Nominating Committee, on June 26, 2014, the board amended the Corporate Governance Guidelines to provide for majority voting in the election of directors at uncontested meetings of shareholders, preserving plurality voting in the election of directors at contested meetings of shareholders. Specifically, our Corporate Governance Guidelines now provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of the majority of the votes cast with respect to such candidate at any meeting for the election of directors at which a quorum is present (meaning that the votes cast “for” a candidate’s election must exceed the votes cast “against” that candidate’s election). The majority voting standard would not apply in contested elections, which means an election in which the number of director nominees exceeds the number of directors to be elected at the meeting. If Legion nominates individuals for election as directors at the 2015 Annual Meeting, the election of directors will be considered a contested election.

CEO Succession

Your board has adopted a management succession plan with respect to the position of CEO. George Feldenkreis, who is 79 years old, founded the Company in 1967 and has served as the Company’s CEO and Chairman of the Board since 1993, has indicated that, after an esteemed career of more than 50 years of leading and overseeing the Company’s substantial growth and success, he intends to transition from his role as Chief Executive Officer following the expiration of his employment contract on January 30, 2016. Following this transition, George Feldenkreis will serve as Executive Chairman of the Board with an integral role in strategic planning and the development of M&A, international, licensing and other growth opportunities where his experience and extensive knowledge of Perry Ellis and the apparel industry can help the Company create value for its shareholders. Oscar Feldenkreis, who has been involved in all aspects of the Company’s operations since joining the Company full-time in 1980 and has served as President/COO since 1993 and Vice Chairman of the Board since 2005, will become the Company’s CEO at that time. In designating Oscar Feldenkreis to be the Company’s next CEO, your board took into consideration, among other factors, the substantial and pivotal role that Oscar Feldenkreis has played in the growth and success of the Company over the past 35 years the key role he played in expanding the scope of the Company’s business beyond private-label distribution as Perry Ellis successfully branched into branded men’s and women’s apparel, and that, other than George Feldenkreis, no one is as familiar with the Company as Oscar Feldenkreis, having served as President/COO and a member of your board for close to four decades. Your board determined that Oscar Feldenkreis’ extensive knowledge of and experience with the Company, his deep understanding of the apparel industry, and his extensive network of relationships within the industry, together with his strong commitment, dedication and work ethic, made him the best candidate to serve as the Company’s next CEO and lead Perry Ellis as it enters its next era of growth and value creation. Both George Feldenkreis and Oscar Feldenkreis have confirmed their commitment to this management succession plan. Your board firmly believes that this plan will achieve both continuity and the continued success of our Company.

Corporate Governance Practices

The board is committed to enhancing the Company’s corporate governance practices. Examples of the board’s commitment to adopting best practices in corporate governance are the following:

•	Majority Voting: In accordance with the revised corporate governance guidelines we adopted in June 2014, directors who do not receive a majority of the votes cast in an uncontested election are required to tender their resignations to the Corporate Governance and Nominating Committee, which then decides whether to recommend to the board that such resignation be accepted.

•	Stock Ownership Policy: We have stock ownership guidelines requiring senior executive officers and outside directors to hold our common stock with a value of at least three to five times their base salary, depending on position, and one times their annual retainer, respectively.

•	Hedge / Pledge Policy: The board has adopted restrictions on engaging in hedging transactions involving our common stock and on pledging such common stock, in each case, by our directors and senior executive officers.

•	Clawback Policy: The board has adopted a clawback policy which covers all senior executive officers and provides for the potential recoupment of incentive-based compensation under specified circumstances.

•	Related Party Transactions Policy: In the fourth quarter of fiscal 2015, the board adopted a new related party transactions policy to further refine its procedures and ensure that related party transactions continue to be appropriately scrutinized and reviewed.

Reassessment of All Related Party Transactions: As part of our ongoing effort to assess our historical business practices, the board is in the process of revisiting all related party transactions previously undertaken by us. Although the Corporate Governance and Nominating Committee and Audit Committee share the responsibility to review and approve our related party transactions, we recognize that a number of our shareholders believe that best practices in corporate governance require that we minimize our participation in related party transactions even if there is a strong underlying economic rationale for them. In response to shareholder input, our board is committed to phasing out many of these historical business arrangements. In that regard, we have made significant progress executing on that commitment, including the following:

•	Aircraft Charter Agreement: The aircraft charter arrangement that we maintain for business purposes has been canceled with respect to aircraft owned by related parties.

•	Lease Agreements: We terminated the lease agreement relating to our warehouse and retail space, and continue to work towards unwinding a lease agreement for administrative offices in close proximity to our corporate headquarters.

•	Insurance Arrangements: We engaged a third-party insurance consultant, who reviewed the adequacy of coverage and the premium cost of our property and casualty and other business-related insurance policies. The consultant determined that our current coverage was appropriate for the risk profile of our business and operations. The consultant further concluded that the premium cost of these policies appeared to be at or favorable to market. A third party review process for all future insurance-related brokerage arrangements is underway and the brokerage arrangements for all upcoming policies are subject to competitive bid.

Role of Board of Directors in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing our risks and the board and its committees provide review and oversight in connection with these efforts. Risks are identified, assessed and managed on an ongoing basis by management and addressed during periodic senior management meetings, resulting in both board and committee discussions and public disclosure, as appropriate. The board is responsible for overseeing management in the execution of its risk management responsibilities and for reviewing our approach to risk management. The board administers this risk oversight function either through the full board or through one of its standing committees, each of which examines various components of our enterprise risks as part of its responsibilities. An overall review of risk is inherent in the board’s consideration of our long and short term strategies, acquisitions and significant financial matters. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning, and collectability of receivables), legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking. The Investment Policy Committee considers risks related to the retirement and pension plan and 401(k) plan. The Corporate Governance and Nominating Committee considers risks related to the recruitment and retention of directors with the appropriate background to oversee, counsel and direct management, risks related to management succession planning and overall corporate governance practices.

The board of directors is responsible for overseeing the design of the risk management process and, in that regard, created an Enterprise Risk Management Committee (“ERM Committee”), a non-board committee under the supervision of our Chief Executive Officer, to centrally coordinate the comprehensive enterprise risk management process. The ERM Committee has a top risks plan that is reviewed at least semi-annually by the ERM Committee. The ERM Committee reviews our programs and processes related to risk management, and the individuals responsible for them. The ERM Committee categorizes enterprise risk into five categories: Financial/Reporting, Compliance and Legal, Strategic and External, Operational, and Technology, and then reviews and analyzes the likelihood, impact, inherent risk and residual risk for all identified risks. Included in the review is the identification of the top concerns, assessment of their possible impact and probability, and identification of the responsible risk owner. The ERM Committee regularly assesses, monitors and re-evaluates our risks and provides regular updates to the board of directors and its committees, as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Pursuant to our written Related Party Transaction Policy, our Corporate Governance and Nominating Committee and Audit Committee share the responsibility for the review and approval of “related party transactions” between us and our executive officers, directors or other related persons. The policy applies to any person who is or was a director, officer, nominee for director or 5% or greater shareholder of us since the beginning of our last fiscal year and their immediate family members. Our written policies require the review and approval of these related party transactions by committees of independent directors. In reviewing the proposed transaction, the approving committee will consider all relevant facts and circumstances, including without limitation (i) the business reasons for us to enter into the transaction; (ii) the benefit and perceived benefit, or lack thereof, of the transaction to us, (iii) the commercial reasonableness of the terms of the transaction; (iv) the materiality of the transaction to us; (v) whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party; (vi) the extent of the related party’s direct or indirect interest in the transaction; (vii) if applicable, the impact of the transaction on a non-employee director’s independence; (viii) the actual or apparent conflict of interest of the related party participating in the transaction; and (ix) any other transactions currently in effect involving the same related party. We do not consider the following types of transactions to involve a material interest on the part of the related party and will not review, nor will we require approval or ratification, under the Related Party Transaction Policy of (i) transactions in which the related party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction; (ii) transactions in which the related party’s interest derives solely from his or her ownership of less than 10% of the equity interests in another person (other than a general partnership interest) that is a party to the transaction; (iii) transactions in which the related party’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities will receive the same benefit on a pro rata basis; (iv) transactions in which the related party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from us, which donations are made pursuant to our policies and approved by persons other than the related party; (v) compensation arrangements of any executive officer of the Company, if such arrangements have been approved by the Compensation Committee of the board or its delegate; (vi) director compensation arrangements, if such arrangements have been approved by the board; and (vii) transactions involving less than $30,000 in amount. The approving committee will not approve or ratify a transaction unless it will have determined that, upon consideration of all relevant information, the proposed transaction is in, or not inconsistent with, the best interests of us and our shareholders. It is the responsibility of each director and executive officer to bring any related party transactions to our attention before we enter into the transaction. In addition, we circulate written questionnaires to our executive officers and directors each year that ask for information about related party transactions. In reviewing and approving related party transactions, directors of the approving committee who do not have an interest in the transaction consider the relevant facts and determine whether the transaction is not less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.

The Company was founded by brothers George and Isaac Feldenkreis. Since the Company was founded more than 50 years ago, the Feldenkreis family has played an active role in the Company. Since 1966, three generations of the Feldenkreis family have worked at Perry Ellis. Even though the Company’s initial public offering in 1993 occurred more than two decades ago, the Feldenkreis family has continued to maintain a very substantial equity ownership in the Company and currently has beneficial ownership of more than 20% of our issued and outstanding equity.

Unlike other family-founded public companies, Perry Ellis has only one class of common equity issued and outstanding and the shares of common stock held by the Feldenkreis family have the same voting rights as the shares of common stock held by all other shareholders. The board of directors believes that the involvement of George Feldenkreis and members of his family in responsible positions in our management has provided a significant long-term contribution to our value and to the maintenance of our status as a leading designer, distributor and licensor of high quality men’s and women’s apparel, accessories and fragrances. Given the Feldenkreis family’s status as our largest shareholder group, it has also ensured that our Company’s management remained firmly aligned with the interests of our shareholders and, accordingly, very motivated to grow shareholder value.

Since 1966, George Feldenkreis and a number of his family members have served the Company in key management positions. In addition to George Feldenkreis’ position as our Chairman of the Board and CEO, his son, Oscar Feldenkreis, serves as our Vice Chairman, President/COO, and Fanny Hanono, his daughter, has worked for us since 1988, serving the Company in a variety of managerial capacities. Ms. Hanono currently serves as our Executive Vice President - Administration where, among other responsibilities, she oversees the Company’s real estate facilities, logistics, procurement, Customs compliance programs and management of our foreign offices. During fiscal 2015, Ms. Hanono received approximately $307,000 in cash and benefits plus approximately $83,000 of time-vested restricted stock granted under the Fiscal 2015 LTI Plan, which vests over three years. The Company employs other members of the extended Feldenkreis family as well as a family member of another director, but none of these employees received total compensation in an amount more than $120,000 during fiscal 2015.

In the fall of 2014, as part of our ongoing effort to assess our historical business practices, our Board began a process to revisit all related party transactions previously undertaken by the Company. In accordance with a written related-party transactions policy adopted by your board, the board’s Corporate Governance and Nominating Committee reviews and approves the Company’s related party transactions including, at times, with the assistance of independent third-party consultants. Nevertheless, we recognize that a number of our shareholders believe that best practices in corporate governance require that we minimize the Company’s participation in related party transactions even if there is a strong underlying economic rationale. In response to such input, our board has publicly announced its commitment to move expeditiously and thoughtfully to phase out many of these historical business arrangements in the absence of a compelling business justification to continue the arrangement.

The Company leases approximately 16,000 square feet for administrative offices, and leased approximately 50,000 square feet for warehouse distribution and retail, at facilities owned by our Chairman of the Board and CEO, George Feldenkreis. These facilities were designed specifically for use by the Company and were originally leased by the Company under a 10-year lease for the office space and a 10-year lease for the warehouse and retail space. These facilities are in close proximity to our Miami, Florida headquarters. During the first half of fiscal 2015, we amended the leases to extend the term for five years, beginning July 1, 2014 and expiring June 30, 2019. Pursuant to those amendments, beginning July 1, 2014, the basic monthly rent became $41,750 and increases 3% on the first month of each of the remaining 12-month periods during the extended term. Rent expense, including insurance and taxes, for these leases amounted to approximately $610,000, or $9.25 per square foot, for the year ended January 31, 2015. Prior to the Company entering into the amended leases, our Corporate Governance and Nominating Committee, taking into consideration information from independent third party sources, reviewed the terms of the lease extensions to ensure that they were reasonable and at market. As of October 1, 2014, in furtherance of our commitment to phase out many of our related party transactions, we transitioned our operations out of the warehouse space. In order to minimize the costs associated with an early termination of the lease relating to the warehouse and retail space, we engaged a real estate broker to assist us in finding a replacement tenant and agreed to be responsible for the related brokerage fees incurred of approximately $150,000. The retained broker identified a new tenant for the warehouse and retail space that is unrelated to the Company and we entered into a lease termination agreement relating to the warehouse and retail space on April 13, 2015. We incurred $245,000 of lease termination fees, including costs related to certain tenant improvements such as painting the interior and exterior of the building and improvements to the parking lot, which were agreed upon in order to induce the new tenant to lease the space and allow us to terminate the lease prior to its expiration. We continue to work towards unwinding the lease agreement for the administrative offices.

During fiscal 2015, we chartered an aircraft from a third party aircraft charter business that in turn charters an aircraft from a third party entity owned by our CEO and President/COO. There was no minimum usage requirement, and the charter agreement allowed for termination with 60 days’ notice. We paid this third party entity $1.6 million for the fiscal year ended January 31, 2015. On at least an annual basis, the Audit Committee or Corporate Governance and Nominating Committee reviewed the terms of the current arrangement to ensure that it was at or below market. This review included the evaluation of information from third party sources. Although we still charter aircraft from the same third party aircraft charter business, the aircraft we charter is no longer the one owned by our CEO and President/COO.

We are a party to licensing agreements with Isaco International, Inc. (“Isaco”), pursuant to which Isaco was granted the exclusive license to use the Perry Ellis and John Henry brand names in the United States and Puerto Rico to market a line of men’s underwear, hosiery and loungewear. We have been party to a licensing relationship with Isaco with respect to men’s underwear, hosiery and loungewear since 1995 and that licensing relationship predates our acquisition of the Perry Ellis and John Henry brands in 1999. The principal shareholder of Isaco is the father-in-law of Oscar Feldenkreis, our President/COO. Royalty income earned from the Isaco license agreements amounted to $2.3 million for the fiscal year ended January 31, 2015. Over the past ten (10) years, we have received aggregate royalty income of $21 million from the Isaco license agreement. Our Corporate Governance and Nominating Committee or Audit Committee reviews renewals or extensions of the licensing agreement to ensure that they are consistent with the terms and conditions of our other license agreements.

For fiscal 2015, we paid approximately $1,000,000 in insurance policy premiums for insurance that was secured for us by the Sprezzatura Insurance Group LLC, an insurance intermediary company, from independent third-party insurance companies related to property and casualty, including cargo, employment practices, privacy and network liability, fiduciary, commercial crime, commercial accident and travel, kidnap and ransom, and comprehensive coverage of all of our foreign offices including liability and property coverage. Joseph Hanono, the grandson of George Feldenkreis, our Chairman of the Board and CEO, is the President of the Sprezzatura Insurance Group. The policy premiums for the insurance secured for the Company by the Sprezzatura Insurance Group represents approximately 7.5% of the Company’s total annual insurance premium. On an annual basis, our Corporate Governance or Audit Committee reviews the Company’s arrangement with the Sprezzatura Insurance Group and, as part of such review, assesses the extent to which the Company benefits from this arrangement. The third-party insurance consultant that was retained by us to review our transactions with the Sprezzatura Insurance Group determined that the insurance policies that we obtained through the Sprezzatura Insurance Group provided appropriate coverage for the risk profile of our business and operations. The consultant further concluded that the premium cost of these insurance policies appeared to be at or favorable to market.

The Company appointed Alexandra Wilson, co-founder of and, until December 31, 2014, Head of Strategic Alliances for Gilt Groupe, Inc., to the board of directors effective February 20, 2014. During fiscal 2015, our net sales to Gilt were approximately $600,000. Our Corporate Governance and Nominating Committee reviewed the terms of the arrangement to ensure that they are consistent with the terms and conditions of sales to our other similar customers.

While undergoing renovations at our corporate headquarters, we are temporarily occupying approximately 13,500 square feet of office space in a building located directly across the street from our corporate headquarters. Previously, that building had been owned by an entity that is owned by our CEO, President/COO and Executive Vice President – Administration. During the period that the building was owned by that entity, we did not pay any rent during the approximately three months that we occupied the space in fiscal 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on May 20, 2015, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the Named Executive Officers listed on the Summary Compensation Table below, (iii) each of our directors and nominees for director, and (iv) all of our directors, nominees for director and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding common stock other than as set forth in the following table.

Name and Address of Beneficial Owner(1)(2)	Number of Shares	% of Class Outstanding
George Feldenkreis(3)(17)	1,846,759	12.3%
Oscar Feldenkreis(4)(17)	1,452,707	9.7%
Joe Arriola(5)(18)	28,583	*
Joseph P. Lacher(6)(18)	43,540	*
J. David Scheiner(7)(18)	5,109	*
Alexandra Wilson(8)(18)	5,351	*
Jane E. DeFlorio(9)	1,236	*
Bruce J. Klatsky	—	*
Michael W. Rayden	—	*
Anita Britt(10)(19)	54,020	*
John Voith(11)(19)	61,486	*
Stanley Silverstein(12)(19)	117,421	*
All directors, nominees for director and executive officers as a group (15 persons)(13)	3,791,338	24.9%

Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.)	1,336,492	8.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401(14)

BlackRock, Inc.	1,124,201	7.6%
40 East 52nd Street, New York, NY 10022(15)

Legion Partners Holdings, LLC	931,599	6.3%
9401 Wilshire Blvd., Suite 705, Beverly Hills, CA 90212(16)

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.
(2)	Except as otherwise indicated, the persons named in this table have sole voting, investment and dispositive power with respect to all shares of common stock listed, which includes shares of common stock that such persons have the right to acquire within 60 days from the record date.
(3)

Represents (a) 1,644,322 shares of common stock held directly by George Feldenkreis, (b) 128,568 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (c) 41,500 shares of restricted stock held directly by George Feldenkreis, which vest in two equal annual installments beginning on April 28, 2016, (d) 17,549 shares of restricted stock held directly by George Feldenkreis, which vest on April 30, 2016, and (e) 14,820 shares of restricted stock held directly by George Feldenkreis, which vest in three equal annual installments beginning on April 22, 2016. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(4)	Represents (a) 290,865 shares of common stock held directly by Oscar Feldenkreis, (b) 809,405 shares of common stock held by a revocable trust of which Oscar Feldenkreis is the trustee, of which approximately 580,055 of such shares are held in a margin account at J.P. Morgan Securities, (c) 150,000 shares of common stock held by three irrevocable trusts, each of which holds 50,000 shares of common stock, of which Oscar Feldenkreis’ spouse is the trustee, and all of which are held in a margin account at J.P. Morgan Securities, (d) 128,568 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Feldenkreis that are currently exercisable or are exercisable within 60 days of the record date, (e) 41,500 shares of restricted stock held directly by Oscar Feldenkreis, which vest in two equal annual installments beginning on April 28, 2016, (f) 17,549 shares of restricted stock held directly by Oscar Feldenkreis, which vest on April 30, 2016, and (g) 14,820 shares of restricted stock held directly by Oscar Feldenkreis, which vest in three equal annual installments beginning on April 22, 2016. Mr. Feldenkreis has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(5)	Represents (a) 14,799 shares of common stock held directly by Mr. Arriola, (b) 7,475 shares owned by a revocable trust for which Mr. Arriola and his spouse are the trustees, and (c) 6,309 shares of restricted stock owned directly by Mr. Arriola, of which (i) 3,390 shares of restricted stock vest and the restrictions lapse in three equal annual installments commencing on June 5, 2015; (ii) 1,087 shares of the restricted stock vest and the restrictions lapse on June 12, 2015, and (iii) 1,832 shares of restricted stock vest and the restrictions lapse as follows: 916 shares on each of June 14, 2015 and 2016. Mr. Arriola has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(6)	Represents (a) 37,231 shares of common stock held directly by Mr. Lacher, and (b) 6,309 shares of restricted stock owned directly by Mr. Lacher, of which (i) 3,390 shares of restricted stock vest and the restrictions lapse in three equal annual installments commencing on June 5, 2015; (ii) 1,087 shares of the restricted stock vest and the restrictions lapse on June 12, 2015, and (iii) 1,832 shares of restricted stock vest and the restrictions lapse as follows: 916 shares on each of June 14, 2015 and 2016. Mr. Lacher has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(7)	Represents (a) 3,390 shares of restricted stock held directly by Mr. Scheiner, which vest in three equal annual installments commencing on June 5, 2015, and (b) 1,719 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Scheiner that are exercisable within 60 days of the record date. Mr. Scheiner has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(8)	Represents (a) 3,390 shares of restricted stock held directly by Ms. Wilson, which vest in three equal annual installments commencing on June 5, 2015, and (b) 1,961 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Wilson that are exercisable within 60 days of the record date. Ms. Wilson has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(9)	Represents (a) 1,236 shares of restricted stock held directly by Ms. DeFlorio, which vest in three equal annual installments commencing on December 12, 2015. Ms. DeFlorio has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(10)	Represents (a) 12,197 shares of common stock held directly by Ms. Britt, (b) 5,000 shares of common stock issuable upon the exercise of stock options held by Ms. Britt that are currently exercisable or are exercisable within 60 days of the record date, (c) 18,640 shares of common stock issuable upon the exercise of stock appreciation rights held by Ms. Britt that are exercisable within 60 days of the record date, (d) 5,532 shares of restricted stock, which vest in two equal annual installments beginning on April 28, 2016, (e) 2,339 shares of restricted stock, which vest on April 30, 2016, (f) 3,294 shares of restricted stock held directly by Ms. Britt, which vest in three equal annual installments beginning on April 22, 2016, and (g) 7,018 shares of performance stock granted in April 2013, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2016 and that Ms. Britt is still an employee of the Company on such date. Ms. Britt has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.
(11)	Represents (a) 12,083 shares of common stock held directly by Mr. Voith, (b) 23,597 shares of common stock issuable upon the exercise of stock appreciation rights held by Mr. Voith that are exercisable within 60 days of the record date, (c) 7,852 shares of restricted stock, which vest in two equal annual installments beginning on April 28, 2016, (d) 3,320 shares of restricted stock, which vest on April 30, 2016, (e) 4,674 shares of restricted stock held directly by Mr. Voith, which vest in three equal annual installments beginning on April 22, 2016, and (f) 9,960 shares of performance stock granted in April 2013, which vest up to 100%, provided that certain performance criteria have been achieved as of the last day of fiscal 2016 and that Mr. Voith is still an employee of the Company on such date. Mr. Voith has the power to vote but does not have the power to sell, transfer, pledge or otherwise dispose of the restricted shares until the shares have vested.

(12)	Represents (a) 12,747 shares of common stock held directly by Mr. Silverstein, (b) 100,000 shares of restricted stock, which vest in four equal annual installments beginning on September 9, 2015, and (c) 4,674 shares of restricted stock held directly by Mr. Silverstein, which vest in three equal annual installments beginning on April 22, 2016. Mr. Silverstein has the power to vote but does not have the power to sell, transfer, pledge, or otherwise dispose of the restricted shares until the shares have vested.
(13)	Includes (a) 2,044,744 shares of common stock directly held, (b) 966,880 shares of common stock indirectly held, (c) 46,267 shares of common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of the record date, (d) 361,127 shares of common stock issuable upon the exercise of stock appreciation rights that are currently exercisable or are exercisable within 60 days of the record date, (e) 334,156 shares of restricted stock that have been granted, and (f) 38,164 shares of performance stock that have been granted.
(14)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2014. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in its Schedule 13G that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(15)	Based solely on information contained in a Schedule 13G filed with the SEC for the period ended December 31, 2014. Represents shares of common stock held by BlackRock, Inc. and with respect to which BlackRock, Inc. has sole voting and dispositive power.
(16)	Based solely on information contained in a Schedule 13D/A filed with the SEC on May 8, 2015. Represents shares of common stock held by Legion Partners Holdings, LLC and its affiliates and with respect to which Legion Partners Holdings, LLC has sole voting and dispositive power.
(17)	Includes restricted and common stock equal in value to three times base salary, which is the minimum number of shares required to be owned pursuant to the executive ownership guidelines.
(18)	Includes restricted and common stock equal to $60,000 in value (a multiple of one times the annual equity retainer), which is the minimum number of shares directors are required to own within three years of becoming a director, to qualify as a director.
(19)	Includes restricted and common stock equal in value to one times base salary, which is the minimum number of shares required to be owned pursuant to the executive ownership guidelines within three years of becoming eligible to participate in the long term incentive plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% percent of our common stock to file reports of beneficial ownership and changes in ownership of our common stock with the SEC. Such persons are required to furnish us with copies of all Section 16(a) forms they file.

Based on a review of our records or oral or written representations from certain reporting persons subject to Section 16(a), we believe that, with respect to fiscal 2015, all filing requirements applicable to our directors and executive officers who are subject to Section 16(a) were complied with.

DIRECTOR COMPENSATION

Directors’ compensation is established by the board of directors upon the recommendation of the Compensation Committee. Directors who are also our employees are not paid any fees or other remuneration for service on the board or any of its committees. The components of directors’ compensation are cash retainer, meeting attendance fees and equity-based grants. The fiscal 2015 compensation was paid at the same levels as those provided at the end of the fiscal year ended February 2, 2014 (“fiscal 2014”). Specifically, the compensation for our independent directors was as follows: (i) $35,000 retainer per year, payable in quarterly installments; (ii) $1,000 for each board and/or committee meeting attended in person, except for attendance at Nominating Committee and Governance Committee meetings, which do not generate a meeting fee; and (iii) an annual grant of restricted common stock equal to $60,000 in value, with vesting to occur in three equal annual installments (the “Fee Program”). Additionally, the committee chairperson for each of the Compensation Committee, the Corporate Governance and Nominating Committee and Investment Policy

Committee receives a $5,000 additional cash retainer per year, and the Audit Committee Chair receives a $10,000 additional cash retainer per year. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Each new director also receives a stock option or stock appreciation rights award equal to $50,000 in option or appreciation rights value, as applicable, with three-year vesting (the “New Director Program”). Directors are also entitled to receive stock options or stock appreciation rights under our equity compensation plans.

Since 2009, the Compensation Committee has engaged an outside compensation consultant, Pearl Meyer & Partners (“PM&P”), to assist with periodic reviews of the competitiveness of our outside director compensation including market practices relating to director recruitment. The consultant collects market data from the latest proxy filings for peer companies and published surveys representative of industry market practices and reviews competitive practices, prevalence and trends relating to annual cash compensation (retainers and meeting fees), equity-based compensation (stock options, stock appreciation rights, full-value shares), and other notable practices (committee chair premiums). During the fiscal year ended January 28, 2011, the Compensation Committee redesigned certain aspects of the director compensation programs based on PM&P’s recommendations including a change to the mix of cash to equity compensation and a greater increase in equity over cash so that total equity is greater than 50% of the total compensation, matching a National Association of Corporate Directors (“NACD”) best practice. Additionally, based on PM&P’s recommendation, the annual retainer of $31,250 was increased to $35,000 effective May 1, 2010 and the value of the Fee Program grant was increased from $50,000 to $60,000 effective June 17, 2010. In March 2012, the Compensation Committee reviewed the competitiveness of our outside director compensation including market practices relating to committee fees, director recruitment and retention. The Committee reviewed industry market practices and competitive practices, and based on the Committee’s overall review, including its review of the 2011-2012 NACD Director Compensation Report, a $5,000 committee retainer for the Governance Committee Chair was initiated. All other director compensation remained the same.

It is our Company’s policy to strongly encourage stock ownership by our directors to closely align the interests of directors and shareholders. Under this policy, directors are expected to accumulate Company stock, over a three-year period, and then retain shares. The Compensation Committee changed the director ownership target to equal the annual equity retainer from 3,000 shares effective May 1, 2013. All of the directors have exceeded the board’s changed target for director stock ownership other than Jane DeFlorio, who joined the board in December 2014 and has three years to meet the director stock ownership target.

The following table sets forth compensation information for fiscal 2015 for all of our then current directors except our CEO and President/COO. The Compensation of our CEO and President/COO is described in the section of this Proxy Statement captioned “Executive Compensation.”

Fiscal Year 2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option/SARs Awards ($)(2)	All Other Compensation ($)		Total Compensation ($)
Joe Arriola	61,000	60,000	—		*	121,000
Jane E. DeFlorio	—	30,000	50,000		*	80,000
Gary Dix (former director)	51,000	60,000	—		*	111,000
Joseph P. Lacher	67,000	60,000	—		*	127,000
Joseph Natoli (former director)	17,800	—	—		*	17,800
Eduardo M. Sardiña (former director)	6,000	—	—		*	6,000
J. David Scheiner	30,300	60,000	50,000		*	140,300
Alexandra Wilson	43,100	60,000	50,000		*	153,100

(1)	The amounts shown reflect grant date fair value calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 24) to the consolidated financial statements in our Annual Report on Form 10-K, for fiscal 2015, as amended. On June 5, 2014, each of our then current non-management directors received a grant of restricted common stock equal to approximately $60,000 in value, with vesting to occur in three equal annual installments beginning on June 5, 2015. On December 12, 2014, in connection with the Fee Program, Ms. DeFlorio received a grant of 1,236 restricted shares of common stock equal to approximately $30,000 in value. The shares are pro-rated thru the remainder of the annual grant measurement period, with share vesting to occur in three equal annual installments beginning December 12, 2015. The table immediately following this table, entitled “Director Outstanding Equity Awards as Fiscal Year End,” contains information regarding vested and unvested restricted shares held by our directors.

(2)	The amounts shown reflect grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in (Footnote 24) to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015, as amended. Upon Ms. DeFlorio’s appointment to the board of directors in fiscal 2015, she was granted an award of 3,816 stock appreciation rights, representing $50,000 in appreciation value as of the grant date, with vesting to occur in three equal annual installments beginning December 12, 2016. Upon Mr. Scheiner’s election the board of directors in fiscal 2015, he was granted an award of 5,157 stock appreciation rights, representing $50,000 in appreciation value as of the grant date, with vesting to occur in three equal annual installments beginning June 5, 2015. Upon Ms. Wilson’s appointment to the board of directors in fiscal 2015, she was granted an award of 5,883 stock appreciation rights, representing $50,000 in appreciation value as of the grant date, with vesting to occur in three equal annual installments beginning February 20, 2015. The table immediately following this table, entitled “Director Outstanding Equity Awards as Fiscal Year End,” contains information regarding vested and unvested options and stock settled shares held by our directors.

*	Perquisites and other personal benefits provided to such director during fiscal 2015 had a total value of less than $10,000.

The following table sets forth the stock options, SARs and restricted shares held, at January 31, 2015, by each individual referenced in our Fiscal 2015 Director Compensation table above.

Director Outstanding Equity Awards at Fiscal Year End

	Options					Restricted Shares
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Option/SARs (#) Unexercisable		Options/ SARs Exercise Price ($)	Expiration Date	Number of Restricted Shares of Stock That Have Not Vested (#)		Market Value of Restricted Shares of Stock That Have Not Vested ($)(1)
Joe Arriola	—	—		—	—	1,087	(2)	25,990
	—	—		—	—	1,832	(3)	43,803
	—	—		—	—	3,390	(4)	81,055

Jane E. DeFlorio	—	3,816	(5)	24.26	12/11/2021	—		—
	—	—		—	—	1,236	(6)	29,553

Joseph P. Lacher	8,502	—		13.39	6/6/2015	1,087	(2)	25,990
	—	—		—	—	1,832	(3)	43,803
	—	—		—	—	3,390	(4)	81,055

J. David Scheiner	—	5,157	(7)	17.71	6/5/2021	—		—
	—	—		—	—	3,390	(4)	81,055

Alexandra Wilson	1,961	3,922	(8)	15.49	2/19/2021	—		—
	—	—		—	—	3,390	(4)	81,055

(1)	Values were determined based on a closing price of $23.91 as of January 30, 2015, the last trading day of fiscal 2015.
(2)	Pursuant to the then current Fee Program, we granted each director 3,261 restricted shares, which vest in three equal annual installments of 1,087 shares on June 12, 2013, June 12, 2014 and June 12, 2015.
(3)	Pursuant to the then current Fee Program, we granted each director 2,748 restricted shares, which vest in three equal annual installments of 916 shares on June 14, 2014, June 14, 2015 and June 14, 2016.
(4)	Pursuant to the then current Fee Program, we granted each director 3,390 restricted shares, which vest in three equal annual installments of 1,130 shares on June 5, 2015, June 5, 2016 and June 5, 2017.
(5)	Pursuant to the New Director Program, Ms. DeFlorio was granted stock appreciation rights to acquire 3,816 shares of common stock which vests in three equal annual grants of 1,272 shares beginning on December 12, 2015.

(6)	Pursuant to the Fee Program, we granted Ms. DeFlorio 1,236 restricted shares, which vest in three equal annual installments of 412 shares beginning December 12, 2015.
(7)	Pursuant to the New Director Program, Mr. Scheiner was granted stock appreciation rights to acquire 5,157 shares of common stock which vests in three equal annual grants of 1,719 shares beginning on June 5, 2015.
(8)	Pursuant to the New Director Program, Ms. Wilson was granted stock appreciation rights to acquire 5,883 shares of common stock which vests in three equal annual grants of 1,961 shares beginning on February 20, 2015.

Our directors are not eligible to participate in our pension or retirement plans and did not receive any deferred compensation earnings or non-equity incentive plan compensation during fiscal 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation philosophy is designed to:

(i)	align our associates’ goals with shareholder and other stakeholder interests;

(ii)	attract, retain and motivate world-class talent;

(iii)	ensure pay is competitively positioned;

(iv)	provide rewards for superior performance and limit rewards for performance below targets; and

(v)	promote achievement of our annual goals and long-term strategic objectives.

Our fiscal 2015 compensation programs reflect this philosophy and its principles.

During fiscal 2015, we focused on five core business strategies, including:

(i)	optimizing our portfolio of brands and businesses and exiting underperformers

(ii)	expanding international distribution and licensing,

(iii)	enhancing our direct-to-consumer channels,

(iv)	strengthening our strategic positioning, and

(v)	reducing costs across our platforms.

The results of these initiatives drove financial improvement for fiscal 2015:

(i)	By focusing on our higher margin businesses, we were able to increase gross margins from 33.2% to 34.0% for fiscal 2015;

(ii)	We also continued to strengthen our balance sheet, which resulted in the generation of $55 million in cash flow from operations;

(iii)	During fiscal 2015, we signed 27 new licenses with an emphasis on international licenses, and developed a robust pipeline of licenses for the current year. We recognize our core brands have strong brand awareness, and as we have invested in our direct businesses, we see additional opportunities in businesses and geographies through strong licensing liaisons; and

(iv)	On the international front, we expanded our business to represent 12% of our total revenues for fiscal 2015 and are invested in further expansion with our existing core presence of Original Penguin and Farah as well as this year’s introduction of Callaway Golf. Furthermore we are introducing Perry Ellis Collection for spring 2016 and have expanded our Nike license to include new territories in Europe and Latin America.

(v)	We consolidated our direct-to-consumer businesses under one leadership team and realized improved profitability in the segment.

We believe we have positioned the Company for continued margin expansion in fiscal 2016 and beyond and our platforms are solid and well-positioned for continued forward momentum. In addition, our international businesses are on a sound footing and positioned for good performance in 2016.

We set aggressive performance objectives for fiscal 2015 and made great progress toward our goals. However, as a result of our performance during fiscal 2015, we did not pay annual incentives company-wide because we did not achieve the minimum threshold performance objectives that would have supported the payment of annual incentive compensation across the Company. We did reward the performance of certain divisions based on pre-established “gatekeeper” performance goals by paying incentive bonuses, and the recipients of such awards included one named executive officer, Stanley Silverstein.

Long-term incentive awards were made in the form of time-vested restricted stock and performance-based equity incentive plan awards that pay in cash, which were awarded in accordance with our prior practices of awarding a combination of time-vested equity grants and performance-based equity incentive plan awards that pay in cash, as applicable. The performance-based awards have been designed to pay for performance for the fiscal 2015-2017 time periods and results of these awards will be determined at the end of fiscal 2017. Performance-based awards made at the beginning of fiscal 2013 and covering the 2013-2015 fiscal years did not pay out to the participants as our financial results for that period were below the designated thresholds of the pre-determined performance levels.

The Compensation Committee believes these are appropriate pay outcomes given our financial performance and shareholder return during fiscal 2015 and reflect the linkage between pay and performance.

Named Executive Officers

During fiscal 2015, our named executive officers were as follows:

Name	Position with the Company
George Feldenkreis	CEO
Oscar Feldenkreis.	President/COO
Anita D. Britt	Chief Financial Officer (“CFO”)
John F. Voith	President, Golf Division (“Golf Division President”)
Stanley P. Silverstein	President, International Development and Global Licensing (“International President”)

Executive Compensation Policy

This compensation discussion and analysis provides an overview of our compensation objectives and policies. In connection with our 2014 Annual Meeting of Shareholders held on June 5, 2014, we received more than 95% approval of our executive compensation, or “say-on-pay” vote, from shareholders for our named executive officers’ compensation, excluding abstentions and broker non-votes. Although we believe these results demonstrated an endorsement of our compensation practices and alignment with our shareholders’ interests, we reexamined our compensation practices this year to ensure our long- and short-term incentive compensation plans support our annual and long-term strategic objectives. We implemented certain changes with respect to our fiscal year ending January 30, 2016 (“fiscal 2016”) plans, which are outlined below. In reviewing and setting the compensation program and goals for fiscal 2015, we did not alter our compensation program versus the prior fiscal year plans, except we expanded the grant of long-term performance-based equity incentive plan awards that pay in cash in lieu of performance shares to all participants under the fiscal 2015 Long-Term Incentive Plan, driven by a shortage of shareholder-approved shares in the plan.

The Compensation Committee acts on behalf of the board of directors to approve the compensation of our executive officers and provides oversight of our compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our deferred compensation plans, management stock plans, and incentive plans covering executive officers and other senior management. In overseeing the plans, the Compensation Committee delegates authority for day-to-day administration to the head of the Human Resources Department and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, where permitted, to our CEO, President/COO, and CFO, except for awards to the CEO, President/COO and CFO, whose awards are determined by the Compensation Committee. The Compensation Committee considers recommendations from our CEO and President/COO with respect to the compensation of the CFO and other executive officers.

The Compensation Committee also reviews and approves on an annual basis corporate goals and objectives relevant to the compensation of our CEO and President/COO, evaluates the CEO and President/COO’s performance in light of those goals and objectives, and reports to the board the CEO and President/COO’s compensation levels based on this evaluation. In determining the long-term incentive component of the CEO’s and President/COO’s compensation, the Compensation Committee considers, among other things, our performance and relative shareholder return, the value of similar incentive awards to CEOs and President/COOs at comparable companies, and the compensation set forth in the CEO’s and President/COO’s employment agreements. The objectives of our compensation programs are to:

•	attract and retain world class executive officers;

•	motivate our executive officers to accomplish our strategic and financial objectives;

•	align our executive officers’ interests with those of our shareholders; and

•	favor performance-based compensation for named executive officers that is aggressive, but achievable without excessive risk taking.

Our executive compensation programs are based on several factors, including the level of job responsibility, individual performance, division performance and Company performance. Compensation reflects the value of performance and rewards superior performance while limiting rewards for performance below targets. Compensation also reflects differences in job responsibilities, geographic and marketplace considerations. Compensation of executives in similar positions at peer apparel companies is also considered in this evaluation, especially for a new executive. The Compensation Committee believes the most effective executive compensation program rewards our achievement of specific annual, long-term and strategic goals, and aligns the interests of the executives with those of the shareholders by rewarding performance in accordance with established goals that are aggressive, but achievable without excessive risk-taking. The Compensation Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers, including the named executive officers, should include both cash compensation that rewards performance as measured against established goals and stock-based compensation.

Since 2009, the Compensation Committee has directly engaged PM&P to assist it with executive compensation and director compensation matters. PM&P periodically advises the Compensation Committee in its review of the competitiveness and effectiveness of our executive compensation and incentive practices, including review of overall compensation levels, peer group information and practices, and trends in long-term incentives as well as a competitive compensation assessment. In reviewing and making recommendations regarding the design of our compensation programs, PM&P considers our compensation philosophy and the balance between our objectives, value to employees and program costs while aligning the goals of our executive officers with those of our shareholders and motivating our executive officers to accomplish our strategic and financial objectives. PM&P provides no services to the Company other than those provided directly to or on behalf of the Compensation Committee relating to executive compensation and director compensation services, when and as requested by the committee. PM&P attends meetings of the Compensation Committee at the request of the Committee, meets with the Compensation Committee in executive sessions without the presence of management and frequently communicates with the chairman of the Compensation Committee with regard to emerging issues. In fiscal 2015, the committee did not consult with PM&P for any of these services.

With the assistance of PM&P, the Compensation Committee has periodically selected a peer group for use in analyzing our pay practices. In January 2013, the peer group approved by the Compensation Committee was comprised of the following companies: Carters Inc., Quiksilver Inc., Columbia Sportswear Co., Fifth & Pacific Company, Inc., Wolverine Worldwide, Inc., GIII Apparel Group Ltd, Crocs, Inc., Oxford Industries Inc., Maidenform Brands, Inc., American Apparel, Inc., Delta Apparel Inc., Movado Group, Inc., True Religion Apparel, Inc., and Iconix Brand Group, Inc. The median (50th percentile) 2011 revenue size of the peer group companies was $888 million, which is generally comparable to our fiscal 2013 revenue of approximately $970 million. With the assistance of PM&P, the Compensation Committee reviewed the peer group information, considered current pay practices and reviewed economic data to set the fiscal 2014 compensation programs. After consultations with PM&P, the Compensation Committee determined to utilize the same peer group information utilized for the fiscal 2014 programs to set the fiscal 2015 compensation programs. Additionally, PM&P utilized the same peer group information to conduct a competitive review of our CEO’s total direct compensation (sum of base salary, annual bonus and long-term incentive/equity grant values) and provide recommendations to the Compensation Committee in reviewing and approving our CEOs new employment agreement (as described in the section of the proxy statement captioned “Employment Agreements” below).

In early 2015, in preparation for the upcoming fiscal 2016 compensation setting process, the Compensation Committee requested PM&P’s assistance with:

(i)	re-evaluation of the companies in the peer group,

(ii)	review of the competitiveness of our executive compensation programs, and

(iii)	comprehensive review of the design of the programs and their contribution to the short- and long-term financial performance objectives of the Company.

In reviewing and selecting the fiscal 2016 peer group, the Compensation Committee first selected 18 companies in the apparel manufacturing and retail industry, which included 11 companies with similar business characteristics to our business. The Compensation Committee considered publicly available information from 2014, including revenue, EBITDA, total assets, market capitalization and enterprise value. As a result of this evaluation, six companies were dropped from the prior fiscal peer group (Fifth & Pacific Companies, Inc., Wolverine World Wide Inc., Maidenform Brands, Inc., Movado Group Inc., True Religion Apparel Inc. and Iconix Brand Group, Inc.) because they no longer existed as companies or were not considered a comparable business, and three companies (Deckers Outdoor Corp., Guess?, Inc., and Steve Madden, Ltd.) were added to the peer group as being more comparable to our Company.

As a result of this review, our fiscal 2016 peer group is comprised of the following companies:

American Apparel, Inc.	Guess?, Inc.

Carter’s Inc.	GIII Apparel Group Ltd.

Columbia Sportswear Co.	Oxford Industries Inc.

Crocs, Inc.	Quicksilver Inc.

Deckers Outdoor Corp.	Steve Madden, Ltd.

Delta Apparel Inc.

In designing and setting the fiscal 2016 programs, the Compensation Committee reviewed the then current use of time-based and performance-based instruments and evaluated any prospective changes against our stated executive compensation philosophy and principles.

Components of 2015 Executive Compensation

The Compensation Committee determined to implement fiscal 2015 compensation programs similar to the compensation programs implemented in fiscal 2014. Except as otherwise noted, the description of the compensation programs provided herein applies to all of our named executive officers.

For fiscal 2015, the principal components of compensation for our named executive officers were:

•	Base salary;

•	Performance-based non-equity incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Base Salary

Base salary is the only guaranteed element of an executive officer’s annual cash compensation. In setting base salary, we generally consider the range of competitive base salaries for positions at comparable apparel companies and our overall financial performance during the prior year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using several criteria.

The following elements may be utilized:

•	review of the executive’s compensation, both individually and in comparison with our other named executive officers;

•	review and comparison of peer group data of competitor apparel companies; and

•	assistance of our independent compensation consultant.

In making base salary recommendations, the Compensation Committee compares the salary against our identified peer group of publicly-traded apparel and apparel-related wholesale and retail companies, as described above. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and for shareholders’ investment. Because of the variance in size among the companies comprising the peer group, other factors such as EBITDA, net income, share value and growth may be used to adjust the compensation of the peer group companies to make it more relevant, for comparison purposes, to our compensation levels.

The base salaries of the CEO and President/COO are based upon the terms of their employment agreements, as described in the section captioned “Employment Agreements” below. In establishing the terms of these agreements, the Compensation Committee considered the responsibilities of each position, the responsibility of comparable positions at peer apparel and retail companies and the recommendations provided by PM&P including, among other things, their recommendations regarding our retention objectives. The base salary level for each of the named executive officers remained the same for fiscal 2015 as for fiscal 2014.

Performance-Based Short-Term Incentive Compensation Programs and Bonuses

We grant cash incentives to our named executive officers under the 2011 Management Incentive Compensation Plan, which was approved at our 2011 Annual Meeting (the “Management Incentive Compensation Plan”), and which gives the Compensation Committee the latitude to provide cash incentives to promote high performance and achievement of corporate goals by key employees and to promote our success by providing performance-based cash incentives to our participating key employees. The selection of participants rests with the discretion of the Compensation Committee and eligibility extends to all senior management employees.

The Compensation Committee has created two cash compensation plans under the terms of the Management Incentive Compensation Plan: the Executive Management Incentive Plan (the “EMI Plan”) and the Management Incentive Plan (“MIP Plan”). With respect to the EMI Plan, the Compensation Committee, in its discretion, establishes the performance period not to exceed 12 months and sets the business criteria and business formulas that are used to determine what is paid to a participant for a performance period during the first 90 days of each new fiscal year. The Compensation Committee intends that any awards made under the EMI Plan be eligible for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee, in its discretion, may, but need not, establish different performance periods, different business criteria and different incentive formulas, with respect to one or more participants.

For fiscal 2015, the Compensation Committee considered various performance measures for the EMI Plan and set annual performance goals based on adjusted EBITDA, the same performance measure utilized for the fiscal 2014 EMI Plan. For the purpose of the fiscal 2015 EMI Plan, adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long-lived assets, gain or loss on sale of long-lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives. The Compensation Committee considers adjusted EBITDA a performance measurement that translates directly into bottom line earnings and encompasses not only gross profit margin – an important measure for the Company – but also operating expenses, which are important in the short-term for the Company. The Compensation Committee reviews the performance measure annually to confirm the selected performance measure properly aligns the goals of our executive officers with those of our shareholders while motivating our executive officers to accomplish the strategic and financial objectives of the Company.

During fiscal 2015, the CEO and the President/COO participated in the EMI Plan. The selection of these two participants related to the magnitude of their responsibilities in comparison with the responsibilities of other executives and the relative total compensation for each of these two positions in comparison to similar positions in the apparel industry peer group reviewed by the Compensation Committee. In addition, under the terms of their respective employment agreements, we are required to provide annual incentives that are tied to specific performance levels the Compensation Committee establishes each year.

For fiscal 2015, the plan performance goals for the CEO and President/COO were established to award a cash incentive in the range of 40% at threshold; 110% at target; and 130% at maximum of base salary based on various adjusted EBITDA ranges for fiscal 2015. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. The Compensation Committee also authorized a minimum payment amount, or “gatekeeper bonus,” to each of the two EMI Plan participants of up to $300,000 upon the achievement of a minimum “gatekeeper” performance level, which payment would not be eligible for 162(m) deductibility if paid.

The Compensation Committee discussed the appropriate adjusted EBITDA goals at length in an effort to select the goals that would reward good performance, but were achievable. The EMI Plan performance targets for fiscal 2015 were a threshold payout at $66 million pre-bonus adjusted EBITDA, a target payout at $76.5 million pre-bonus adjusted EBITDA, and a maximum payout at $86.1 million pre-bonus adjusted EBITDA. The minimum pre-bonus adjusted EBITDA for the EMI Plan participants to be eligible for a gatekeeper bonus was $34.8 million. The EMI Plan participants did not earn a cash bonus for fiscal 2015 based on the pre-established performance goals, as our full year adjusted EBITDA of $39.8 million did not meet the threshold payout level. After review, although the fiscal 2015 adjusted EBITDA of $39.8 million was higher than the minimum gatekeeper level of $34.8 million, the Compensation Committee determined not to make a gatekeeper payout to either the CEO or the President/COO.

The MIP Plan is an annual cash incentive program established under the broad terms of the Management Incentive Compensation Plan to provide cash incentives for those executive officers and other management employees who are not selected as participants under the EMI Plan. There were approximately 230 participants in the MIP Plan for fiscal 2015, including our CFO, Golf Division President and International President. The MIP Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Compensation Committee oversight and approval.

The MIP Plan allows for all levels of management to receive a cash award equal to an amount between 5% and 40% of their base salary (100% for the International President), based on each manager’s level of responsibility, our overall financial performance, divisional performance and the individuals’ individual performance review. Under the MIP Plan, an overall incentive target amount with ranges of potential payout is established for participants at the beginning of each fiscal year by the Compensation Committee. For fiscal 2015, the MIP Plan performance goals were established to award cash incentives in the ranges from 40% at threshold, 100% at target and 130% at maximum of the allocable incentive of all participants. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. Incentive payouts for the year are then determined based on our financial results for the fiscal year relative to the pre-established performance guidelines as well as each participant’s individual performance review. The CEO and President/COO do not participate in the MIP Plan.

The fiscal 2015 MIP Plan components and weighting followed the fiscal 2014 MIP Plan design by including

(i)	the divisional component ranging from 0% to 40%;

(ii)	the weighting of the adjusted EBITDA goal ranging from 40% to 60%; and

(iii)	the weighting of the individual performance evaluation ranging from 20% to 40%.

For fiscal 2015, the Compensation Committee chose the same adjusted EBITDA targets for the MIP Plan as it chose for the EMI Plan. The weighting of the adjusted EBITDA goal ranged from 40% to 60% of the cash incentive amount, the weighting of the divisional component ranged from 0% to 40%, and the weighting of the individual performance evaluation ranged from 20% to 40%. The range of outcomes is a function of whether a particular participant is a division executive or a corporate (shared services) executive. In considering the measures for the divisional component, the Compensation Committee desired to incentivize management to generate sustainable profitable growth for us by driving division results and determined that a combination of divisional revenue and adjusted EBITDA objectives were the appropriate divisional measures to accomplish the desired growth and profitability objectives for us.

In addition, the Compensation Committee recognized the need to continue to motivate and reward outstanding performance of those executives who drive and accomplish the strategic and financial objectives of the Company and authorized a gatekeeper payout if the Company achieved a minimum pre-bonus adjusted EBITDA level. A satisfactory individual performance appraisal was a condition to any payment of a cash incentive. The Compensation Committee also has the discretion to adjust an award payout upward or downward from the amount yielded by the formula based upon recommendations from the CEO or President/COO.

The Compensation Committee approves the budget allocation for the MIP Plan each year based on our anticipated financial performance, the number of anticipated participants and the percentages of base salary for each participant. For fiscal 2015, the minimum gatekeeper adjusted EBITDA goal of $34.8 million was achieved and approximately $450,000 was paid to approximately 40 MIP Plan participants, from divisions which met their divisional goals and met or exceeded their individual objectives. Neither our CFO nor our Golf Division President, who were participants in the MIP Plan for fiscal 2015, received a gatekeeper bonus; however, our International President was granted a gatekeeper bonus of $50,000 due to the solid performance of his divisions.

In light of PM&P’s recommendations in connection with the fiscal 2016 compensation review, the Compensation Committee implemented certain changes to the fiscal 2016 EMI and MIP Plans. The Compensation Committee considered various performance measures and evaluated such measures based on the category of participant. In considering the performance measures, the Compensation Committee determined that:

(i)	revenue is a key driver in our value creation;

(ii)	gross margin is a key measure to reflect the impact of both strong pricing on the top line and sourcing product on a cost effective basis; and

(iii)	operating profit margin was an important measure of profitability after all operating costs were covered and is believed to be a key driver of long-term shareholder value creation.

The fiscal 2016 EMI Plan was redesigned, based on revenue growth and operating profit margins, as adjusted, with adjusted revenue growth weighted at 35% of the total cumulative performance goal and adjusted operating profit margins weighted at 65% of the total cumulative performance goal. The fiscal 2016 EMI incentive ranges were set at the same levels as the fiscal 2015, with actual payouts to be interpolated for performance between threshold and target, and target and maximum on a straight line basis.

Similar to the fiscal 2015 MIP Plan, the fiscal 2016 MIP Plan included measures based on overall financial performance, divisional performance and individual performance reviews. The fiscal 2016 MIP ranges were set at the same level as fiscal 2015, with actual payouts to be interpolated for performance between threshold and target, and target and maximum, on a straight line basis. The fiscal 2016 MIP Plan performance measures and weighting was redesigned as follows:

(i)	adjusted revenue growth ranging from 10% to 17.5% of the total award;

(ii)	adjusted gross margins ranging from 10% to 17.5% of the total award;

(iii)	operating profit margins ranging from 20% to 35% of the total award; and

(iv)	individual objectives ranging from 20% to 30% of the total award.

The range of outcomes is a function of whether a participant is a division executive or a corporate (shared service) executive. The Compensation Committee revisited the “gatekeeper” concept and determined that the concept was desirable to motivate and reward divisions and participants who did achieve their goals when the overall company did not. With the input of PM&P including how to provide greater flexibility for potential payouts, the Compensation Committee denominated the “gatekeeper” in any given year as 60% of budgeted, non-cash or cash adjusted EBITDA for each fiscal year for both the EMI and MIP Plans.

Long-Term Incentive Compensation

In 2005, we adopted the Long-Term Incentive Compensation Plan that was approved by our shareholders at the 2005 Annual Meeting, amended and restated by our shareholders at the 2008 Annual Meeting, and further amended and restated and approved by our shareholders at our 2011 Annual Meeting (the “Long-Term Incentive Compensation Plan” or “LTI Plan”). The LTI Plan, allows the Compensation Committee to award performance-based equity incentive plan awards that pay in cash, stock options, stock appreciation rights (“SARs”), performance shares, restricted stock, dividend equivalents and other types of equity awards to our executive officers. The LTI Plan encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our stock. The LTI Plan allows us to attract, motivate, retain and reward high quality executives and other key employees, officers, directors, consultants and other persons who provide service to us, by enabling such persons to acquire or increase a proprietary interest in our stock in order to strengthen the mutuality of interests between such persons and our shareholders. Equity awards and grants are awarded based on performance and to select newly hired management employees. By using a mix of stock options, SARs, restricted stock, performance share grants and performance-based equity incentive plan awards that pay in cash, we are able to compensate executives and other employees and incentive new employees to join and remain with us, reward performance and motivate our executive officers. Many of these programs deliver value only when the value of our stock increases.

Based upon input received from PM&P, we determined that it was in the best interest of the Company to implement annual LTI Plan grants of equity incentive compensation to named executive officers and other executive officers. In light of recommendations of PM&P, the Compensation Committee redesigned the LTI Plan in fiscal 2011 to include a combination of SARs in lieu of stock options, and performance shares, for all LTI Plan participants except the CEO and President/COO, who were awarded a performance-based equity incentive plan awards that pay a cash component in lieu of performance shares.

In fiscal 2014, the Compensation Committee reviewed the design features of the LTI Plan and based upon retention considerations at the time, determined to include a combination of time vesting restricted stock in lieu of SARs, for all plan participants. Prior to fiscal 2015, the LTI Plan included the payment of performance shares for all LTI Plan participants except the CEO and President/COO, who were granted performance-based equity incentive plan awards that pay in cash. The Compensation Committee elected to use performance shares to motivate executive officers to achieve long-term financial goals which serve to align executives with the interests of shareholders to create shareholder value. In connection with the 2015 LTI Plan, the Compensation Committee reviewed the stock available under the Long-Term Incentive Compensation Plan and determined to utilize performance-based equity incentive plan awards that pay in cash in lieu of performance shares, as the number of available shares under the LTI Plan was too low to permit their use. The fiscal 2015 LTI Plan grant to participants includes a combination of restricted stock that vests pro rata over a three-year period and performance-based equity incentive plan awards that pay in cash and cliff vest at the end of a three-year performance period if certain performance criteria is achieved, based on cumulative revenues and adjusted EBITDA.

The fiscal 2015 LTI Plan performance goals were established to award a performance share incentive in the range of 90% at threshold, 100% at target and maximum 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative revenue and adjusted EBITDA ranges. Cumulative revenue is weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA is weighted at 75% of the total cumulative performance goal. Actual payouts are interpolated for performance between threshold and target and target and maximum on a straight line basis. The performance-based equity incentive plan awards that pay in cash under the LTI Plan was created and approved under the LTI Plan and is eligible for deductibility under Section 162(m) of the Code.

PM&P’s review of the fiscal 2016 compensation programs included an overall review of the objectives and structure of the LTI Plan while furthering the our executive pay objectives to (i) continue to attract, maintain and motivate executive officers, (ii) favor performance-based compensation for executive officers that is aggressive, but achievable without excessive risk taking, (iii) ensure that the short and long-term incentive plans continue to support the achievement of our short and long-term strategic objectives, and (iv) align our executive officers’ interests with those of our shareholders. Based on input received from PM&P and the fiscal 2016 peer group analysis, the Compensation Committee determined to grant a package of incentives which will include performance shares or performance-based equity incentive plan awards that pay in cash, to be determined based upon share availability and the plan participant, and time-based restricted stock for retention purposes. A performance share or performance-based equity award that pays in cash, as applicable, has the same two sets of performance metrics, which we consider important drivers of shareholder value creation over the long-term:

(i)	50%, based on the financial performance objectives of earnings before taxes, as adjusted, (“EBT”) and return on invested capital, as adjusted, (“ROIC”) and

(ii)	50% based on relative total shareholder return versus our fiscal 2016 peer group (“TSR”).

For the fiscal 2016 grant, the compensation granted performance-based equity incentive plan awards that pay in cash in lieu of performance shares to all LTI Plan participants. The Compensation Committee considered the equity instrument allocations and, based on input from PM&P, determined that a significant majority of the allocation of the grant value of the equity instruments be oriented toward performance for the general LTI Plan participant group with 67% being performance-based and 33% retention-oriented time-vested restricted stock, and the CEO and President/COO have an 80% weighting on performance-based instruments and 20% retention-oriented time-vested restricted stock reflecting less emphasis on retention of the CEO and President/COO given their significant stock ownership interest. The time-vested restricted stock vests pro-rata over a three-year period.

The fiscal 2016 LTI Plan performance goals were established to award a performance-based incentive in the range of 90% at threshold, 100% at target and 110% of target, with a 50% payout at threshold, 100% payout at target and up to 150% payout at maximum based on various cumulative adjusted EBT, average adjusted ROIC and TSR ranges. The performance-based incentive vests at the end of a three-year performance period and actual payouts are interpolated for performance between threshold and target, target and maximum on a straight line basis. The performance-based equity incentive component of the fiscal 2016 LTI Plan was created and approved under the Long-Term Incentive Compensation Plan and is eligible for deductibility under Section 162(m) of the Code.

Stock Appreciation Rights

The Long-Term Incentive Compensation Plan permits the grant of SARs. Each SAR permits the holder to receive upon exercise, the net after-tax value of the appreciation of the SAR in the form of shares. A SAR award usually vests over a three to five year period and is generally granted within the range of 1,000 to 20,000 SARs. The size of the award is determined by the recipient’s position, responsibilities and individual performance, subject to plan limits, and the estimated value of each SAR is based on a Black-Scholes calculation. SARs award levels are determined based on market data utilizing a comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and President/COO, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO or President/COO. SARs are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted a SARs award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted SARs that are priced on a date other than the grant date. In fiscal 2015, the Compensation Committee did not grant stock-settled SARs under the LTI Plan but SARs remain an element of executive compensation that the Compensation Committee has awarded in the past and may award in the future.

Stock Options

The Long-Term Incentive Compensation Plan permits the grant of stock options. Each stock option permits the holder to purchase one share of our common stock at the market price of our common share on the date of grant. The stock option grants usually vest over a three to five year period and are generally granted within the range of 1,000 to 10,000 options. Generally, the size of the award is determined by the recipient’s position, responsibilities and individual performance, subject to plan limits, and the estimated value of each stock option is based on a Black-Scholes calculation. Stock option award levels are determined based on market data utilizing a comparison with the apparel company peer group and vary among participants based on their positions with us. For executive officers and employees other than the CEO and President/COO, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO or President/COO. Options are awarded with an exercise price equal to the closing price of our common stock on the date of the grant, which grants are made on the third Tuesday of the respective month or on the date a plan is approved by the Compensation Committee. The Compensation Committee has never granted an option award with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. The Company has not granted any stock options since prior to fiscal 2011, and since fiscal 2011, has granted SARs versus stock options. The key consideration in our move to SAR grants versus stock option grants is the use of fewer shares upon the exercise of stock-settled SARs. However, stock options remain an element of executive compensation that the Compensations Committee may award again in the future.

Restricted Stock Grants

The Long-Term Incentive Compensation Plan permits the grant of restricted stock awards. Restricted stock awards generally vest over a three to five year period and are fewer in number than stock-settled SARs to reflect their greater value. Restricted stock awards are generally granted in a range of 1,000 to 20,000 restricted shares. Based upon the analysis and recommendations from PM&P, including that both stock-settled SARs and restricted shares are considered time based grants, the Compensation Committee determined to grant restricted shares grants in lieu of stock-settled SARs. For executive officers and employees other than the CEO and President/COO, awards are based on the recommendation of the head of the Human Resources Department and/or the CEO or President/COO. In fiscal 2015, the Compensation Committee granted restricted shares under the LTI Plan. The amount of the grants varied based on the recipient’s position, title and responsibility, subject to plan limits. The table entitled “Grants of Plan-Based Performance Cash and Equity Awards” contains information regarding the restricted stock awards granted to each of the named executive officers during fiscal 2015.

Performance Shares

The Long-Term Incentive Compensation Plan permits the grant of performance shares. Performance share awards generally vest over a three to five year period after the recipient meets certain pre-established performance criteria. In fiscal 2013, the Compensation Committee granted performance shares under the LTI Plan. The 2013 LTI Plan performance share grants had a three-year performance period, which ended at the conclusion of fiscal 2015, with the outcome based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA weighted at 75% of the total cumulative performance goal. The fiscal 2013 LTI adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives. The fiscal 2013 LTI Plan performance targets included (i) cumulative revenue (25% weighting) with a 50% payout at $2.93 billion three year cumulative revenue, a 100% payout at $3.25 billion three year cumulative revenue, and a 150% payout at $3.58 billion three year cumulative revenue and (ii) cumulative adjusted EBITDA (75% weighting) with a 50% payout at $247 million three-year cumulative adjusted EBITDA, a 100% payout at $274 million three-year cumulative adjusted EBITDA, and a 150% payout at $301 million three-year cumulative adjusted EBITDA. The LTI Plan participants, including our CFO and Golf Division President, did not earn the performance share bonus based on the pre-established performance goal as our three-year cumulative revenue was $2.8 billion and our three-year cumulative adjusted EBITDA was $135.9 million. In fiscal 2014, the Compensation Committee also granted performance shares under the LTI Plan. The fiscal 2014 LTI Plan performance share grant has a three-year performance period, which ends at the conclusion of fiscal 2016, with the outcome based on the level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal. The fiscal 2014 LTI adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives, as approved by the Compensation Committee. The grants varied based on the recipient’s position, title and responsibility. Our CEO and President/COO did not receive grants of performance shares under the LTI Plan in fiscal 2013 or fiscal 2014, but were alternatively granted a long term performance-based equity incentive plan award that pays in cash based on our level of achievement of cumulative revenue and adjusted EBITDA targets over a three-year performance period (as discussed below).

Performance-Based Equity Awards Paid in Cash

The Long-Term Incentive Compensation Plan permits the grant of performance-based equity incentive plan awards that pay in cash. Our CEO and President/COO did not receive grants of performance shares under the LTI Plans for fiscal 2013, fiscal 2014 or fiscal 2015 but were alternatively granted long term performance-based equity incentive plan awards that pay in cash under the Long- Term Incentive Compensation Plan based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal targets and adjusted EBITDA weighted at 75% of the total cumulative performance goal targets over a three-year performance period. The fiscal 2013 LTI Plan performance-based equity incentive plan award that pays in cash to our CEO and President/COO had a three-year performance period, which ended at the conclusion of fiscal 2015, with the outcome based on the level of achievement of cumulative revenue weighted at 25% of the total cumulative performance goal and cumulative adjusted EBITDA weighted at 75% of the total cumulative performance goal. For fiscal 2013, LTI adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives. The fiscal 2013 LTI Plan performance targets for the performance-based equity incentive plan awards that pay in cash were the same performance targets as the target for the performance share awards and included (i) cumulative revenue (25% weighting) with a 50% payout at $2.93 billion three-year cumulative revenue, a 100% payout at $3.25 billion three-year cumulative revenue, and a 150% payout at $3.58 billion three-year cumulative revenue and (ii) cumulative adjusted EBITDA (75% weighting) with a 50% payout at $247 million three-year cumulative pre-bonus adjusted EBITDA, a 100% payout at $274 million three-year cumulative adjusted EBITDA, and a 150% payout at $301 million three-year cumulative adjusted EBITDA. The CEO and President/COO did not earn their respective performance-based equity incentive plan awards that pay in cash under the fiscal 2013 LTI Plan based on the achievement of the defined performance goals, as our three-year cumulative revenue was $2.8 billion and three-year cumulative adjusted EBITDA was $135.9 million. The Compensation Committee approved the fiscal 2014 performance-based equity incentive plan awards that pay in cash for the CEO and President/COO with the same parameters as the fiscal 2013 awards including a three-year performance period, which ends at the conclusion of fiscal 2016, with the outcome based on our level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal, over the three-year performance period. The fiscal 2014 LTI adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives, as approved by the Compensation Committee.

In fiscal 2015, the Compensation Committee granted performance-based equity incentive plan awards that pay in cash to all participants under the LTI Plan. The fiscal 2015 LTI Plan performance-based equity incentive plan awards that pay in cash have a three-year performance period, which ends at the conclusion of fiscal 2017, with the outcome based on our level of achievement of cumulative revenue, which is weighted at 25% of the total cumulative performance goal, and adjusted EBITDA, which is weighted at 75% of the total cumulative performance goal. The fiscal 2015 LTI adjusted EBITDA consisted of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt and non-controlling interest, impairment on long lived assets, costs on exited brands, costs of streamlining and consolidation of operations and other strategic initiatives, as approved by the Compensation Committee. The grants varied based on position, title and responsibility. The table entitled “Grants of Plan-Based Performance Cash and Equity Awards” contains information regarding the performance-based equity incentive plan awards that pay in cash granted to each of the named executive officers during fiscal 2015.

Executive Stock Ownership Policy; Hedge and Pledge Policy

It is our policy to strongly encourage stock ownership by our executive officers. This policy closely aligns the interests of management with those of shareholders. Under this policy, LTI Plan participants and any executive who at the time of employment is eligible by position to participate in the LTI Plan are expected to accumulate shares over a three-year period, and then retain the shares. Our Compensation Committee regularly reviews the stock ownership policy taking into consideration comparative compensation data and effective May 1, 2013, our Compensation Committee determined to set a stock ownership target level as a multiple of salary for our LTI Plan participants.

Effective May 1, 2013, the stock ownership requirement for our executive officers was reset as follows:

•	CEO and President/COO – three times base salary;

•	Presidents, Executive Vice Presidents, Chief Financial Officer, Chief Merchandising Officers, Chief Information Officer – one times base salary; and

•	all other LTI Plan Participants – .5 times base salary.

All of the shares of common stock owned by the executive officer apply toward meeting this ownership requirement. Under this policy, LTI participants are expected to accumulate their stock ownership over a three-year period and then retain the shares. Our stock ownership guidelines are posted in the “Our Company” section of our website at www.pery.com.

Pursuant to the Company’s Policy Statement on Hedging and Pledging of Company Securities, our directors and executive officers, are prohibited from hedging the economic risk of ownership of our Company’s stock, including through the use of puts, calls and other derivative securities or from entering into any new pledge or margin arrangements after January 2015 that use our

Company’s stock as collateral for a loan or other purposes, except with the prior approval of the Corporate Governance Committee based on the demonstrated financial ability of such director or executive officer. Our Hedging and Pledging Policy is posted in the “Our Company” section of our website at www.pery.com.

Clawback Policy

Upon recommendation of the Compensation Committee, on April 17, 2015, the board of directors adopted the Clawback Policy (the “Clawback Policy”), which covers all our executive officers and other applicable employees (the “Covered Officers”), and applies to incentive compensation that is granted after the adoption of the Clawback Policy. Under the Clawback Policy, in the event of a restatement of our financial results due to the material noncompliance with any financial reporting requirement under the securities laws, regardless of fault, the board may seek the return of the amount that was paid to the Covered Officer, based on the erroneous data and corrected under the accounting restatement. In the event that the board determines in its sole discretion that the Covered Officer’s act or omission contributed to the circumstances requiring the restatement, then we will use reasonable efforts to recover from such Covered Officers, up to 100% of such incentive-based compensation. Only incentive-based compensation paid or awarded during the two years preceding the financial restatement is subject to recoupment. Our Clawback Policy is posted in the “Our Company” section of our website at www.pery.com.

No Gross-Up Payments

None of our named executive officers has an employment agreement that provides for any gross-up to compensate for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change-in-control.

Employment Agreements

The following section describes the terms of employment agreements between us and certain of our executive officers. We compete for executive talent and believe that an employment agreement providing severance and other protections plays an important role in retaining George Feldenkreis, our Chairman and CEO. On May 7, 2013, we entered into a new employment agreement with Mr. George Feldenkreis to replace the agreement that expired in January 2013. The employment agreement with Mr. Feldenkreis expires at 11:59 pm on January 30, 2016 and provides for an initial annual salary of not less than $1,000,000, subject to annual increases in the sole discretion of our board of directors. Mr. Feldenkreis is also eligible to participate in our annual incentive compensation plan with an annual threshold bonus opportunity equal to not less than 40% of his then current base salary, a target bonus opportunity (referred to as the “target bonus”) equal to not less than 110% of his then current base salary and a maximum bonus opportunity equal to not less than 130% of his then current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by our compensation committee for each fiscal year during the term of the agreement, which performance criteria will be set within the first three months of each fiscal year during the term of the employment agreement. Lastly, Mr. Feldenkreis is eligible to participate in our applicable long-term incentive compensation plan as may be established and modified by our board of directors in its sole discretion.

Under the terms of the employment agreement, Mr. Feldenkreis has agreed that all future equity awards will provide for automatic vesting upon a change in control coupled with a termination of his employment without cause or for good reason (as defined in the employment agreement) within 24 months of the change in control.

Under the terms of his previous employment agreement, which expired January 31, 2013, Mr. George Feldenkreis was entitled to receive a tax gross-up payment if his compensation under such agreement exceeded 300% of his base salary by more than $50,000, and as a result, he became subject to a “parachute” excise tax. The payment of this tax gross-up was eliminated in his new employment agreement. The employment agreement also prohibits Mr. George Feldenkreis from competing with us during the employment period and for two years after termination of his employment or upon expiration of the term of the agreement, as applicable. In addition, Mr. Feldenkreis is prohibited from soliciting or doing business with any of our customers or clients or employing or attempting to employ any of our employees (other than his personal administrative assistant(s)) for the purpose of causing such employee to terminate his or her employment with us during the employment period and for two years after termination of his employment for any reason except for the termination of Mr. George Feldenkreis’ employment upon expiration of the term of the agreement. The prohibition on the non-solicitation of employees continues for one year after expiration of the term of the agreement. The terms of Mr. Feldenkreis’ agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section entitled “Payout to Certain Executive Officers upon Termination or Change of Control.”

We also believe that the employment agreement we have with Oscar Feldenkreis, which provides for severance and other protections, plays an important role in our retention of Oscar Feldenkreis, our Vice Chairman, President and COO. On May 7, 2013,

we entered into a new employment agreement with Mr. Oscar Feldenkreis to replace the agreement that expired in January 2013. The new employment agreement with Mr. Oscar Feldenkreis, expires at 11:59 pm on January 30, 2016 and provides for an initial annual salary of not less than $1,000,000, subject to annual increases in the sole discretion of our board of directors. Mr. Feldenkreis is also eligible to participate in the same annual incentive compensation plan (with the same percentage bonus opportunities) that Mr. George Feldenkreis is entitled to receive. He is eligible to participate in our applicable long-term incentive compensation plan as may be established and modified by our board of directors in its sole discretion as well. Mr. Oscar Feldenkreis’ employment agreement contains termination and other provisions substantially the same as those set forth in George Feldenkreis’ employment agreement except that if Mr. Oscar Feldenkreis is terminated without cause (as defined in his employment agreement) or he quits for good reason, Mr. Oscar Feldenkreis will receive all of the same benefits Mr. George Feldenkreis would receive upon his death or disability plus a lump sum cash payment equal to 200% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason. Additionally, Mr. Oscar Feldenkreis’ employment agreement contains two additional circumstances under which his resignation would qualify as a resignation for good reason. Mr. Oscar Feldenkreis would be deemed to have resigned for good reason if (a) we failed to promote him to chief executive officer after George Feldenkreis ceased to serve as our chief executive officer for any reason (other than a termination of George Feldenkreis’ employment by us for “cause,” (as is defined in Mr. George Feldenkreis’ employment agreement); or (b) following such promotion, we failed to retain Mr. Oscar Feldenkreis as our chief executive officer from the date of his promotion to the end of the term of his employment agreement.

Mr. Oscar Feldenkreis’ employment agreement also includes a “clawback” provision as described with respect to Mr. George Feldenkreis’ employment agreement. Finally, the tax gross-up provision contained in Mr. Oscar Feldenkreis’ previous employment agreement, which was the same as the provision in Mr. George Feldenkreis’ previous employment agreement, was eliminated in his new employment agreement. The terms of Mr. Oscar Feldenkreis’ agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section captioned “Payout to Certain Executive Officers upon Termination or Change of Control” below.

Effective September 9, 2013, we entered into an employment agreement with Mr. Stanley Silverstein, our International President, for a term of five years. The employment agreement provides for an annual salary of $500,000, subject to annual reviews for increases in the sole discretion of the Company’s Chief Executive Officer. Mr. Silverstein is also eligible to participate in the Company’s annual incentive compensation plan applicable to senior level executives as established and modified from time to time by the Company’s board of directors. For the fiscal year 2014, Mr. Silverstein was entitled to receive a guaranteed bonus of $175,000, less applicable tax deductions, payable in September 2014. Commencing fiscal year 2015, Mr. Silverstein was eligible for incentive compensation with an annual threshold bonus opportunity equal to 40% of his then current base salary, a target bonus opportunity equal to not less than 100% of his then-current base salary, and a maximum bonus opportunity equal to not less than 130% of his then-current base salary. In each case, bonuses will be based on satisfaction of performance criteria established by the Company’s Compensation Committee for each fiscal year during the term of the agreement. In addition, Mr. Silverstein was granted an aggregate of 120,000 shares of restricted stock, 20,000 shares of which vested on September 9, 2014 and 25,000 shares of which will vest on each of September 9, 2015, 2016, 2017 and 2018, respectively. The restricted stock will vest immediately upon a change in control (as defined in his employment agreement) and upon certain termination events as described below. Last, beginning in fiscal year 2016, Mr. Silverstein may, in the discretion of the Company, be eligible to participate in the Company’s applicable long-term incentive compensation plan as may be established and modified by the Company’s board of directors in its sole discretion.

The employment agreement also prohibits Mr. Silverstein from competing with the Company or calling on, soliciting or doing business with any customer or client of the Company or any subsidiary during the employment period and for six months after Mr. Silverstein’s last date of employment with the Company. In addition, for two years after termination of his employment, Mr. Silverstein is prohibited from or employing or attempting to employ any employee of the Company, or any person that was employed with the Company during the last six months of Mr. Silverstein’s employment with the Company. The terms of the Mr. Silverstein’s agreement relating to termination of his employment and amounts due in the event of such a termination or a change of control are discussed in the section captioned “Payout to Certain Executive Officers upon Termination or Change of Control” below.

Retirement Plans

Savings Plan

We offer a tax-qualified 401(k) Plan to all U.S. based associates, including the named executive officers, who are eligible to contribute the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service on a pre-tax or post-tax basis after 90 days of service to us. We match 20% of each participant’s elective deferral to the 401(k) plan that does not exceed 6% of such participant’s eligible compensation. On April 1, 2013, we increased the match to the 401(k) Plan for employees who earn less than $85,000 annually to a match of 35% of each participant’s elective deferral that does not exceed 6% of each such participant’s eligible compensation. All participant contributions to the 401(k) Plan are fully vested upon contribution. All matching contributions to the plan vest after three years of service.

Non-Qualified Defined Contribution Plans

We do not offer any non-qualified deferred contribution and/or compensation plans.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to executive officers. Some of the perquisites offered are automobiles or automobile allowances, country club memberships for entertainment purposes and term life insurance commensurate with the level of responsibility of the executive.

Risk Assessment

The Compensation Committee carefully considers the overall pay mix and incentive structure to discourage excessive risk taking. Senior executives are paid an annual base salary that is competitive in the market and are eligible for an annual cash incentive bonus and long term incentives.

The annual cash incentive bonus is based on one or more performance metrics that are consistent with our long-term goals. The performance metrics and goals are established by the Compensation Committee and based on budgeted levels that are reviewed and approved by the board of directors, and all incentive cash bonus awards, whether short term or long term, have maximum bonus payout amounts. Additionally, if the CEO, President/COO or International President is terminated by us for a reason other than “cause” (as defined in the applicable employment agreement) and we later determine that such person’s employment could have been terminated by us for “cause,” then a “clawback” provision in the CEO’s, President/COO’s, or International President’s employment agreements requires the repayment to us immediately upon written demand by the board of directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due to the executive officer in the event of a termination for “cause.” The board adopted a Clawback Policy applicable to our executive officers in connection with the potential recoupment of incentive-based compensation paid to all covered employees. Additionally, we adopted a pledge and no hedge policy to avoid activities that may conflict with our best interests and the interests of our shareholders.

We also rely on long-term incentives that reward senior executive based on our long-term business and strategic goals. We award long term equity compensation in the form of stock appreciation rights, restricted stock, performance shares and performance-based cash. Stock appreciation rights and restricted stock typically vest annually over a period of three to five years. Performance awards to senior executives typically cliff vest at the end of a three to five year performance period and are based on one or more performance metrics and incorporate a maximum payment amount. The performance goals for the performance shares and the performance-based equity incentive plan awards paid in cash are the same, as established by the Compensation Committee, and are also based on budgeted levels, which are reviewed and approved by the board of directors. Additionally, we maintain equity ownership requirements that expose its senior executive officers to the loss of value of their equity ownership if stock appreciation is jeopardized.

The Compensation Committee oversees and annually reviews and approves our executive compensation structure and programs. During the course of its assessment, the Compensation Committee consults with various persons, including senior management and the independent compensation consultant retained by the Compensation Committee, to ensure that the compensation programs are designed to incentivize executives without encouraging excessive risk taking. Each of the compensation components is also reviewed and evaluated in assessing the potential risks arising in connection with compensating both our senior level officers and our other employees. We do not believe that there are any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us or our businesses.

Policy on Deductibility of Compensation Expense

Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers that its primary goal is to design compensation strategies that further the best interests of us and our shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation policies and programs that preserve the tax deductibility of compensation expenses and will balance the costs and burdens involved in compliance against the value of the tax benefits to be obtained by the Company and may, in certain instances, pay compensation that is not fully deductible if the Compensation Committee determines that the costs and burdens of obtaining the tax deduction outweigh the benefits.

For fiscal 2015, we met all the requirements to deduct all compensation except for the deduction of executive perquisites and benefits for Mr. George Feldenkreis and Mr. Oscar Feldenkreis.

Accounting for Stock-Based Compensation

We account for stock-based payments, including equity awards under our Long-Term Incentive Compensation Plan, in accordance with the requirements of ASC Topic 718, Compensation – Stock Compensation. This means that the value of these awards was determined and shown as an expense for the applicable period in our fiscal 2015 financial statements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION COMMITTEE

/s/ J. David Scheiner, Chairman
/s/ Joseph P. Lacher
/s/ Alexandra Wilson

EXECUTIVE COMPENSATION

Set forth below are tables prescribed by the SEC proxy rules presenting the compensation with respect to fiscal 2013, fiscal 2014 and fiscal 2015 of (i) Mr. George Feldenkreis, our Chief Executive Officer, (ii) Ms. Anita Britt, our Chief Financial Officer, and (iii) our three most highly compensated executive officers in fiscal 2015 other than the Chief Executive Officer and Chief Financial Officer, namely Mr. Oscar Feldenkreis, Mr. Stanley P. Silverstein and Mr. John F. Voith, which we collectively refer to as the “named executive officers”).

Summary Compensation Table

The following table discloses compensation paid or to be paid to the named executive officers with respect to fiscal 2015, fiscal 2014 and fiscal 2013.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		SARS/ Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
George Feldenkreis,	2015	973,077	—		925,035	(5)	—		—	—	227,096	(8)	2,125,208
Chairman of the Board and Chief Executive Officer	2014	1,023,077	—		925,008	(6)	—		—	—	299,005	(8)	2,247,090
	2013	1,000,000	—		—		924,950	(7)	1,387,500	—	245,797	(8)	3,558,247

Oscar Feldenkreis,	2015	1,000,000	—		925,035	(5)	—		—	—	136,543	(10)	2,061,578
Vice Chairman, President and Chief Operating Officer	2014	1,038,462	800,000	(9)	925,008	(6)	—		—	—	192,313	(10)	2,955,783
	2013	1,000,000	—		—		924,950	(7)	1,387,500	—	167,697	(10)	3,480,147

Anita Britt,	2015	411,000	—		123,308	(11)	—		—	—	24,560	(15)	558,868
Chief Financial Officer	2014	422,500	—		246,595	(12)	—		—	—	26,830	(15)	695,925
	2013	395,000	—		109,665	(13)	78,999	(14)	—	—	25,914	(15)	609,578

John F. Voith,	2015	500,000	—		175,021	(16)	—		—	—	25,204	(20)	700,225
President, Golf Division	2014	509,808	—		349,994	(17)	—		—	—	27,707	(20)	887,509
	2013	447,500	—		138,845	(18)	100,009	(19)	—	—	22,934	(20)	709,288

Stanley P. Silverstein,	2015	500,000	—		—		—		50,000	—	19,835	(23)	569,835
President, International Development and Global Licensing	2014	195,437	175,000	(21)	2,224,800	(22)	—		—	—	6,641	(23)	2,601,878

(1)	Fiscal 2014 salary reflects 27 payments compared to 26 payments in fiscal 2013 and fiscal 2015.
(2)	The amounts shown are the grant date fair value calculated in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the offset of estimated forfeitures. The assumptions used are described in Footnote 24 to our consolidated financial statement in our Annual Report on Form 10-K for fiscal 2015, as amended.
(3)	Amounts received by George Feldenkreis and Oscar Feldenkreis for fiscal 2013 represent cash payments earned under our Long Term Incentive plan.
(4)	Stanley Silverstein was granted a $50,000 “gatekeeper” bonus for fiscal 2015 pursuant to the MIP Plan. This bonus will be paid in fiscal 2016. No other bonuses were earned by or paid to named executive officers for fiscal 2015 pursuant to the EMI Plan or the MIP Plan.
(5)	Represents 62,250 shares of restricted common stock that vest in three equal annual installments commencing on April 28, 2015.
(6)	Represents 52,647 shares of restricted common stock that vest in three equal annual installments commencing on April 30, 2014.
(7)	Represents stock appreciation rights to acquire 89,686 shares of our common stock, which vested as follows: 29,895 shares on March 19, 2013 and March 19, 2014 and 29,896 shares on March 19, 2015.
(8)	Consists of: (i) $3,902 in fiscal 2013 for George Feldenkreis’ personal use of our automobile; (ii) $154,930, in each of fiscal 2015, 2014 and 2013, attributable to our payment of term life insurance premiums on policies for which George Feldenkreis’ family is the beneficiary; (iii) $3,166, $3,014, and $3,000 in fiscal 2015, 2014, and 2013, respectively, in our 401(k) matching contributions; (iv) $9,846, $9,089, and $9,846 in each of fiscal 2015, 2014, and 2013 for the imputed value of group life insurance benefits for which George Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $38,904, $34,798, and $32,689, in fiscal 2015, 2014 and 2013, respectively, attributable to our payment of health and long term disability benefits; (vi) $19,581 in each of fiscal 2014 and 2013 for country club membership fees; and (vii) $20,250, $77,593, and $21,849, in fiscal 2015, 2014 and 2013, respectively, as reimbursement for the payment of New York non-resident income tax.
(9)	Represents a bonus paid in connection with the sale of certain Asian trademark rights with respect to the John Henry brand pursuant to a divestment incentive bonus plan established to incentivize and reward executives for the successful and expeditious negotiation and close of the divesture of certain non-core trade names and businesses. The Compensation Committee approved a bonus pool in the amount of $1,000,000 for the plan. As a result of the John Henry transaction, which closed in the first quarter of fiscal 2014, we recorded a significant gain in the licensing segment. The Compensation Committee approved the bonus amount for the President/COO based on the magnitude of his responsibilities in the achievement of the close of the transaction and authorized management to allocate the remaining authorized bonus amount among other participants.
(10)	Consists of: (i) $12,661, $20,469, and $21,781 in fiscal 2015, 2014, and 2013, respectively, for Oscar Feldenkreis’ personal use of two of our automobiles; (ii) $26,008 in each of fiscal 2015, 2014 and 2013, attributable to our payment of term life insurance premiums on policies for which Oscar Feldenkreis’ family is the beneficiary; (iii) $3,120, $3,060, and $3,000 in fiscal 2015, 2014 and 2013, respectively, in our 401(k) matching contributions; (iv) $1,214, $1,146, and $1,100 for fiscal 2015, 2014, and 2013, respectively, for the imputed value of group life insurance benefits for which Oscar Feldenkreis’ family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (v) $25,800, $28,136, and $26,787, in fiscal 2015, 2014, and 2013, respectively, attributable to our payment of health and long term disability benefits; (vi) $19,988, $19,581, and $19,581, in each of fiscal 2015 , 2014, and 2013, respectively, for country club membership fees; and (vii) $47,752, $93,913, and $69,440, in fiscal 2015, 2014 and 2013, respectively, as reimbursement for the payment of New York non-resident income tax.

(11)	Represents 8,298 shares of restricted common stock that vest in three equal annual installments commencing on April 28, 2015.
(12)	Represents: (i) 7,017 shares of restricted stock, which vest in three equal annual installments beginning on April 30, 2014 and (ii) 7,018 shares of restricted stock granted in April 2013, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2016 and (b) Ms. Britt is still an employee of the Company on such date.
(13)	Represents: (i) 1,584 supplemental shares of restricted stock earned under our Long Term Incentive plan for achieving certain performance goals beginning in fiscal 2011 through and including fiscal 2013, which vested on March 26, 2013, and (ii) 4,343 shares of restricted stock that were forfeited in April 2015 because certain performance criteria were not met for fiscal 2015.
(14)	Represents stock appreciation rights to acquire 7,660 shares of our common stock, which vested as follows: 2,553 shares on each of March 19, 2013 and March 19, 2014, respectively, and 2,554 shares on March 19, 2015.
(15)	Consists of: (i) $12,000, $12,461, and $12,000, in each of fiscal 2015, 2014 and 2013, respectively, for Ms. Britt’s automobile allowance; (ii) $6,702, $6,353, and $6,217, in fiscal 2015, 2014 and 2013, respectively, attributable to our payment of health and long term disability benefits; (iii) $996, $1,021, and $644, in fiscal 2015, 2014 and 2013, respectively, for the imputed value of group life insurance benefits for which Ms. Britt’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iv) $1,560, $1,620, and $1,560, in fiscal 2015, 2014 and 2013, respectively, for a wireless phone allowance; and (v) $3,302, $5,375, and $5,493, in fiscal 2015, 2014 and 2013, respectively, as reimbursement for the payment of New York non-resident income tax.
(16)	Represents 11,778 restricted shares of common stock that vest in three equal annual installments commencing on April 28, 2015.
(17)	Represents: (i) 9,960 shares of restricted stock, which vest in three equal annual installments beginning on April 30, 2014 and (ii) 9,960 shares of restricted stock granted in April 2013, which vest up to 100%, provided that (a) certain performance criteria has been achieved as of the last day of fiscal 2016 and (b) Mr. Voith is still an employee of the Company on such date.
(18)	Represents: (i) 2,006 supplemental shares of restricted stock earned under our Long Term Incentive plan for achieving certain performance goals beginning in fiscal 2011 through and including fiscal 2013, which vested on March 26, 2013, and (ii) 5,498 shares of restricted stock that were forfeited in April 2015 because certain performance criteria were not met for fiscal 2015.
(19)	Represents stock appreciation rights to acquire 9,696 shares of our common stock, which vested in three equal annual installments beginning on March 19, 2013.
(20)	Consists of: (i) $8,639, $8,639, and $8,533, in fiscal 2015, 2014 and 2013, respectively, attributable to our payment of health and long term disability benefits; (ii) $2,182, $2,134, and $1,957, in fiscal 2015, 2014 and 2013, respectively, for the imputed value of group life insurance benefits for which Mr. Voith’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (iii) $1,560, $1,620, and $1,560, in fiscal 2015, 2014 and 2013, respectively, for a wireless phone allowance; (iv) $3,120 and $3,092 in fiscal 2015 and 2014, respectively, in our 401(k) matching contributions and (v) $9,703, $12,222, and $10,884, in fiscal 2015, 2014 and 2013, respectively, as reimbursement for the payment of New York non-resident income tax.
(21)	Represents guaranteed bonus paid to Mr. Silverstein for fiscal 2014 pursuant to his employment agreement.
(22)	Consists of 120,000 shares of restricted stock, which vest as follows: (i) 20,000 shares on September 9, 2014 and (ii) 25,000 shares on each of September 9, 2015, 2016, 2017 and 2018.
(23)	Consists of: (i) $3,155 in fiscal 2015 and $1,213 in 2014 for the imputed value of group life insurance benefits as to which Mr. Silverstein’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service; (ii) $1,560 for a wireless phone allowance in fiscal 2015; (iii) $12,000 for Mr. Silverstein’s automobile allowance in fiscal 2015; (iv) $3,120 in fiscal 2015 and $231 in fiscal 2014 in our matching 401(k) contributions; and (v) $5,197 in fiscal 2014 for legal fees.

Grants of Plan-Based Performance Cash and Equity Awards

The following table provides information with respect to our short-term and long-term incentive awards made to our named executive officers under our compensation plans during fiscal 2015:

Grants of Plan-Based Awards

			Estimated Future Payments Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date
Name	Type of award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Shares or Stock or Units (#)(3)	Fair Value of Stock and Option Awards ($)
George Feldenkreis, Chairman of the Board and CEO	Annual Incentive Award	4/28/2014	400,000	1,100,000	1,300,000	—	—	—	—	—
	Performance Unit Award	4/28/2014	—	—	—	462,500	925,000	1,387,500	—	—
	Restricted Share Grant	4/28/2014	—	—	—	—	—	—	62,250	925,035

Oscar Feldenkreis, Vice Chairman, President and COO	Annual Incentive Award	4/28/2014	400,000	1,100,000	1,300,000	—	—	—	—	—

	Performance Unit Award	4/28/2014	—	—	—	462,500	925,000	1,387,500	—	—

	Restricted Share Grant	4/28/2014	—	—	—	—	—	—	62,250	925,035

Anita D. Britt, Chief Financial Officer	Annual Incentive Award	4/28/2014	65,760	164,400	213,720	—	—	—	—	—
	Performance Unit Award	4/28/2014	—	—	—	61,650	123,300	184,950	—	—
	Restricted Share Grant	4/28/2014	—	—	—	—	—	—	8,298	123,308

John F. Voith, President, Golf Division	Annual Incentive Award	4/28/2014	80,000	200,000	260,000	—	—	—	—	—

	Performance Unit Award	4/28/2014	—	—	—	—	—	—	—	—
			—	—	—	87,500	175,000	262,500	—	—

	Restricted Share Grant	4/28/2014	—	—	—	—	—	—	11,778	175,021

Stanley Silverstein, President, Int’l Development and Global Licensing	Annual Incentive Award	4/28/2014	200,000	500,000	650,000	—	—	—	—	—

(1)	Reflects cash incentive amounts of 40% at threshold, 110% at target for our CEO and President/COO and 100% at target for our International President, and 130% at maximum of base salary that might have been paid to each named executive officer if such person had achieved pursuant to specific incentive performance levels based on various adjusted EBITDA ranges for fiscal 2015. The threshold performance level was not achieved and no such annual cash incentives were paid for fiscal 2015, but a $50,000 “gatekeeper bonus” was paid to Stanley Silverstein, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” set forth above. These awards are described in further detail under “Compensation Discussion and Analysis” above.
(2)	Reflects the threshold, target and maximum dollar amounts of performance unit awards that, depending on performance results achieved with respect to specified target levels of revenue and adjusted EBITDA, might be paid to each named executive officer at the completion of the three year performance period ending on January 29, 2017. Vested performance unit awards are paid in cash equal to the number of performance units that vest, multiplied by $1.00, less applicable tax withholding. These awards are described in further detail under the “Compensation Discussion and Analysis” above.
(3)	Represents time-vested restricted stock awarded to each named executive officer during fiscal 2015, which vest on a pro-rated basis over a three year period commencing on April 28, 2015. This amount is reflected in the “Stock Awards” column of the “Summary Compensation Table” set forth above. These time-vested restricted stock awards are described in further detail under “Compensation Discussion and Analysis” above.

None of our named executive officers participated in our pension plan and none of our named executive officers received any non-qualified deferred compensation during fiscal 2015.

Outstanding Equity Awards at Fiscal Year Ended January 31, 2015

The following table provides information with respect to outstanding stock options, SARS and restricted stock held by our named executive officers at January 31, 2015:

Name	Option/SARS Awards						Stock Awards
	Number of Securities Underlying Unexercised Options/ SARS Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARS Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George Feldenkreis, Chairman of the Board and CEO	70,674	—		—	24.93	4/18/2017	—		—	—		—
	57,894	—		—	28.38	4/10/2018	—		—	—		—
	59,791	29,895	(2)	—	18.19	3/18/2019	—		—	—		—
	—	—		—	—	—	97,348	(3)	2,327,590	—		—

Oscar Feldenkreis, Vice Chairman, President and COO	70,674	—		—	24.93	4/18/2017	—		—	—		—
	57,894	—		—	28.38	4/10/2018	—		—	—		—
	250,000	—		—	4.63	3/17/2019	—		—	—		—
	59,791	29,895	(2)	—	18.19	3/18/2019	—		—	—		—
	—	—		—	—	—	97,348	(3)	2,327,590	—		—

Anita D. Britt, Chief Financial Officer	6,036	—		—	24.93	4/18/2017	—		—	—		—
	4,944	—		—	28.38	4/10/2018	—		—	—		—
	5,000	—		—	4.53	3/16/2019	—		—	—		—
	5,107	2,553	(2)	—	18.19	3/18/2019	—		—	—		—
	—	—		—	—	—	—		—	—		—
	—	—		—	—	—	—		—	4,343	(7)	103,841
	—	—		—	—	—	12,976	(4)	310,256	—		—
	—	—		—	—	—	—		—	7,018	(8)	167,800

John F. Voith, President, Golf Division	7,640	—		—	24.93	4/18/2017	—		—	—		—
	6,261	—		—	28.38	4/10/2018	—		—	—		—
	15,000	—		—	4.63	3/17/2019	—		—	—		—
	6,464	3,232	(2)	—	18.19	3/18/2019	—		—	—		—
	—	—		—	—	—	—		—	—		—
	—	—		—	—	—	—		—	5,498	(7)	131,457
	—	—		—	—	—	18,418	(5)	440,374	—		—
	—	—		—	—	—	—		—	9,960	(8)	238,143

Stanley P. Silverstein, President, International Development and Global Licensing	—	—		—	—	—	100,000	(6)	2,391,000	—		—

(1)	Based on the closing sales price for our common stock on the NASDAQ Global Select Market on January 30, 2015, the last trading day of fiscal 2015, in the amount of $23.91 per share.
(2)	The shares subject to the stock appreciation right vested and became exercisable on March 19, 2015.
(3)	Includes (i) 62,250 shares of restricted stock that vest in three equal annual installments beginning on April 28, 2015 and (ii) 35,098 shares of restricted stock that vest in two equal annual installments beginning on April 30, 2015.
(4)	Includes (i) 8,298 shares of restricted stock that vest in three equal annual installments beginning on April 28, 2015 and (ii) 4,678 shares of restricted stock that vest in two equal annual installments commencing on April 30, 2015.
(5)	Includes (i) 11,778 shares of restricted stock that vest in three equal annual installments beginning on April 28, 2015 and (ii) 6,640 shares of restricted stock that vest in two equal annual installments commencing on April 30, 2015.
(6)	These shares of restricted stock vest as follows: 25,000 shares on each of September 9, 2015, 2016, 2017 and 2018.
(7)	These shares were forfeited in April 2015 because the performance criteria were not met.
(8)	These shares of restricted stock vest 100% on the date the Company files its Annual Report on Form 10-K for fiscal 2016, provided that the Company has met certain performance criteria and he or she is still an employee of the Company.

Option Exercises and Stock Vested in Fiscal 2015

The following table provides information on stock option exercises and vesting of restricted stock held by the named executive officers during fiscal 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
George Feldenkreis	—	—	17,549	(1)	264,990
Oscar Feldenkreis	—	—	17,549	(1)	264,990
Anita D. Britt	—	—	2,339		35,319
John F. Voith	—	—	3,320	(1)	50,132
Stanley P. Silverstein	—	—	20,000		402,400

(1)	Includes 4,800 shares withheld for the payment of taxes with respect to each of Messrs. George Feldenkreis and Oscar Feldenkreis and 892 shares withheld for the payment of taxes with respect to Mr. Voith.

PAYOUT TO CERTAIN EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to certain of our named executive officers as a result of (i) a termination of the executive due to death or disability, (ii) a termination of the executive without “cause” or the executive’s resignation for “good reason,” or (iii) a termination of the executive because a “change in control” has occurred and either we have terminated the executive without “cause” or the executive has quit for “good reason.” In quantifying the amounts we would pay to each executive under each of these circumstances, we have assumed that the executive’s termination occurred on January 31, 2015, which was the last day of fiscal 2015.

In all cases of termination of these executives, the executives would be entitled to receive (a) base salary earned during fiscal 2015 but not paid as of the last day of our fiscal year, and (b) annual incentive compensation awards earned during fiscal 2015 but not paid as of the last day of our fiscal year. The potential termination payments described below do not include these amounts, which are reflected in the Summary Compensation Table.

Upon termination of the employment agreement of Mr. George Feldenkreis, our CEO, by reason of his death or disability (as defined in his employment agreement), Mr. Feldenkreis or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) all annual incentive compensation awards with respect to any year prior to the year in which his termination occurred, which have been earned but have not yet been paid, (c) his pro rata target bonus, (d) all performance-based compensation payable in cash and based on a performance metric other than stock price, payable on a pro rata basis based on the portion of the performance period completed as of the date of termination assuming that all target goals had been achieved, (e) all premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for as long as they are eligible for COBRA coverage under the Company’s health plan, and (f) any other amounts earned under the employment agreement that have not been paid as of the termination of the employment agreement. All restricted stock, restricted stock units, performance shares, performance units, stock options, stock appreciation rights, ,and all other equity-based long-term incentive compensation awards will immediately vest as of the termination date and will be paid or distributed, as the case may be. In addition, all stock options held by Mr. Feldenkreis as of the date of his termination that were granted prior to February 1, 2008 shall remain exercisable until such times as they terminate in accordance with the terms of the applicable stock option agreements, and all stock options held by Mr. Feldenkreis as of the date of his termination that were granted on or after February 1, 2008 shall remain exercisable until the earlier of: (a) the stock option’s originally scheduled expiration date, or (b) the end of the one-year period immediately following the termination date.

Additionally, if the termination of Mr. George Feldenkreis’ employment agreement occurs without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that he shall receive (i) all of his annual incentive compensation award, without pro ration, based on the actual achievement of the performance goals as established under such arrangement, with respect to the year in which the termination occurs, payable when such annual incentive compensation award is paid to our other senior executives; (ii) all performance-based compensation, without pro ration, payable in cash and based on a performance metric other than stock price, based on the actual achievement of the performance goals established under such arrangement, payable when such performance-based compensation is paid to our other senior executives; and (iii) all performance-based equity incentive plan awards, which shall vest on the date that the performance goals established under such performance-based equity compensation arrangements are achieved. Additionally, Mr. Feldenkreis will receive a lump sum cash payment equal to 100% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to the reduction that gave rise to the termination for good reason, plus (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

Mr. George Feldenkreis’ agreement also provides for severance in the event he is terminated by us without cause within six months prior to or two years after a change in control, or if he quits for good reason during such period. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, plus a lump sum cash payment equal to 300% of the sum of (a) the greater of (i) his base salary at the time of termination or (ii) his base salary immediately prior to any reduction that gave rise to the termination for good reason, and (b) the greater of (i) the target bonus in effect at the time of termination or (ii) the target bonus immediately prior to the reduction that gave rise to the termination for good reason.

If Mr. George Feldenkreis is terminated by us for a reason other than “cause” (as defined in his employment agreement) and we later determine that his employment could have been terminated by us for “cause,” then a “clawback” provision in his employment agreement requires the repayment to us immediately upon written demand by our board of directors of any amounts paid in conjunction with the termination for other than “cause,” which amounts would not have otherwise been due in the event of a termination for “cause.”

If Mr. George Feldenkreis’ employment had terminated as a result of his death or disability as of the end of fiscal 2015, he would have been entitled to receive $24,733 representing premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive, $925,000 relating to the fiscal 2013 long-term performance-based cash payout plan, $616,667 relating to the fiscal 2014 long-term performance based cash payout plan, $308,333 relating to the fiscal 2015 long-term performance based cash payout plan, for a total of $1,874,732.

If Mr. George Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2015, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, $1,874,733, plus $1,000,000, which represents 100% of his base salary, for a total of $2,874,733.

If Mr. George Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2015, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above $1,874,733, plus $3,000,000, which represents 300% of his base salary, for a total of $4,874,733. Additionally, Mr. Feldenkreis’ 97,348 restricted stock, and 29,790 stock appreciation rights would have vested.

The execution by Mr. George Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

If the employment agreement of Mr. Oscar Feldenkreis, our President/COO, had terminated as a result of his death or disability as of the end of fiscal 2015, he would have been entitled to receive $35,137, which represents premiums for health insurance for Mr. Feldenkreis, his spouse and his dependents for the period they would be eligible for COBRA coverage. Additionally, Mr. Feldenkreis would have been entitled to receive $925,000 relating to the fiscal 2013 long-term performance based cash payout plan, $616,667 relating to the fiscal 2014 long-term performance based cash payout plan and $308,333 relating to the fiscal 2015 long-term performance based cash payout plan, for a total of $1,885,137.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2015, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, $1,885,137, plus $2,000,000, which represents 200% of his base salary, for a total of $3,885,137.

If Mr. Oscar Feldenkreis’ employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2015, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above, $1,885,137, plus $3,000,000, which represents 300% of his base salary, for a total of $4,885,137. Additionally, Mr. Feldenkreis’ 97,348 restricted stock, and 29,896 stock appreciation rights would have vested.

The execution by Mr. Oscar Feldenkreis of a waiver of claims and general release is a condition to receiving the termination benefits described above.

Upon termination of the employment agreement of Mr. Silverstein, our International President, by reason of his death or disability (as defined in his employment agreement), Mr. Silverstein or his estate will be entitled to receive a lump sum amount equal to (a) his base salary earned but not paid prior to the date of termination, (b) reimbursement for expenses accrued during the term of employment, (c) vested benefits (including vacation) accrued through the date of such termination, (d) the Shares will immediately vest, and (e) any annual bonus in respect of the fiscal year preceding the fiscal year in which Mr. Silverstein’s employment ends and which has not yet been paid.

Additionally, if Mr. Silverstein’s employment agreement is terminated without cause (as defined in his employment agreement) or for good reason, he will receive all of the amounts that would have been due to him in the event of his death or disability, as described above, and a lump sum cash amount equal to 50% of his base salary.

Mr. Silverstein’s agreement also provides for severance in the event he is terminated by the Company without cause or by Mr. Silverstein for good reason within six months prior to or two years after a change in control. In such case, he will be entitled to receive all of the amounts that would have been due to him in the event of his death or disability, as described above, except that the Severance Payment will be increased to 200% of Mr. Silverstein’s base salary and bonus opportunity at target.

If Mr. Silverstein is terminated by the Company without cause (as defined in his employment agreement) and the Company later determines that his employment could have been terminated by the Company for cause, then a “clawback” provision in his employment agreement requires the repayment to the Company immediately upon written demand by the board of directors of any amounts paid in conjunction with the termination without cause that would not have paid to him if he had been terminated for cause.

If Mr. Silverstein’s employment had terminated as a result of his death or disability as of the end of fiscal 2015, he would have been entitled to receive $35,494, which represents premiums for health insurance for Mr. Silverstein, his spouse and his dependents for the period they would be eligible for COBRA coverage.

If Mr. Silverstein’s employment had been terminated by us without cause or he had quit for good reason as of the end of fiscal 2015, he would have been entitled to receive all the amounts payable in the event of his death or disability described above, plus $250,000 which represents 50% of his base salary, for a total of $285,494. Additionally, Mr. Silverstein’s 100,000 shares of restricted stock would have vested.

If Mr. Silverstein’s employment had been terminated by us without cause within six months prior to or two years after a change in control or if he had quit for good reason during such time period, effective as of the end of fiscal 2015, he would have been entitled to receive all the amounts payable in the event of his death or disability as described above, $35,494, plus $2,000,000, representing 200% of his base salary and 200% of his target bonus, for a total of $2,035,494. Additionally, Mr. Silverstein’s 100,000 shares of restricted stock would have vested.

The execution by Mr. Silverstein of a waiver of claims and general release is a condition to receiving the termination benefits described above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers, LLP our independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standards Section 380, Communication with Audit Committees, as currently in effect.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers, LLP, required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP, its independence.

4.	Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended January 31, 2015, as amended, for filing with the SEC.

THE AUDIT COMMITTEE

/s/ Joseph P. Lacher, Chairman
/s/ Joe Arriola
/s/ JaneE. DeFlorio

PROPOSAL 2 – ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires all publicly traded companies to hold a shareholder advisory vote on executive compensation, which is commonly referred to as a “say on pay” vote. This vote is to approve the compensation of our named executive officers as disclosed in the Executive Compensation and Compensation Discussion and Analysis sections of this proxy statement, including the compensation tables and the related narrative. We seek to closely align the interests of our executives with the interests of our shareholders. As described in Compensation Discussion and Analysis, our compensation programs are designed to reward our officers for the achievement of both short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that it is it not binding on the Company, our board of directors or the Compensation Committee. The vote on the proposed resolution set forth below is not intended to address any specific element of compensation, but rather relates to our overall compensation of our named executive officers, as described in this proxy statement. If there is a significant vote against our executive compensation, the Compensation Committee will endeavor to determine the reasons for the negative vote. Voting results provide little detail by themselves, and we may consult directly with shareholders to better understand their issues and concerns. The board of directors and management believe that it is useful and appropriate to seek the views of shareholders when considering the design and implementation of executive compensation programs.

Accordingly, we ask our shareholders to vote on the following resolution at the 2015 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 – TO ADOPT THE COMPANY’S 2015 LONG-TERM INCENTIVE COMPENSATION PLAN

We currently maintain the Perry Ellis International, Inc. Second Amended and Restated 2005 Long-Term Incentive Compensation Plan (referred to in this section as the “2005 Plan”), which was originally effective as of June 7, 2005, as amended and restated on June 12, 2008 and again on June 9, 2011. On May 20, 2015, our board of directors unanimously adopted, subject to shareholder approval, the Perry Ellis International, Inc. 2015 Long-Term Incentive Compensation Plan (referred to in this section as the “Amended Plan”), which is an amendment and restatement of the 2005 Plan. Below is a summary of the terms of the Amended Plan and Annex B to this proxy statement contains the text of the Amended Plan in its entirety.

Principal Changes

Shareholder approval of the Amended Plan is being sought in order to (i) extend the term of the Amended Plan until July 17, 2025, (ii) authorize additional shares, (iii) meet NASDAQ Global Select Market listing requirements relating to shareholder approval of equity compensation plans, (iv) permit (but not require) certain awards under the Amended Plan to qualify for an exemption from the $1 million deduction limit under section 162(m) of the Code, and (v) make other appropriate changes.

The principal changes made by the Amended Plan are to:

•	Increase the number of shares of common stock reserved for issuance, so that the number of shares available for delivery under the Amended Plan on or after July 17, 2015 is the sum of (i) 1,000,000 shares, plus (ii) the number of shares subject to outstanding awards under the 2005 Plan as of May 15, 2015, that terminate without being exercised, expire, are forfeited or canceled, are exchanged for awards that do not involve shares of common stock, or are settled in cash in lieu of shares.

•	Revise the per person award share limits as follows:

•	The aggregate maximum number of shares of our common stock that may be subject to stock options and stock appreciation rights granted under the Amended Plan to any employee during any fiscal year is 500,000 shares, subject to adjustments as described in the Amended Plan;

•	The aggregate maximum number of shares of our common stock that may be subject to awards other than stock options and stock appreciation rights to any employee under the Amended Plan during any fiscal year is 500,000 shares, subject to adjustments as described in the Amended Plan;

•	The aggregate maximum number of shares of our common stock that may be subject to awards granted to all non-employee directors under the Amended Plan during any fiscal year is 100,000 shares, subject to adjustments as described in the Amended Plan.

•	Extend the term of the Amended Plan until July 17, 2025.

•	Conform the Amended Plan to our current practice of not allowing shares of common stock surrendered in payment of the exercise price of a stock option and shares withheld or surrendered for payment of taxes to be available for reissuance under the 2005 Plan.

•	Strengthen the re-pricing provisions to include a prohibition on cancelling or repurchasing a stock option or stock appreciation right when the per share exercise price or grant price exceeds the fair market value of the underlying shares for cash or other securities without the approval of the Company’s shareholders.

•	Include a minimum vesting period of one year for awards granted under the Amended Plan. The Compensation Committee may provide for accelerated vesting without regard to the minimum vesting period in connection with a participant’s death or disability or in the event of a change in control or certain other corporate actions or events.

•	Provide that awards are subject to our applicable clawback and share trading policies, and that payments pursuant to awards may be recouped upon a participant’s breach of restrictive covenants or in connection with a clawback policy, including the Perry Ellis International, Inc. Clawback Policy.

•	Eliminate automatic single-trigger vesting in the event of a change in control.

•	Make other administrative changes and changes to comply with current law.

Awards previously granted will continue to be governed by the terms of the 2005 Plan and the applicable award agreements, and the Compensation Committee shall administer such awards in accordance with the 2005 Plan, without giving effect to the amendments made pursuant to the Amended Plan. Other than the amendments noted above, the Amended Plan generally contains the same features, terms and conditions as the current version of the 2005 Plan. If our shareholders do not approve the Amended Plan, the 2005 Plan will remain in effect.

Determination of Shares to be Available for Issuance

As of May 15, 2015, approximately 420,000 shares remain available for issuance under the 2005 Plan (subject to increases from the forfeiture and termination of previously issued awards as discussed below).

Currently, the maximum aggregate number of shares that may be issued under the 2005 Plan is 5,250,000 shares of our common stock (which reflects an adjustment of the 3-2 stock split in December 2006). Based on the number of shares subject to outstanding grants under the 2005 Plan as of May 15, 2015, 420,000 shares remain available for grant under the 2005 Plan. The board of directors believes it is advisable to have an additional 1,000,000 shares available for issuance in order to provide awards that are designed to attract and retain qualified directors, executive personnel and other key employees and consultants and to provide long-term incentive rewards to those selected individuals intended to align the interests of such individuals with those of our shareholders. If this Proposal 3 is approved by our shareholders at the 2015 Annual Meeting, the maximum aggregate number of shares that may be issued on or after July 17, 2015 under the Amended Plan the sum of (i) 1,000,000 shares, plus (ii) the number of shares of our common stock with respect to awards previously granted under the Amended Plan (and the 2005 Plan) that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of common stock, or are settled in cash in lieu of shares, subject to adjustments as described in the Amended Plan.

As with the 2005 Plan, the number of shares of our common stock reserved for issuance under the Amended Plan will be reduced on a one-for-one basis for each share of stock issued under the Amended Plan pursuant to a stock option or stock appreciation right and will be reduced by a fixed ratio of two shares for each one share of stock issued under the Amended Plan pursuant to any stock award other than a stock option or stock appreciation right. For example, if shares are issued pursuant to an award of 1,000 restricted shares, the share reserve under the Amended Plan will be reduced by 2,000 shares.

When deciding on the number of shares to be available for awards under the Amended Plan, our Compensation Committee considered a number of factors, including the number of shares currently available under the 2005 Plan, our past share usage (“burn rate”), the number of shares needed for future grants, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from our shareholders and shareholder advisory firms.

Dilution Analysis

As of May 15, 2015, our capital structure consisted of 14.8 million shares of common stock outstanding. As described above, 420,000 shares remain available for grant of awards under the 2005 Plan as of May 15, 2015, so the proposed share authorization is a request for 1,000,000 additional shares to be available for awards under the Amended Plan. The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted shares of common stock and our request for 1,000,000 additional shares to be available for awards under the Amended Plan. The additional 1,000,000 shares represent 6% of our fully diluted shares of common stock, including all shares that will be authorized under the Amended Plan, as described in the table below. The board of directors believes that the increase in shares of common stock under the Amended Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards, which is an important component of our equity compensation program.

Potential Overhang with 1,000,000 Additional Shares
Stock Options and Stock Appreciation Rights Outstanding as of May 15, 2015	573,093
Weighted Average Exercise Price of Stock Options Outstanding as of May 15, 2015	$22.43
Weighted Average Remaining Term of Stock Options Outstanding as of May 15, 2015	2.74 years
Outstanding Full Value Awards as of May 15, 2015	572,092

Total Equity Awards Outstanding as of May 15, 2015	1,145,185

Shares Available for Grant under the 2005 Plan as of May 15, 2015	420,641
Additional Shares Requested	1,000,000

Total Potential Overhang under the Amended Plan	2,565,826

Shares of Common Stock Outstanding as of May 15, 2015	14,842,716
Fully Diluted Shares of Common Stock	16,836,450
Potential Dilution as a Percentage of Fully Diluted Shares of Common Stock	15.2%

*	The Shares of Common Stock Outstanding as of May 15, 2015 includes the 572,092 Outstanding Full Value Awards as of May 15, 2015. As a result, the Fully Diluted Shares of Common Stock in the foregoing table consists of the Shares of Common Stock Outstanding as of May 15, 2015 plus the Total Potential Overhang under the Amended Plan minus the Outstanding Full Value Awards as of May 15, 2015.

The Outstanding Full Value Awards in the foregoing table are measured at target for the outstanding performance-based awards. Certain performance-based awards can be paid at 0% to 150% of target. All dividend equivalents are paid in cash under outstanding awards.

Based on our current equity award practices, our board of directors estimates that the authorized shares under the Amended Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately two to three years, in amounts determined appropriate by the Compensation Committee, which will administer the Amended Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Burn Rate

The following table sets forth the following information regarding the awards granted under the 2005 Plan: (i) the burn rate for each of the last three fiscal years and (ii) the average burn rate over the last three fiscal years. The burn rate for a year has been calculated as follows:

(i) the sum of (x) all stock options granted in the applicable year, (y) all time-based stock units and stock awards granted in the applicable year, multiplied by two (which represents a premium on full value share awards based on our annual stock price volatility), and (z) the number of all performance-based stock units and stock awards earned in the applicable year, multiplied by two, divided by

(ii) the weighted average number of shares of common stock outstanding at the end of the applicable year.

Element	2015	2014	2013
Time-Based Stock Units and Stock Awards Granted	273,576	494,338	169,498
Performance-Based Stock Units and Stock Awards Earned	0	49,604	0

Total Full Value Awards x2	547,152	1,087,884	338,996

Stock Options Granted	18,537	14,000	330,199

Total Full Value Awards x2 and Stock Options Granted	565,689	1,101,884	669,195

Weighted Average Shares of Common Stock Outstanding as of fiscal year end	14,856,000	14,988,000	14,715,000	Three-Year Average
Burn Rate	3.81%	7.35%	4.55%	5.24

The burn rate means that we used an annual average of 5.24% of the weighted average shares outstanding for awards granted (or in the case of performance-based awards, earned) over the past three years under the 2005 Plan.

The following table indicates the number of performance awards granted as compared to all other awards.

Element	2015	2014	2013
Time-Based Stock Units and Stock Awards Granted in the Applicable Year	273,576	494,338	169,498
Performance-Based Stock Units and Stock Awards Granted in the Applicable Year	0	109,644	100,352

Total Grants of Stock Units and Stock Awards	273,576	603,982	269,850

Performance-Based Stock Units and Stock Awards that were eligible to be Earned/Vested in the Applicable Year	—	—	—
Performance-Based Stock Units and Stock Awards Earned/Vested in the Applicable Year	0	49,604	0

Our board of directors believes that our executive compensation program, and particularly the granting of equity awards, allows us to align the interests of our non-employee directors, executives and other employees who are selected to receive awards with those of our shareholders. The Amended Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain non-employee directors, executives and other employees who we expect will contribute to our financial success. Our board of directors believes that awards granted pursuant to the Amended Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the Amended Plan.

Stock Ownership Guidelines.

To further align the financial interests of the Company’s executives and non-employee directors with the interests of our shareholders, effective May 1, 2013, the board of directors adopted stock ownership guidelines, as more fully explained above under “Corporate Governance - Corporate Governance Policies.” Pursuant to the guidelines, in addition to shares owned outright (including through open market purchases, vesting of restrict stock awards or exercise of stock options) and shares held by immediate family members, in the money vested options and stock appreciation rights and unvested restricted stock count toward the required limits.

Summary of the Amended Plan

The following is a general description of the terms and conditions of the Amended Plan and does not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Amended Plan, which is filed herewith as Annex B.

Purpose

The purpose of the Amended Plan is to assist us, including our subsidiaries and other designated affiliates in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to us, by enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

Shares Available for Awards; Annual Per-Person Limitations

Under the Amended Plan, the total number of shares of common stock available for delivery pursuant to the grant of awards (“Awards”) shall be the sum of (i) 1,000,000, plus (ii) the number of shares of our common stock with respect to Awards previously granted under the Amended Plan (and the 2005 Plan) that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of common stock, or are settled in cash in lieu of shares. Any shares of our common stock that are subject to Awards of options or stock appreciation rights shall be counted against this limit as one share of common stock for every one share granted. Any shares of our common stock that are subject to Awards other than options or stock appreciation rights shall be counted against this limit as two shares of our common stock for every one share granted. Any shares of our common stock delivered under the Amended Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

The Amended Plan imposes individual limitations on the amount of certain Awards in part to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year of the Company during any part of which the Amended Plan is in effect, no Participant may be granted (i) options or stock appreciation rights with respect to more than 500,000 shares of our common stock, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 shares of our common stock, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units with respect to any performance period is $5,000,000 (including any dividend equivalents granted in connection therewith) multiplied by the number of full years in the performance period. The maximum number of shares which may be granted to any non-employee director during any fiscal year is 100,000 shares. The total number of shares available for grants of incentive stock options (“ISOs”) is 750,000.

The Compensation Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive Awards under the Amended Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of us for purposes of eligibility for participation in the Amended Plan. We presently have five non-employee directors, five executive officers who are not directors, and approximately 2,600 other employees. We cannot determine the number of independent contractors and consultants eligible to receive grants. It is not possible to state the number of persons who will receive grants because the selection of participants rests within the discretion of the Compensation Committee.

Administration

The Amended Plan is to be administered by the Compensation Committee or a committee designated by the board of directors consisting of not less than two directors, provided; however, that except as otherwise expressly provided in the Amended

Plan, the board of directors may exercise any power or authority granted to the Compensation Committee under the Amended Plan. Subject to the terms of the Amended Plan, the Compensation Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), and the rules and regulations for the administration of the Amended Plan, construe and interpret the Amended Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the Amended Plan.

Stock Options and Stock Appreciation Rights

The Compensation Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share of common stock subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee, but will not be less than the fair market value of a share of our common stock on the date of grant. For purposes of the Amended Plan, the term “fair market value” means the fair market value of our common stock, Awards or other property as determined by the Compensation Committee or under procedures established by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the fair market value of our common stock as of any given date shall be the closing sales price per share of common stock during regular trading hours as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares of common stock, outstanding Awards or other property (including loans to participants) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time.

Restricted and Deferred Stock

The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below. Restricted stock, deferred stock, and other “full value” Awards under the Amended Plan reduce the number of shares of our common stock available for issuance under the Amended Plan by two shares of common stock for every full value Award under the Amended Plan.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, Awards or otherwise as specified by the Compensation Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The Compensation Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other Awards in lieu of our obligations to pay cash under the Amended Plan or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

Other Stock-Based Awards

The Compensation Committee or the board of directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The Compensation Committee or the board of directors determines the terms and conditions of such Awards.

Performance Awards

The Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee. The terms and conditions of any Performance Award granted under the Amended Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Compensation Committee and not inconsistent with the Amended Plan. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Compensation Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of our common stock or other property, or any combination thereof, as determined by the Compensation Committee. Performance awards granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Compensation Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the CEO and each Named Executive Officer whose compensation is required to be reported by reason of being among the four highest compensated officers for the fiscal year (other than the CEO). If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Compensation Committee.

If and to the extent that the Compensation Committee determines that these provisions of the Amended Plan are to be applicable to any Award, one or more of the following business criteria for us, on a consolidated basis, or for our business or geographical units (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Compensation Committee in establishing performance goals for awards under the Amended Plan: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above goals may be determined on an absolute or relative basis (e.g., growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. The Compensation Committee shall exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles. The Compensation Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other Awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the Amended Plan. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Amended Plan generally may not be pledged or encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3. Awards under the Amended Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant Awards in exchange for other Awards under the Amended Plan, awards under our other plans, or other rights to payment from us and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Vesting Restrictions

Awards granted under the Amended Plan shall vest over a period that is not less than one year from the date of grant. The Compensation Committee may provide for accelerated vesting without regard to the minimum vesting period in connection with a participant’s death or disability, or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described above). Up to 5% of the shares initially reserved for issuance under the Amended Plan (subject to adjustment as described below) may be granted under awards that are not subject to these vesting restrictions.

After the date of grant, the Compensation Committee has discretion to accelerate vesting in connection with a participant’s death or disability or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described below).

Effect of Change in Control

Unless the Compensation Committee determines otherwise, if a change in control occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), all outstanding awards that are not exercised or paid at the time of the change in control will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

The Compensation Committee will have the discretion to provide for full or partial vesting of Awards upon a Participant’s involuntary termination of employment or service that occurs in connection with a change in control, subject to the terms and conditions of a participant’s employment agreement, or if none, the award agreement. If the vesting of any such awards is based, in whole or in part, on performance, the applicable employment agreement or award agreement will specify how the portion of the award that becomes vested upon termination will be calculated.

In the event of a change in control, if all outstanding awards are not assumed by, or replaced with awards with comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Compensation Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant: (i) the Compensation Committee may determine that outstanding stock options and stock appreciation rights will automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents will immediately lapse; (ii) the Compensation Committee may determine that participants will receive a payment in settlement of outstanding stock units, cash awards or dividend equivalents in such amount and form as may be determined by the Compensation Committee; (iii) the Compensation Committee may require that participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment, in cash or stock as determined by the Compensation Committee, equal to the amount (if any) by which the fair market value of the shares of common stock subject to the unexercised stock option and stock appreciation right exceed the stock option exercise price or base price and (iv) the Compensation Committee may terminate outstanding stock options and stock appreciation rights after giving participants an opportunity to exercise the outstanding stock options and stock appreciation rights. Such surrender, termination or payment will take place as of the date of the change in control or such other date as the Compensation Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right.

Company Policies

All awards made under the Amended Plan will be subject to any applicable clawback or recoupment policies (including the clawback policy adopted by our board of directors in April, 2015), share trading policies and other policies that may be implemented by our board of directors or a committee thereof from time to time.

Prohibition on Repricing

Except as otherwise provided in connection with the adjustment provisions described above, the Compensation Committee will not, without shareholder approval, be permitted to (i) lower the exercise price if a stock option or the grant price of a stock appreciation right after it is granted, (ii) cancel a stock option or stock appreciation right when the exercise price or grant price, respectively, exceeds the fair market value of the underlying shares of common stock in exchange e for another Award, (iii) cancel or repurchase a stock option or stock appreciation right when the grant price per share exceeds the fair market value of the underlying shares for cash or other securities, or (iv) take any other action with respect to a stock options or stock appreciation right that may be treated as a repricing.

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue or terminate the Amended Plan or the Compensation Committee’s authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or market on which shares of our common stock are then listed. Thus shareholder approval may not necessarily be required for every amendment to the Amended Plan which might increase the cost of the Amended Plan or alter the eligibility of persons to receive Awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the board of directors, the Amended Plan will terminate at the earliest of (a) such time as no shares of our common stock remain available for issuance under the Amended Plan, (b) termination of the Amended Plan by the board of directors, or (c) the tenth anniversary of the date the Amended Plan was approved by the board of directors. Awards outstanding upon expiration of the Amended Plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards

The Amended Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The following is a general summary of certain U.S. federal income tax consequences to U.S. participants with respect to Awards granted under the Amended Plan based on the law as currently in effect. This discussion applies to participants who are citizens or residents of the U.S. and a U.S. taxpayer.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the Amended Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is our employee or an employee of a “related entity,” as defined in the Amended Plan, that income will be subject to the withholding of federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our common stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The Amended Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in Section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of common stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” in connection with the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of common stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the Amended Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the Amended Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

We will be allowed a corresponding federal income tax deduction in an amount equal to the ordinary income recognized by the recipient, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights

We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the Amended Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the dividend equivalent award received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the Awards to be granted under the Amended Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, deferred stock. It is intended that any Award agreement that will govern Awards subject to Section 409A will comply with these rules.

Section 162 Limitations

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after

January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. Even though we are seeking shareholder approval for purposes of section 162(m) of the Code, awards may be granted under the Amended Plan that do not qualify for the performance-based compensation exemption under Section 162(m), and the Compensation Committee retains full discretion to determine whether or not a particular award is intended to qualify as performance-based compensation under Section 162(m).

State and Local Income Taxes

In addition to U.S. federal income tax, participants may also be subject to U.S. state and local taxes with respect to Awards granted under the Amended Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since September 18, 2013. Fees for audit services paid to PricewaterhouseCoopers LLP totaled approximately $1,376,000 in fiscal 2015 and $1,228,000 in fiscal 2014, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, as amended, respectively, as well as services performed in connection with Sarbanes-Oxley attestation and other SEC registration statements and filings, in fiscal 2015 and fiscal 2014.

Fees for audit services paid to Deloitte & Touche LLP, our independent auditors until September 2013, totaled approximately $41,000 in fiscal 2015 and $434,000 in fiscal 2014, including fees associated with the annual audit of our financial and statutory statements, reviews of our quarterly financial statements and of our quarterly and annual reports on Form 10-Q and Form 10-K, as amended, respectively, as well as services performed in connection with Sarbanes-Oxley attestation and other SEC registration statements and filings, in fiscal 2015 and fiscal 2014.

Audit-Related Fees

We did not pay any fees for audit-related services in either fiscal 2015 or fiscal 2014.

Tax Fees

We did not pay any fees for tax-related services in fiscal 2014. We paid fees of $7,000 to PricewaterhouseCoopers LLP for tax-related services in fiscal 2015.

All Other Fees

Fees for statutory compliance services paid to PricewaterhouseCoopers LLP totaled approximately $22,000 in fiscal 2014. We did not pay any such fees in fiscal 2015

We did not procure any other services from Deloitte & Touche, LLP, in either fiscal 2015 or fiscal 2014.

Our Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

During fiscal 2015, our Audit Committee pre-approved all audit services performed by our independent registered public accounting firm and did not rely upon the de minimis exceptions described in Section 10A(i)(1)(B) of the Exchange Act.

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since September 2013. The Audit Committee has selected PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending January 30, 2016. One or more representatives of PricewaterhouseCoopers LLP, are expected to be present at the 2015 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Vote Required for Approval

Shareholder approval is not required for the appointment of PricewaterhouseCoopers LLP since the Audit Committee is responsible for selecting the independent registered public accounting firm. However, the appointment is being submitted for ratification at the 2015 Annual Meeting as a matter of good corporate governance practice. No determination has been made as to what action the board of directors or the Audit Committee would take if shareholders do not ratify the appointment. If this occurs, the Audit Committee intends to evaluate the audit services the Company currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interests of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 5 – NON-BINDING SHAREHOLDER PROPOSAL REGARDING THE CLASSIFICATION OF DIRECTORS

CalSTRS has advised us that it intends to present the following resolution at the 2015 Annual Meeting. CalSTRS has also informed us that, as of April 28, 2015, the date it submitted the resolution, it was the beneficial owner of 32,013 shares of our common stock. The address of CalSTRS is 100 Waterfront Place, MS-04, West Sacramento, CA 95605-2807. In addition, on May 8, 2015, Legion provided written notice to Perry Ellis that it is submitting the same proposal for consideration at the 2015 Annual Meeting and that it intends to solicit proxies in connection therewith.

We are not responsible for any of the contents of the language of CalSTRS’ shareholder proposal. In accordance with applicable proxy regulations, the proposed resolution and CalSTRS’ supporting statement are set forth below:

“RESOLVED, that the shareholders of the Company ask that the Company, in compliance with applicable law, takes the steps necessary to reorganize the board into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board prior to or at the 2015 annual meeting of shareholders.”

Supporting Statement by CalSTRS

CalSTRS believes accountability is of paramount importance. This is why we are supporting this proposal, which, if implemented, would seek to reorganize the board so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company’s so-called “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on a portion of the board at any given time.

CalSTRS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance, see “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 04/2009). CalSTRS also believes that shareholders are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take steps necessary to declassify its board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

CalSTRS seeks to improve the performance and ensure the Company’s continued viability through this structural reorganization of the board. If passed, shareholders might have the opportunity to register their views at each annual meeting—on the performance of the board as a whole and of each director as an individual.

CalSTRS urges you to join it in voting to declassify the election of directors as a powerful tool for management incentive and accountability. CalSTRS urges your support FOR this proposal.

Statement of the Board of Directors

The board of directors has considered the proposal set forth above relating to the declassification of the board, and has determined not to support or oppose the proposal and to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the board if approved by shareholders. The board recognizes that staggered terms for directors is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, classified boards. The board wants to use this proposal as an opportunity for shareholders to express their views on this subject without being influenced by any recommendation the board might make.

Supporters of classified boards often argue, among other things, that a classified board can promote stability and continuity of leadership, and enhance a board’s ability to respond to certain types of takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards often make arguments such as those set forth above in the proponent’s supporting statement.

Approval of this proposal would not, by itself, eliminate the classified board. In order to eliminate the classified board, Florida law requires that the board and the holders of more than 50% of the Company’s outstanding stock approve an amendment to the Company’s Fourth Restated Articles of Incorporation.

The board will abide by the vote of shareholders on the declassification proposal. If shareholders approve the proposal at this year’s Annual Meeting, the board will present for a vote of shareholders at next year’s annual meeting an amendment to its Articles of Incorporation that, if approved, would eliminate the classified board.

If shareholders return a validly executed proxy solicited by the board, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the board are to be voted with respect to this proposal, such shares will be counted as abstentions.

THE BOARD IS NOT OPPOSING THIS PROPOSAL AND MAKES NO VOTING RECOMMENDATION TO SHAREHOLDERS WITH RESPECT TO SUCH PROPOSAL.

PROPOSAL 6 - NON-BINDING SHAREHOLDER PROPOSAL TO AMEND OUR BYLAWS TO REQUIRE THAT THE COMPANY ADOPT AND IMPLEMENT A POLICY THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR ACCORDING TO THE DEFINITION SET FORTH IN THE NASDAQ LISTING STANDARDS

Legion has provided written notice to Perry Ellis of its intent to present a non-binding proposal at the 2015 Annual Meeting to amend our Bylaws to provide that we adopt and implement a policy requiring that the board’s Chairman be a director who is “independent” from us, according to the definition set forth in the NASDAQ listing standards. The full text of this proposal is set forth in Annex C to this proxy statement. The board believes that this proposal is not in the best interests of the Company and its shareholders.

The board of directors believes that the Company and its shareholders are currently best served by having George Feldenkreis, our founder and CEO, also serve as Chairman of the Board. Since our initial public offering in 1993, Mr. Feldenkreis has served as our Chairman of the Board and CEO. During the more than two decades that have passed since our initial public offering, we have grown considerably – from $33 million in sales in fiscal 1992, the year we went public, to $890 million in fiscal 2015. Today, many of the brands that make up our portfolio are synonymous with American fashion. We believe that the overlap between the board of directors and executive management that has existed since our initial public offering has been advantageous to us and has served us well in that we have benefited from strong, clear, consistent and cohesive leadership, with Mr. Feldenkreis setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for the board and our operational and strategic functions.

The board of directors has never concluded that the role of Chairman of the Board must always be held by a senior executive of the Company as opposed to an independent director, nor has the board concluded that there are not times when an independent director could be the best suited person to serve as chairman. However, the board believes that it should retain the necessary flexibility to determine whether the positions of Chairman of the Board and CEO should be held by the same person based on the leadership needs of the Company at any particular time. Adopting a policy to restrict the board’s discretion in selecting the Chairman of the Board, as well as restricting the ability to combine the positions of Chairman and CEO, would deprive the board of the ability to select the most qualified and appropriate individual to lead the board as Chairman.

Pursuant to our corporate governance guidelines, the board has adopted a policy to have a lead independent director. Our lead independent director has been an independent director who is elected annually by the independent members of the board. Our lead independent director: (i) presides at all meetings of the board at which the Chairman is not present, including presiding at executive sessions of the board (without management present), (ii) serves as a liaison between the Chairman (and management) and the independent directors, (iii) approves meeting agendas, time schedules and other information provided to the board, and (iv) is available for direct communication and consultation with major shareholders, as appropriate, upon request. Our lead independent director also has the authority to call meetings of the independent directors.

Jane E. DeFlorio, a member of the board since December 2014, currently serves as our lead independent director. Ms. DeFlorio, a seasoned investment banker and former Managing Director in the U.S. Retail and Consumer Group at Deutsche Bank Securities, is a respected business leader and a trusted advisor who brings to the Company extensive experience advising mid- and large-cap retail and fashion clients with respect to value enhancement strategies, mergers and acquisitions, divestitures and product and market expansion initiatives. Since joining the board of directors last December, Ms. DeFlorio’s experience has been extremely valuable as we continue to execute on our previously announced plans to review and focus the Company’s portfolio with a goal to exit underperforming, low growth brands and businesses. Since joining the board in December 2014, Ms. DeFlorio has played a pivotal role in our process to identify highly qualified and very experienced executives who would enhance the depth and breadth of the board to serve as nominees for election to the board and in the adoption by the board of a number of shareholder-friendly corporate governance enhancements. In addition to serving as our lead independent director, Ms. DeFlorio serves on the audit and investment committees of the board.

We believe that having a combined Chairman and CEO, board committees comprised entirely of independent directors and a lead independent director currently provides the best board leadership structure for the Company. This structure, together with our other strong corporate governance practices, provides robust independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, George Feldenkreis proposes strategic priorities to the board (with input from the lead independent director), communicates the board’s guidance to management, and is ultimately responsible for implementing our key strategic initiatives.

The board of directors believes that requiring that the Chairman of the Board be an independent director is not necessary to ensure that the board provides independent and effective oversight of our business and affairs. Such oversight is maintained at the Company through the composition of the board, the strong leadership and engagement of our independent directors, board committees and lead independent director, and our highly effective corporate governance structures and processes already in place. Our strong and independent board, together with our lead independent director, effectively oversees our management and provides vigorous oversight of the Company’s business and affairs. The board is composed of independent, active and effective directors.

The board of directors and its committees vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Each of the board’s Audit, Compensation, Investment Policy and Governance and Nominating Committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, including George Feldenkreis’ compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chairman and CEO, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Mr. Feldenkreis’ leadership.

The board of directors believes that the Company’s Corporate Governance Guidelines, which are available on our website, help ensure that strong and independent directors will continue to play a central oversight role. Pursuant to these governance principles, non-management board members meet at regularly scheduled executive sessions without management present in conjunction with each in-person board meeting. The lead independent director presides over these meetings. In addition, the lead independent director may call such meetings of the non-management board members as he or she deems necessary or appropriate and may also be designated by the Chairman of the Board and CEO to preside at any board or shareholder meeting. The lead independent director also reviews and approves all board meeting schedules and agendas and consults with the Chairman of the Board and CEO regarding other information sent to the board in connection with board meetings or other board action. Moreover, consistent with our philosophy of empowering each member of the board, each board member may place items on the agenda for board meetings or raise subjects that are not on the agenda for that meeting. In addition, each board member has complete and open access to any member of management and to the chairman of each board committee for the purpose of discussing any matter related to the work of such committee.

In sum, the board of directors believes that the Company and its shareholders have been and continue to be well served by having our founder, George Feldenkreis, serve as both Chairman of the Board and CEO. The current leadership model, when combined with the current composition of the board and the other elements of our governance structure, including, but not limited to, the appointment of a highly qualified and experienced independent director such as Jane E. DeFlorio to serve as our lead independent director, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.

The shareholder proposal gives you as a shareholder the opportunity to cast a non-binding vote. While the resolution is non-binding and will not, by itself, cause an independent chair policy to be adopted by your board, the shareholders’ response to this proposal will be taken into consideration by your board when making future decisions about our corporate governance policies related to the Chairman and the CEO.

The board unanimously recommends a vote “AGAINST” this proposal. In addition, because we do not support this proposal, we do not intend to present it in the event that the proposal is not properly presented at the 2015 Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL TO AMEND THE BYLAWS TO PROVIDE THAT THE COMPANY ADOPT AND IMPLEMENT A POLICY REQUIRING THAT THE BOARD’S CHAIRMAN BE AN INDEPENDENT DIRECTOR ACCORDING TO THE DEFINITION SET FORTH IN THE NASDAQ LISTING STANDARDS.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement or Annual Report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary by phone at (305) 592-2830 or by mail to the Corporate Secretary, 3000 N.W. 107th Avenue, Miami, Florida 33172.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact the Corporate Secretary by phone at (305) 592-2830 or by mail to the Corporate Secretary, 3000 N.W. 107th Avenue, Miami, Florida 33172 to request that only a single copy of the proxy statement be mailed in the future.

OTHER BUSINESS

Our board knows of no other business to be brought before the 2015 Annual Meeting. If, however, any other business should properly come before the 2015 Annual Meeting, the persons named in the accompanying WHITE proxy card will vote the proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS AT 2016 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder intending to present a proposal to be included in our Proxy Statement for our 2016 Annual Meeting must deliver a proposal in writing to our principal executive offices, located at 3000 N.W. 107th Avenue, Miami, Florida 33172, Attn: General Counsel, no later than [●]. In order to avoid controversy, shareholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

Our Fourth Restated Articles of Incorporation and Amended and Restated Bylaws also establish an advance notice procedure with regard to shareholder proposals that are not submitted for inclusion in our proxy statement and director nominations that a shareholder wishes to present directly at an annual meeting. For such shareholder proposals and director nominations to be properly brought before the 2016 Annual Meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, at the address listed above, no later than 60 days and no earlier than 90 days in advance of the date of such meeting. All such shareholder proposals and director nominations must comply with the requirements of our Fourth Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which may be obtained at no cost from the Secretary of the Company. If notice is not so provided, the notice will be considered untimely under Rule 14a-4 under the Exchange Act and our proxies will have discretionary voting authority with respect to such proposal, without including information regarding such proposal in our proxy materials.

IMPORTANT!

PLEASE VOTE THE WHITE PROXY CARD TODAY!

WE URGE YOU NOT TO SIGN ANY PROXY CARD OR VOTING INSTRUCTION FORM

SENT TO YOU BY THE LEGION GROUP

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

ANNEX A

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Executive Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our 2015 Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The following table sets forth the names and business addresses of our current directors and director nominees who are all deemed to be “participants” in our solicitation under applicable SEC rules and regulations. The principal occupation or employment of each director or nominee who may be deemed to be a participant is set forth in the section of the proxy statement entitled “Proposal No. 1: Election of Directors.”

Name	Business Address
Joe Arriola	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
Jane E. DeFlorio	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
George Feldenkreis	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
Oscar Feldenkreis	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
Bruce J. Klatsky	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
Joseph P. Lacher	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
Michael W. Rayden	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
J. David Scheiner	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172
Alexandra Wilson	Perry Ellis International, Inc. 3000 N.W. 107th Avenue Miami, Florida 33172

Executive Officers and Employees

The following table sets forth the names of our executive who are deemed to be “participants” in our solicitation under applicable SEC rules and regulations. The principal occupation refers to his or her position with the Company, and the business address is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

Name	Principal Occupation
Anita D. Britt	Chief Financial Officer

George Feldenkreis	Chief Executive Officer

Oscar Feldenkreis	President and Chief Operating Officer

Information Regarding Ownership of Company Securities by Participants

Except as described in this Annex A or otherwise in this proxy statement, none of the persons listed above in “Directors and Nominees” and “Executive Officers and Employees” owns any debt or equity security issued by us of record that he or she does not also own beneficially. The number of shares of our common stock beneficially owned by certain of the persons listed above in “Directors and Nominees” and “Executive Officers and Employees,” as of May 20, 2015, is set forth in the section of the proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Information Regarding Transactions in Perry Ellis Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each Participant during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

TRANSACTIONS IN SECURITIES OF THE COMPANY DURING THE PAST TWO YEARS

Participant Name	Transaction Date	Shares Acquired / (Disposed)	Nature of the Transaction
Joe Arriola	06/03/13	(2,430)	Sale of Common Stock
Joe Arriola	06/14/13	2,748	Grant of Restricted Common Stock[1]
Joe Arriola	06/05/14	3,390	Grant of Restricted Common Stock[1]
Anita D. Britt	04/15/14	(2,784)	Forfeiture of Restricted Common Stock[2]
Anita D. Britt	04/28/14	8,298	Grant of Restricted Common Stock[1]
Anita D. Britt	04/14/15	(4,343)	Forfeiture of Restricted Common Stock[3]
Anita D. Britt	04/22/15	3,294	Grant of Restricted Common Stock[1]
Jane E. DeFlorio	12/12/14	1,236	Grant of Restricted Common Stock[1]
Jane E. DeFlorio	12/12/14	3,816	Grant of Stock Appreciation Right[4]
George Feldenkreis	04/28/14	62,250	Grant of Restricted Common Stock[1]
George Feldenkreis	04/30/14	(4,800)	Disposition of Common Stock as Tax Withholding[5]
George Feldenkreis	04/22/15	14,820	Grant of Restricted Common Stock[1]
George Feldenkreis	05/14/15	89,686	Exercise of Stock Appreciation Right[6]
George Feldenkreis	05/14/15	(73,922)	Disposition of Common Stock as Payment of SAR Exercise Price and Tax Withholding[6]
Oscar Feldenkreis	04/28/14	62,250	Grant of Restricted Common Stock[1]
Oscar Feldenkreis	04/30/14	(4,800)	Disposition of Common Stock as Tax Withholding[5]
Oscar Feldenkreis	04/22/15	14,820	Grant of Restricted Common Stock[1]
Oscar Feldenkreis	04/28/15	(5,676)	Disposition of Common Stock as Tax Withholding[5]
Oscar Feldenkreis	04/30/15	(4,800)	Disposition of Common Stock as Tax Withholding[5]
Oscar Feldenkreis	05/08/15	89,686	Exercise of Stock Appreciation Right[7]
Oscar Feldenkreis	05/08/15	(76,644)	Disposition of Common Stock as Payment of SAR Exercise Price and Tax Withholding[7]
Oscar Feldenkreis	05/15/15	250,000	Exercise of Stock Options[8]
Joseph P. Lacher	06/14/13	2,748	Grant of Restricted Common Stock[1]
Joseph P. Lacher	06/05/14	3,390	Grant of Restricted Common Stock[1]
Joseph P. Lacher	04/16/15	8,502	Exercise of Stock Options[9]
J. David Scheiner	06/05/14	3,390	Grant of Restricted Common Stock[1]
J. David Scheiner	06/05/14	5,157	Grant of Stock Appreciation Right[10]
Alexandra Wilson	06/05/14	3,390	Grant of Restricted Common Stock[1]
Alexandra Wilson	02/20/14	5,883	Grant of Stock Appreciation Right[11]

(1)	Reflects a grant of restricted shares under the Company’s Second Amended and Restated 2005 Long-Term Incentive Compensation Plan, as may be amended and restated from time to time. The shares vest in three equal annual installments beginning one year from the transaction date.
(2)	Reflects the forfeiture of restricted stock awarded pursuant to a grant made in April 2011.
(3)	Reflects the forfeiture of restricted stock awarded pursuant to a grant made in March 2012.
(4)	Reflects the grant of a Stock Appreciation Right under the Company’s New Director Program which vests and becomes exercisable at a price of $24.26 per share in three equal annual installments beginning one year from the transaction date.
(5)	Represents shares withheld to pay taxes resulting from vesting of restricted shares.
(6)	Reflects the cashless exercise of a Stock Appreciation Right resulting in a net acquisition of 15,764 shares of common stock through (i) the acquisition of 89,686 shares at the exercise price of $18.19, (ii) the disposition of 62,529 shares at $26.09 per share as payment of the exercise price, and (iii) the withholding of 11,393 shares at $26.09 per share to pay taxes resulting from the exercise.
(7)	Reflects the cashless exercise of a Stock Appreciation Right resulting in a net acquisition of 13,042 shares of common stock through (i) the acquisition of 89,686 shares at the exercise price of $18.19, (ii) the disposition of 67,218 shares at $24.27 per share as payment of the exercise price, and (iii) the withholding of 9,426 shares at $24.27 per share to pay taxes resulting from the exercise.
(8)	Reflects the acquisition of 250,000 shares of common stock through the exercise of stock options at a price of $4.63 per share.
(9)	Reflects the acquisition of 8,502 shares of common stock through the exercise of stock options at a price of $13.387 per share.
(10)	Reflects the grant of a Stock Appreciation Right which vests and becomes exercisable at a price of $17.71 per share in three equal annual installments beginning one year from the transaction date.
(11)	Reflects the grant of a Stock Appreciation Right which vests and becomes exercisable at a price of $15.49 per share in three equal annual installments beginning February 20, 2015.

Miscellaneous Information Regarding Participants

Except as described in this Annex A or the proxy statement, none of the “participants” (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of us or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Annex A or the proxy statement, no associates of a “participant” beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex A or the proxy statement, neither we nor any of the “participants” have any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the 2015 Annual Meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Except as disclosed in this Annex A or the proxy statement, none of us, the “participants” or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000. Other than as set forth in this Annex A or the proxy statement, none of us, any of the “participants” or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

ANNEX B

PERRY ELLIS INTERNATIONAL, INC.

2015 LONG-TERM INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this PERRY ELLIS INTERNATIONAL, INC. 2015 LONG-TERM INCENTIVE COMPENSATION PLAN (formerly titled the Perry Ellis International, Inc. Second Amended and Restated 2005 Long-Term Incentive Compensation Plan) (the “Plan”) is to assist Perry Ellis International, Inc., a Florida corporation (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other key employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. This Plan was initially adopted by the Board on March 24, 2005, was amended and restated effective March 13, 2008 and March 17, 2011, and has been amended and restated to read as set forth herein effective as of the Effective Date.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but does not need to be, executed by the Company or the Participant.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Participant’s employment agreement with the Company or if no such employment agreement exists, the Award Agreement. In the absence of any definition in an applicable employment agreement or the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any policies and procedures established from time to time by the Company or any Related Entity, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) any involvement by the Participant in fraud, misappropriation or embezzlement related to the business or property of the Company, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Change in Control” means a Change in Control as defined with related terms in Section 9(b) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, then the Independent members of the Board shall serve as the Committee. The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”.

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) or entity who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means the uninterrupted active provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Covered Employee” means an Eligible Person who is or is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(m) “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash or a combination thereof, at the end of a specified deferral period.

(n) “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in an Award Agreement, “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r) “Effective Date” means July 17, 2015, subject to approval on such date by shareholders of the Company eligible to vote in the election of Directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of the Nasdaq Global Select Market, and other laws, regulations, and obligations of the Company applicable to the Plan.

(s) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee who is on an approved leave of absence (including sick leave, military leave, or any other authorized personal leave) may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Fair Market Value” means as of any date that requires the determination of the Fair Market Value of a Share under this Plan or any Award Agreement, the value of a Share on such date of determination, calculated as follows:

(i) If the Shares are then listed or admitted to trading on the Nasdaq Global Select Market or other national securities exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price per Share during regular trading hours on such date on the Nasdaq Global Select Market or principal securities exchange on which the Shares are then listed or admitted to trading, or, if no closing sale price for the Shares is quoted on such day, then the Fair Market Value shall be the closing sale price of the Shares during regular trading hours on the Nasdaq Global Select Market or such securities exchange on the next preceding day on which a closing sale price is reported;

(ii) If the Shares are not then listed or admitted to trading on the Nasdaq Global Select Market or another securities exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Shares during regular trading hours in the over-the-counter market on such date; or

(iii) If neither (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Committee in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.

For the avoidance of doubt, when approving or authorizing an Award, the Committee can provide for the grant of an Award at a future date and in such event the determination of Fair Market Value as required under this Plan shall be as of such date of grant.

(w) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Participant’s employment agreement with the Company or if no such employment agreement exists, the Award Agreement. In the absence of any definition in an applicable employment agreement or the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any substantial duties or responsibilities inconsistent in any material respect with the Participant’s duties or responsibilities as assigned by the Company or a Related Entity, excluding for this purpose any action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than any failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of 50 miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; provided, however, that for any of the foregoing to constitute Good Reason, the Participant must provide written notification of the Participant’s intention to resign within 60 days after the Participant knows or has reason to know of the occurrence of any such event, and the Company or Related Entity shall have 30 days following the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company or Related Entity, such event shall no longer constitute Good Reason. If the Company or Related Entity does not cure the condition constituting Good Reason within 30 days following the date of receipt of the notice from the Participant, the Good Reason termination shall be effective on the first day following the end of the 30-day cure period.

(x) “Incentive Stock Option” means any Option granted under and in accordance with the terms of Section 6(b), that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Committee in the applicable Award Agreement as an Incentive Stock Option.

(y) “Independent”, when referring to either the members of the Board or members of the Committee, shall have the same meaning as used in the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Global Select Market.

(z) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(aa) “Option” means a right granted to a Participant under and in accordance with the terms of Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(bb) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(cc) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(dd) “Participant” means a person who was an Eligible Person at the time of grant and has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(ee) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

(ff) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured, provided that such period shall be a minimum of 12 months and not more than five years.

(gg) “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(hh) “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ii) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(jj) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(kk) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(ll) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(mm) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(nn) “Shares” means the shares of common stock of the Company, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(oo) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(pp) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or controls the board of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(qq) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines; provided that the terms and conditions of each such Substitute Award (including, without limitation, the exercise price and number of Shares subject to such Substitute Award) shall be determined in accordance with Treasury Regulations section 1.409A-1(b)(5)(v)(D).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those Directors who are Independent, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, in its sole discretion but subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards (including Substitute Awards), prescribe the form of Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan, Award Agreements and any other instrument or agreement relating to, or awards made under, the Plan and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The terms and conditions prescribed by the Committee in any Award Agreement may include, in the discretion of the Committee, provisions requiring that a Participant forfeit and/or repay to the Company all or any portion of the value of any Award in the event that the Participant violates any noncompetition, nonsolicitation, confidentiality or other agreement with the Company or any Related Entity. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority. Notwithstanding anything herein to the contrary, the Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “qualified performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, attorneys, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and

any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for delivery under the Plan shall be the sum of (i) 1,000,000, plus (ii) the number of Shares with respect to Awards previously granted under the Plan that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve Shares, or are settled in cash in lieu of Shares. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two Shares for every one Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares available for grants of Incentive Stock Options is 750,000.

(b) Application of Limitation to Grants of Award. No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights), the number of Shares to which such Award relates, exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) Any Shares that are subject to an Award that terminates without being exercised, expires, is forfeited or canceled, is exchanged for an Award that does not involve Shares or is settled in cash in lieu of Shares, shall, to the extent of such termination, expiration, forfeiture, cancellation, or exchange for another Award or settlement in cash, again be available for Awards under the Plan, subject to Section 4(c)(v) below. If the Company uses the proceeds from the exercise of an Option to repurchase Shares, the Shares so repurchased shall not again be available for Awards under the Plan. With respect to Stock Appreciation Rights, when a stock-settled Stock Appreciation Right is exercised, the full number of Shares subject to the Award Agreement shall be counted against the number of Shares available for future Awards under the Plan, regardless of the number of Shares used to satisfy the Stock Appreciation Right upon exercise.

(ii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall not again be available for Awards under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Any Shares that again become available for grant pursuant to this Section 4(c) shall be added back as one Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan, and two Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(v) Notwithstanding anything in this Section 4(c) to the contrary and solely for purposes of determining whether Shares are available for the delivery of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(c) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons; provided that Incentive Stock Option may be granted only to Employees. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 500,000 Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than 500,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units (including any Dividend Equivalents granted in connection therewith) for any Performance Period is $5,000,000 multiplied by the number of full years in the Performance Period. The limit in the foregoing sentence shall apply separately to each Performance Period, even though Performance Periods may overlap in time. In addition, the maximum number of Shares which may be granted to any Director in any fiscal year of the Company during any part of which the Plan is in effect shall not exceed 100,000 shares, subject to adjustment as provided in Section 10(c).

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The terms and conditions of each Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. Notwithstanding Section 7(f), the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan or that is prohibited by applicable law or securities exchange rule. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions; provided that Incentive Stock Options may be granted only to Employees. The terms and conditions of any Option granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c), the Committee shall not, without approval of the Company’s shareholders, be permitted to effect any re-pricing by (A) lowering the exercise price per Share of an Option after it is granted, (B) cancelling an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award, including a Stock Option or Stock Appreciation Right (other than in connection with Substitute Awards), (C) cancelling or repurchasing an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares for cash or other securities, or (D) take any other action with respect to an Option that may be treated as a re-pricing.

(ii) Time and Method of Exercise. Subject to Section 7(f), the Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure to the extent that it does not violate the prohibition on personal loans to executive officers and Directors imposed by the Sarbanes-Oxley Act of 2002), the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants. Except under certain circumstances contemplated by Section 9 or as may be set forth in an Award Agreement with respect to the death or Disability of a Participant, Options shall not be exercisable before the expiration of one year from the date the Option is granted. In addition, the term of each Option shall be fixed by the Committee, but shall not exceed 10 years from the date of grant thereof.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, which are set forth in an Award Agreement, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 10(c), the Committee shall not, without shareholder approval, be permitted to effect any re-pricing by (A) lowering the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancelling a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award, including a Stock Appreciation Right or Stock Option (other than in connection with Substitute Awards), (C) cancelling or repurchasing Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares for cash or other securities, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a re-pricing. A Freestanding Stock Appreciation Right shall not be exercisable before the expiration of one year from the date of grant, except under certain circumstances contemplated by Section 9 or as may be set forth in an Award Agreement with respect to the death or Disability of a Participant.

(ii) Other Terms. Subject to the restrictions set forth in Section 7(f), the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement (recognizing that settlement in cash or property other than Shares may cause the Award to be treated as a liability and therefore subject to potentially unfavorable financial accounting treatment), method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms and conditions of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. Subject to the restrictions set forth in Section 7(f), the restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and, subject to Section 6(d)(iv) below, the right to receive dividends thereon.

During the Restriction Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, provided that any cash dividends with respect to Restricted Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such cash dividends shall not be paid if the performance goals are not satisfied. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. The terms and conditions of any Deferred Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect; provided that any Dividend Equivalents with respect to Deferred Stock Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such Dividend Equivalents shall not be paid if the performance goals are not satisfied.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. The terms and conditions of any Shares or Awards granted hereunder shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. The terms and conditions of any award of Dividend Equivalents under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, or a combination thereof, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The amount, terms and conditions of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the terms of the Plan. The performance goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The Committee shall determine whether, and the extent to which, the applicable performance goals have been achieved or satisfied and the amount of the Performance Awards that will be distributed based upon such determination. Except as provided in Section 9 or provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards granted under the Plan, which terms and conditions shall not be inconsistent with the Plan and shall be set forth in an Award Agreement. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity and cashless exercise programs, provided that such loans and cashless exercise programs are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or prohibiting personal loans to executive officers and Directors of the Company and certain Related Entities under any other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine. Notwithstanding the foregoing, any cash dividends and/or Dividend Equivalents with respect to Other Stock-Based Awards which vest based on the achievement of performance goals shall be accumulated until such Award is earned and such cash dividends and/or Dividend Equivalents shall not be paid if the performance goals are not satisfied, except that the Participant shall have the right to vote any Shares distributed with respect to an Other Stock-Based Award in connection with a stock split or stock dividend.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related

Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock).

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of 10 years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Nasdaq Global Select Market or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the Nasdaq Global Select Market or a national securities exchange, then the rules of the Nasdaq Global Select Market. Subject to any other provisions of the Plan to the contrary, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A. Each Award shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code, and any Award Agreement and the terms of the Plan as applicable to such Award shall be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, including, but not limited to: (1) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (2) payments to be made upon a termination of Continuous Service shall only be made upon a “separation from service” under Section 409A of the Code, (3) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Section 409A of the Code, (4) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (5) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award made under the Plan that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

(f) Minimum Vesting Restriction. Stock Options and Stock Appreciation Rights shall fully vest over a period that is not less than one year from the date of grant. In addition, up to five percent of the Shares subject to the aggregate share reserve set forth in Section 4(a) as of the Effective Date may be subject to Stock Options and Stock Appreciation Rights that are not subject to the foregoing vesting restriction.

8. Code Section 162(m) Provisions.

(a) Covered Employees. If the Committee, in its discretion, determines at the time a Performance Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Performance Award, a Covered Employee, that such Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the provisions of this Section 8 shall be applicable to such Performance Award.

(b) Performance Criteria. If the Committee intends that a Performance Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) royalties; (4) cash flow; (5) operating margin; (6) return on assets, net assets, investment, capital, operating revenue or equity; (7) economic value added; (8) direct contribution; (9) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (10) working capital or working capital management, including inventory turnover and days sales outstanding; (11) management of fixed costs or variable costs; (12) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (13) total shareholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and (19) stock price. Any of the above criteria may be measured on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period of a minimum of 12 months and not more than five years, as specified by the Committee. Performance goals shall be established not later than the earlier of (i) 90 days after the beginning of any Performance Period applicable to such Performance Awards, or (ii) the date on which 25% of the days in the Performance Period have elapsed, or at such other date as may be required or permitted for “qualified performance-based compensation” under Code Section 162(m). The Committee, in its discretion, may, but need not, establish different Performance Periods and different performance goals with respect to one or more Participants.

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance goals and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “qualified performance based compensation” under Code Section 162(m).

(f) Shareholder Reapproval of Performance Criteria. If and to the extent required in order to qualify as “performance based compensation” under Code Section 162(m), the performance criteria set forth in paragraph (a) of this Section 8 and any other material terms of the performance goals used to measure Performance Awards subject to this Section 8, shall be disclosed to and reapproved by shareholders of the Company not later than the first meeting of shareholders of the Company that occurs in the fifth year following the year in which the Company’s shareholders previously approved the performance goals.

9. Change in Control.

(a) Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a Change in Control:

(i) Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or substituted with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). For the purposes of this Section 9(a)(i), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may, with the consent of the surviving corporation (or a parent or subsidiary of the surviving corporation), provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the surviving corporation (or a parent or subsidiary of the surviving corporation) substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer.

(ii) Vesting Upon Certain Terminations of Employment. The Committee shall have the discretion to provide for full or partial vesting of Awards upon a Participant’s involuntary termination of Continuous Service that occurs in connection with a Change in Control, subject to such terms and conditions set forth in a Participant’s employment agreement, or if none, the Award Agreement. If the vesting of any such Awards is based, in whole or in part, on performance, the applicable employment agreement or Award Agreement shall specify how the portion of the Award that becomes vested pursuant to this 9(a)(ii) shall be calculated.

(iii) Other Alternatives. In the event of a Change in Control, if all outstanding Awards are not assumed by, or substituted with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (1) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights not previously vested and exercisable as of the time of the Change in Control shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof; (2) restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; (3) the Committee may determine that Participants shall receive a payment in settlement of outstanding Restricted Stock Awards, Deferred Stock Awards or an Other Stock-Based Awards, in such amount and form as may be determined by the Committee; (4) the Committee may require that Participants surrender their outstanding Stock Options and Stock Appreciation Rights in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Stock Option exercise price or Stock Appreciation Right grant price; and (5) after giving Participants an opportunity to exercise all of their outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Shares does not exceed the per Share Stock Option exercise price or Stock Appreciation Right grant price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or Stock Appreciation Right.

(b) Definition of “Change in Control”. Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock of the Company (the

“Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Committee may provide for a different definition of “Change in Control” in an Award Agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the performance goals included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, or Performance Awards granted pursuant to Section 8(b) hereof to Covered Employees and intended to qualify as “qualified performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “qualified performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares (recognizing that if and to the extent that the Shares withheld exceed certain minimum statutory withholding requirements, such withholding may cause the Award to be treated as a liability subject to potential unfavorable financial accounting treatment) or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Nasdaq Global Select Market or any national securities exchange on which any securities of the Company are listed for trading, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i) Recoupment Policy. All Awards made under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or a committee thereof from time to time.

(j) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

(l) Non-U.S. Laws. With respect to any Participant who is resident outside of the U.S., the Committee shall have the authority to adopt such modifications, procedures, Award Agreements and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to such Participants and to meet the objectives of the Plan.

(m) Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date. Awards may be granted after the Board approves the Plan and subject to shareholder approval on the Effective Date, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

ANNEX C

TEXT OF PROPOSAL NO. 6

(NON-BINDING SHAREHOLDER PROPOSAL TO AMEND OUR BYLAWS TO REQUIRE THAT THE BOARD OF DIRECTORS ADOPT A POLICY THAT THE BOARD’S CHAIRMAN BE AN INDEPENDENT DIRECTOR ACCORDING TO THE DEFINITION SET FORTH IN THE NASDAQ LISTING STANDARDS)

A shareholder proposal submitted by Legion to amend Section 17 of Article Three and Section 1 of Article Four of our Amended and Restated Bylaws (the “Bylaws”) to provide that the Company adopt and implement a policy requiring that the board’s Chairman be a director who is “independent” from the Company, according to the definition set forth in the NASDAQ listing standards. Section 17 of Article Three of the Bylaws currently states that the board may, in its discretion, choose a Chairman of the board and Section 1 of Article Four of the Bylaws currently states that the officers of the Company shall include, if elected by the board by resolution, the Chairman of the Board.

The proposed amendments would amend and restate Section 17 of Article Three of the Bylaws to read as follows:

“Section 17. Chairman of the Board. The Board of Directors may, in its discretion, choose a Chairman of the Board who shall preside at meetings of the shareholders and of the directors and shall be an ex officio member of all standing committees. The Chairman of the Board shall have such other powers and shall perform such other duties as shall be designated by the Board of Directors. The Chairman of the Board shall serve until his successor is chosen and qualified, but he may be removed at any time by the affirmative vote of a majority of the Board of Directors. The Board of Directors shall adopt a policy that the Chairman be “independent” from the Company, having the meaning set forth in the NASDAQ listing standards, unless the Company’s common stock ceases to be listed on NASDAQ and is listed on another exchange, in which case such exchange’s definition of independence shall apply. The policy shall also provide that if the Board of Directors determines that a Chairman who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of the policy within 60 days of such determination. Compliance with this policy shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as Chairman. The policy shall apply prospectively, so as not to violate any contractual obligation of the Company in effect when the policy is adopted.”

The proposed amendments would also amend and restate Section 1 of Article Four of the Bylaws to read as follows:

“Section 1. Positions. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents (who may be designated Executive or Senior Vice Presidents) and a Secretary. Any two or more offices may be held by the same person.”

While not included in the proposal submitted by Legion, the following is the definition of “independent director” set forth in Rule 5606 of the NASDAQ listing standards:

‘Independent Director’ means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For purposes of this rule, “Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home. The following persons shall not be considered independent:

(A)	a director who is, or at any time during the past three years was, employed by the Company;

(B)	a director who accepted or who has a Family Member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for board or board committee service;

(ii)	compensation paid to a Family Member who is an employee (other than an Executive Officer) of the Company; or

(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

C-1

Provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to additional, more stringent requirements under Rule 5605(c)(2).

(C)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an Executive Officer;

(D)	a director who is, or has a Family Member who is, a partner in, or a controlling Shareholder or an Executive Officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in the Company’s securities; or

(ii)	payments under non-discretionary charitable contribution matching programs.

(E)	a director of the Company who is, or has a Family Member who is, employed as an Executive Officer of another entity where at any time during the past three years any of the Executive Officers of the Company serve on the compensation committee of such other entity; or

(F)	a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

(G)	in the case of an investment company, in lieu of paragraphs (A)-(F), a director who is an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, other than in his or her capacity as a member of the board of directors or any board committee.”

C-2

PERRY ELLIS INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR ALL director nominees listed in Proposal 1 and FOR Proposal 2, Proposal 3 and Proposal 4. The Board of Directors makes no voting recommendation as to Proposal 5. The Board of Directors recommends that you vote AGAINST Proposal 6

1.	Election of Directors of the Company to serve until the 2018 Annual Meeting of Shareholders. Nominees:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
01) Oscar Feldenkreis
02) Bruce J. Klatsky
03) Michael W. Rayden
							For	Against	Abstain

2.	Advisory resolution to approve the compensation of the Company’s named executive officers for the fiscal year ended January 31, 2015 as disclosed in the Company’s Annual Meeting Proxy Statement.						☐	☐	☐

3.	Approval of the adoption and restatement of the Company’s 2015 Long-Term Incentive Compensation Plan.						☐	☐	☐

4:	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016.						☐	☐	☐

5.	Non-binding shareholder proposal regarding the classification of directors (if properly presented at the 2015 Annual Meeting).						☐	☐	☐

6.	Non-binding shareholder proposal to amend the bylaws to require that the Company adopt a policy that its Chairman of the Board be an independent director according to the definition set forth in the NASDAQ listing standards (if properly presented at the 2015 Annual Meeting).						☐	☐	☐

7.	To transact such other business as may properly come before the 2015 Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer

	Signature	[PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owner)	Date

PROXY CARD,

SUBJECT TO COMPLETION DATED MAY 20, 2015

PERRY ELLIS INTERNATIONAL, INC.

2015 Annual Meeting of Shareholders

July 17, 2015

This Proxy is solicited by the Board of Directors

By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or internet, and appoint George Feldenkreis and Oscar Feldenkreis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them, or either of them, to represent and to vote, and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present thereat, with respect to, all of the shares of common stock of Perry Ellis International, Inc., a Florida corporation (the “Company”), that you are entitled to vote at the 2015 Annual Meeting of Shareholders to be held on July 17, 2015, at [●], and any adjournment, postponement continuation or rescheduling thereof. The undersigned acknowledges receipt of the Notice of the 2015 Annual Meeting and proxy statement dated [●], 2015.

In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the 2015 Annual Meeting subject to the conditions described in the Company’s Annual Meeting proxy statement. Subject to the conditions set forth in the proxy statement, if any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.

This proxy, when properly executed, will be voted in the manner directed herein. Where no direction is given, except in the case of broker non-votes, the shares represented by this proxy will be voted in accordance with the Board of Directors’ recommendations. Unless a contrary direction is indicated, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “ABSTAIN” on Proposal 5 and “AGAINST” Proposal 6.

Continued and to be signed on reverse side